Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

STAR PEAK CORP II,

STPC II MERGER SUB CORP., AND

BENSON HILL, INC.

DATED AS OF MAY 8, 2021

TABLE OF CONTENTS

i

Section 4.3 Consents and Requisite Government Approvals; No Violations	56
Section 4.4 Brokers	57
Section 4.5 Financing	57
Section 4.6 Information Supplied	57
Section 4.7 Capitalization of the STPC Parties	58
Section 4.8 SEC Filings	48
Section 4.9 Trust Account	59
Section 4.10 Litigation	59
Section 4.11 Compliance with Applicable Law; Permits	59
Section 4.12 Internal Controls; Listing; Financial Statements	59
Section 4.13 No Undisclosed Liabilities	60
Section 4.14 Tax Matters	60
Section 4.15 Business Activities	62
Section 4.16 Board Approval; Stockholder Vote	63
Section 4.17 Certain Contracts	63
Section 4.18 Investigation; No Other Representations	63
Section 4.19 EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES	64
Article 5 COVENANTS	64
Section 5.1 Conduct of Business of the Group Companies	64
Section 5.2 Efforts to Consummate	68
Section 5.3 Access to Information	70
Section 5.4 Public Announcements	70
Section 5.5 Indemnification; Directors’ and Officers’ Insurance	72
Section 5.6 Tax Matters	73
Section 5.7 Financing	74
Section 5.8 Exclusive Dealing	75
Section 5.9 Preparation of Registration Statement / Proxy Statement	77
Section 5.10 STPC Party Approvals	79
Section 5.11 Pre-Closing Holder Related Party Transactions	80
Section 5.12 No Trading	80
Section 5.13 Conduct of Business of STPC	81
Section 5.14 Trust Account	82
Section 5.15 Stockholder Written Consent	82
Section 5.16 PCAOB Financials	83
Section 5.17 Post-Closing Directors and Officers	84
Section 5.18 Certain Other Covenants	85
Section 5.19 Section 280G	85
Section 5.20 Debt Payoff Letters	86
Section 5.21 Lock-Up Agreements	86
Article 6 CONDITIONS TO CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT	86
Section 6.1 Conditions to the Obligations of the Parties	86
Section 6.2 Other Conditions to the Obligations of the STPC Parties	87
Section 6.3 Other Conditions to the Obligations of the Company	89
Section 6.4 Frustration of Conditions	90

ii

EXHIBITS

Exhibit A	Form of Support Agreement
Exhibit B	Form of Lock-Up Agreement
Exhibit C	Form of Investor Rights Agreement
Exhibit D	Form of Sponsor Support Agreement
Exhibit E	Form of Written Consent — Pre-Closing Holders
Exhibit F	Form of Letter of Transmittal
Exhibit G	Form of Certificate of Merger
Exhibit H	Executed Subscription Agreements
Exhibit I	Form of New Incentive Plan
Exhibit J	Form of Governing Documents of STPC
Exhibit K	Form of Earn Out Escrow Agreement

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of May 8, 2021, is made by and among Star Peak Corp II, a Delaware corporation (“STPC”), STPC II Merger Sub Corp., a Delaware corporation, a wholly-owned Subsidiary of STPC (“Merger Sub”), and Benson Hill, Inc., a Delaware corporation (the “Company”). STPC, Merger Sub and the Company shall be referred to herein from time to time collectively as the “Parties”. Capitalized terms used but not otherwise defined herein have the meanings set forth in Section 1.1.

WHEREAS, (a) STPC is a blank check company incorporated as a Delaware corporation on October 8, 2020 and incorporated for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses and (b) Merger Sub is, as of the date hereof, a wholly-owned Subsidiary of STPC that was formed for purposes of consummating the transactions contemplated by this Agreement and the Ancillary Documents;

WHEREAS, pursuant to the Governing Documents of STPC, STPC is required to provide an opportunity for its shareholders to have their outstanding STPC Class A Shares redeemed on the terms and subject to the conditions set forth therein in connection with obtaining the STPC Shareholder Approval;

WHEREAS, subject to the terms and conditions of this Agreement, and in accordance with Section 251 of the Delaware General Corporation Law, as amended (the “DGCL”), at the Closing, Merger Sub will merge with and into the Company, the separate corporate existence of Merger Sub will cease, and the Company will be the surviving company and a wholly-owned Subsidiary of STPC, and, upon the Effective Time (as defined below) of the Merger (as defined below), all shares of Company Stock (as defined below) will be converted into the right to receive the consideration set forth in Article 2 of this Agreement;

WHEREAS, concurrently with the execution of this Agreement, certain Pre-Closing Holders are entering into a Support Agreement with STPC, substantially in the form attached hereto as Exhibit A (the “Support Agreement”);

WHEREAS, concurrently with the execution of this Agreement, certain Pre-Closing Holders are entering into certain Lock-Up Agreements with STPC and the Company, substantially in the form attached hereto as Exhibit B (each, a “Lock-Up Agreement”);

WHEREAS, concurrently with the execution of this Agreement, STPC is entering into subscription agreements (collectively, the “Subscription Agreements”), with certain investors (collectively, the “PIPE Investors”) pursuant to which, among other things, the PIPE Investors have agreed to subscribe for and purchase, and STPC has agreed to issue and sell to the PIPE Investors, STPC Class A Shares, on the terms and subject to the conditions set forth in the Subscription Agreements (such equity financing hereinafter referred to as the “PIPE Financing”);

WHEREAS, in connection with the transactions contemplated by this Agreement, STPC shall file a registration statement on Form S-4 relating to the transactions contemplated by this Agreement and the Ancillary Documents and containing a proxy statement of STPC (the “Registration Statement / Proxy Statement”) and it is a condition to the consummation of the transactions contemplated by this Agreement that the STPC Shareholder Approval has been obtained;

WHEREAS, as of the date of this Agreement and immediately prior to giving effect to the transactions contemplated by this Agreement, Sponsor owns, and shall own, 9,982,500 STPC Class B Shares and 6,553,454 STPC Warrants;

WHEREAS, at the Closing, STPC, Sponsor, and certain Pre-Closing Holders shall enter into an Investor Rights Agreement, substantially in the form attached hereto as Exhibit C (the “Investor Rights Agreement”);

WHEREAS, concurrently with the execution of this Agreement, Sponsor is entering into that certain Sponsor Support Agreement, substantially in the form attached hereto as Exhibit D (the “Sponsor Support Agreement”), whereby in connection with the consummation of the transactions contemplated hereby, (a) Sponsor, as a shareholder of STPC, agrees to vote in favor of the transactions contemplated hereby (b) Sponsor has agreed that following consummation of the Merger, a certain amount of its STPC Common Shares will be subject to substantially the same terms and restrictions as apply to Earn Out Shares (the “Sponsor Earn Out Shares”) and (c) on behalf of itself and the other holders of STPC Class B Shares, Sponsor has agreed to waive certain of their anti-dilution and conversion rights;

WHEREAS, the board of directors of STPC has unanimously (a) approved this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby (including the Merger), (b) determined that this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby (including the Merger) are in the best interests of STPC and the stockholders of STPC, and declared it advisable to enter into this Agreement, the Ancillary Documents to which STPC is or will be a party and the transactions contemplated hereby and thereby (including the Merger) and (c) recommended, among other things, acceptance of the transactions contemplated by this Agreement (including the Merger) and the Ancillary Documents and the approval of this Agreement and the Ancillary Documents by the holders of STPC Shares entitled to vote thereon;

WHEREAS, the board of directors of the Company unanimously (the “Company Board”) has (a) approved this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby (including the Merger), (b) determined that this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby (including the Merger) are in the best interests of the Company and the holders of Company Stock entitled to vote thereon, and declared it advisable to enter into this Agreement, the Ancillary Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby (including the Merger) and (c) recommended, among other things, the approval of this Agreement and the Merger by the holders of Company Stock entitled to vote thereon;

WHEREAS, the board of directors of Merger Sub has unanimously (a) approved this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby (including the Merger), (b) determined that this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby (including the Merger) is in the best interests of Merger Sub and STPC, in its capacity as the sole stockholder of Merger Sub, and declared it advisable to enter into this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby (including the Merger) and (c) recommended, among other things, the approval of this Agreement and the Ancillary Documents and acceptance of the transactions contemplated hereby and thereby (including the Merger) by STPC, in its capacity as the sole stockholder of Merger Sub;

WHEREAS, in connection with the Company’s entry into this Agreement, certain Pre-Closing Holders who, collectively, constitute at least the Requisite Threshold have agreed in the Support Agreement to deliver an irrevocable written consent in the form set forth on Exhibit E (the “Written Consent”) in order to (i) effect a conversion of all of the Company Preferred Stock to Company Common Stock in accordance with Article IV, Section 5.1 of the Amended and Restated Certificate of Incorporation of Benson Hill, Inc., as amended (the “Company Charter”), with the effective time for such conversion to be conditioned upon the satisfaction of the conditions set forth in Article 6 (other than those which will be satisfied or waived as of the Closing) or waiver of such conditions in accordance therewith and will occur on the Closing Date but prior to the Effective Time (the “Company Preferred Conversion”); and (ii) deliver the Required Company Shareholder Approval;

WHEREAS, subject to the terms set forth herein, the Holder Representative shall serve as the representative of the Pre-Closing Holders (as defined below) for purposes of the Stock Price Earn Out Statement; and

WHEREAS, each of the Parties intends for U.S. federal income Tax purposes that (a) this Agreement constitutes, and hereby is, adopted as a “plan of reorganization” for the purposes of Section 368 of the Code and Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) and (b) the Merger shall constitute a transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code (the “Intended Tax Treatment”).

NOW, THEREFORE, in consideration of the premises and the mutual promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

Article 1
CERTAIN DEFINITIONS

Section 1.1         Definitions. As used in this Agreement, the following terms have the respective meanings set forth below.

“$14 Earn Out Awards” has the meaning set forth in Section 2.2(b)(iv).

“$14 Earn Out Shares” has the meaning set forth in Section 2.6(a)(i).

“$16 Earn Out Awards” has the meaning set forth in Section 2.2(b)(iv).

“$16 Earn Out Shares” has the meaning set forth in Section 2.6(a)(ii).

“280G Approval” has the meaning set forth in Section 5.19.

“Accounting Principles” means GAAP as in effect at the date of the financial statement to which it refers or if there is no such financial statement, then as of the Closing Date, using and applying the same accounting principles, practices, procedures, policies and methods (with consistent classifications, judgments, elections, inclusions, exclusions and valuation and estimation methodologies) used and applied by the Group Companies in the preparation of the latest audited Financial Statements.

“Acquisition Proposal” has the meaning set forth in Section 5.8(a).

“Additional STPC SEC Reports” has the meaning set forth in Section 4.8.

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Affiliated Group” means an affiliated group as defined in Section 1504 of the Code (or any analogous combined, consolidated or unitary group defined under state, local or non-U.S. Law relating to income Tax).

“Aggregate Option Price” means the aggregate exercise price of all Company Options, whether vested or unvested, outstanding immediately prior to the Effective Time.

“Aggregate STPC Transaction Proceeds” means an amount equal to the sum of (a) the cash proceeds to be received by STPC at Closing from the Trust Account in connection with the transactions contemplated hereby (which proceeds shall, for the avoidance of doubt, be determined (i) after giving effect to the STPC Shareholder Redemption and (ii) prior to the payment of, and without regard to, any STPC Transaction Expenses or Working Capital Loans) and (b) the cash proceeds to be received by STPC at the closing of the PIPE Financing (or any Alternative PIPE Financing or any other additional third party financing pursuant to Section 5.7(b)) pursuant to the terms thereof.

“Agreement” has the meaning set forth in the introductory paragraph to this Agreement.

“Allocation Schedule” has the meaning set forth in Section 2.2(e).

“Alternative PIPE Financing” has the meaning set forth in Section 5.7(b).

“Alternative Subscription Agreement” has the meaning set forth in Section 5.7(b).

“Ancillary Documents” means this Agreement, the Subscription Agreements, the Investor Rights Agreement, each Lock-Up Agreement, the Support Agreement, the Sponsor Support Agreement, the Earn Out Escrow Agreement and each other agreement, document, instrument and/or certificate contemplated by this Agreement to be executed in connection with the transactions contemplated hereby.

“Anti-Corruption Laws” means, collectively: (a) the U.S. Foreign Corrupt Practices Act (FCPA); (b) the UK Bribery Act 2010; and (c) any other anti-bribery or anti-corruption Laws related to combatting bribery, corruption and money laundering.

“Audited Financials” has the meaning set forth in Section 3.4(a).

“Beneficially Own” and correlative terms such as “Beneficial Ownership” and “Beneficial Owners” shall have the meaning set forth in Rule 13d-3 under the Exchange Act and shall be calculated in accordance therewith.

“Benson Hill Group” has the meaning set forth in Section 8.18.

“Business” means the business of the design, development and commercialization of crop improvement innovations through the use of genomic technologies, and the growing, production, processing, packaging, labeling, advertising, marketing, transportation, import, export, sale and distribution of food, ingredient and agricultural products.

“Business Combination Proposal” has the meaning set forth in Section 5.10.

“Business Data” means all business information and all Personal Data (whether of employees, contractors, consultants, customers, consumers, or other Persons and whether in electronic or any other form or medium) that is accessed, collected, used, processed, stored, shared, distributed, transferred, disclosed, destroyed, or disposed of by any of the Company IT Systems or otherwise in connection with the business of the Group Companies.

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in Chicago, Illinois or St. Louis, Missouri are open for the general transaction of business.

“Business Intellectual Property” has the meaning set forth in Section 3.13(b).

“CARES Act” means the Coronavirus Aid, Relief and Economic Security Act, as signed into Law by the President of the United States on March 27, 2020, as amended by subsequent legislation, including the American Rescue Plan Act of 2021 as signed into Law by the President of the United States on March 11, 2021.

“Cash Funding Amount” has the meaning set forth in Section 2.3(a).

“CBA” has the meaning set forth in Section 3.14(f).

“Certificate of Merger” has the meaning set forth in Section 2.1(a).

“Certificates” has the meaning set forth in Section 2.3(b).

“Closing” has the meaning set forth in Section 2.1(c).

“Closing Date” has the meaning set forth in Section 2.1(c).

“Closing Filing” has the meaning set forth in Section 5.4(b).

“Closing Press Release” has the meaning set forth in Section 5.4(b).

“Closing Price” means, on any day of determination, the dollar volume-weighted average price for a STPC Common Share on the principal securities exchange or securities market on which the STPC Common Shares are then traded beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc.

“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any similar state Law.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the introductory paragraph to this Agreement.

“Company Board” has the meaning set forth in the recitals.

“Company Change in Recommendation” has the meaning set forth in Section 5.8(a).

“Company Charter” has the meaning set forth in the recitals.

“Company Common Share” has the meaning set forth in Section 2.2(a).

“Company Common Stock” means the common stock of the Company, $0.001 par value per share.

“Company Common Stock Warrants” means the warrants issued by the Company to purchase Company Common Stock.

“Company D&O Tail Policy” has the meaning set forth in Section 5.5(c).

“Company Directors” has the meaning set forth in Section 5.17(c).

“Company Equity Plan” means the Company’s 2012 Stock Incentive Plan, and each other plan that provides for the award of rights of any kind to receive Equity Securities of any Group Company or benefits measured in whole or in part by reference to Equity Securities of any Group Company.

“Company Expenses” means, without duplication, the aggregate amount payable by any Group Company that is unpaid as of any time of determination, for (a) out-of-pocket fees, costs and expenses incurred in connection with the negotiation, preparation or execution of the letter of intent between STPC and the Company and this Agreement or any Ancillary Documents and the consummation of the transactions contemplated hereby and thereby (including the fees and expenses of outside legal counsel, accountants, advisors, investment bankers, brokers, consultants or other agents), (b) the cost of the Company D&O Tail Policy to be obtained pursuant to Section 5.5(c), (c) the costs and expenses of any consultant or advisor engaged to prepare a compensation study in connection with implementation of the New Incentive Plan, (d) 50% of the filing fee to be paid for the Registration Statement / Proxy Statement, (e) the filing fee to be paid pursuant to the HSR Act, and (f) any other fees, expenses, commissions or other amounts that are expressly allocated to any Group Company pursuant to this Agreement or any Ancillary Document, in each case as of such determination time.

“Company Fundamental Representations” means the representations and warranties set forth in Sections 3.1(a) and (b) (Organization and Qualification), Section 3.2(a) through (f) (Capitalization of the Company), 3.3 (Authority), 3.5(i) and (iii) (No Violations) and 3.17 (Brokers).

“Company IT Systems” means all computer systems, Software (including Company Products) and hardware, communication systems, servers, and all other information technology or network equipment and related items of automated, computerized or Software systems, and related documentation, in each case, currently used by or for a Group Company in the Business and owned, licensed or leased by, or otherwise provided under contract to, a Group Company.

“Company Material Adverse Effect” means any change, event, effect, development or occurrence that, individually or in the aggregate with any other change, event, effect, development or occurrence, has had or would reasonably be expected to have a material adverse effect on (a) the condition (financial or otherwise), business, assets, or results of operations of the Group Companies, taken as a whole, or (b) the ability of any Group Company to timely perform any of its or their respective covenants or obligations under this Agreement or any Ancillary Document or to consummate the transactions contemplated hereby or thereby; provided, however, that, in the case of clause (a), none of the following shall be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably expected to occur: any adverse change, event, effect, development or occurrence arising from or related to (i) conditions affecting the United States or the global economy generally, (ii) any national or international political or social conditions in the United States or any other country, (iii) changes in conditions of the financial, banking or securities markets generally, (iv) changes in any applicable Laws or GAAP first publicly announced or enacted after the date hereof, (v) any change, event, effect, development or occurrence that is generally applicable to the industries or markets in which the Group Companies operate, (vi) the public announcement or pendency or consummation of the transactions contemplated by this Agreement (provided that the exception in this clause (vi) shall not apply to the representations and warranties set forth in Section 3.5 to the extent that its purpose is to address the consequences resulting from the public announcement or pendency or consummation of the transactions contemplated by this Agreement or the condition set forth in Section 6.2(a) to the extent it relates to such representations and warranties), (vii) the taking of any action expressly required to be taken by the terms and conditions of this Agreement by the Company (other than as set forth in Section 5.1(a)), (viii) any failure, in and of itself, by the Group Companies to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period ending before, on or after the date of this Agreement (although the underlying facts and circumstances resulting in such failure may be taken into account to the extent not otherwise excluded from this definition pursuant to clauses (i) through (vii)), (ix) the effects of any hurricane, tornado, flood, earthquake, tsunami, natural disaster, act of God, epidemic, disease outbreak, pandemic (including, for the avoidance of doubt, any effect resulting from, arising in connection with or otherwise related to COVID-19), public health emergency, widespread occurrence of infectious disease or other comparable events, or (x) any loss of customers, suppliers, orders, Contracts or other business relationships resulting from, or in connection with, COVID-19; provided, however, that any change, event, effect, development or occurrence resulting from a matter described in any of the foregoing clauses (i) through (v) and clause (x) may be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur to the extent such change, event, effect, development or occurrence has a disproportionate effect on the Group Companies, taken as a whole, relative to other participants operating in the industries or markets in the geographies in which the Group Companies operate.

“Company Option” means any option to purchase Company Common Stock granted pursuant to a Company Equity Plan.

“Company Outstanding Shares” means the total number of shares of Company Common Stock outstanding immediately prior to the Effective Time, expressed on a fully-diluted and as-converted to Company Common Stock basis, and including, without duplication, (i) the number of shares of Company Common Stock issued or issuable upon the Company Preferred Conversion, (ii) the aggregate number of Warrant Shares issuable upon the exercise of all Company Warrants, whether exercisable or unexercisable, outstanding immediately prior to the Effective Time in accordance with their respective terms and (iii) the aggregate number of Option Shares issuable upon the exercise of all Company Options, whether vested or unvested, outstanding immediately prior to the Effective Time in accordance with their respective terms.

“Company Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by any Group Company.

“Company Plan” means each Employee Benefit Plan that is maintained, sponsored or contributed to or required to be contributed to by the Company or any of its Subsidiaries or under or with respect to which the Company or any of its Subsidiaries has any liability, including on account of an ERISA Affiliate.

“Company Preferred Conversion” has the meaning set forth in the recitals.

“Company Preferred Stock” means the preferred stock, par value $0.001 per share, of the Company designated as “Preferred Stock” in the Company Charter, consisting of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series C-1 Preferred Stock and Series D Preferred Stock.

“Company Preferred Stock Warrants” means the warrants issued by the Company to purchase Company Preferred Stock.

“Company Products” means all Software and other products relating to the Business from which any of the Group Companies are currently deriving revenue from the sale, license, maintenance or other provision thereof.

“Company Registered Intellectual Property” means all of the following owned by, or filed by or in the name of, any Group Company: issued Patents, pending Patent applications, registered Marks, pending applications for registration of Marks, registered copyrights, and pending applications for registration of copyrights.

“Company Sale” means (i) any transaction or series of related transactions (including by merger, consolidation, stock exchange, reorganization or other similar transaction) that results in any Person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) acquiring Equity Securities that represent more than 50% of the total voting power of STPC, (ii) a sale or disposition of all or substantially all of the assets of STPC and its Subsidiaries on a consolidated basis, or (iii) any voluntary or involuntary liquidation, dissolution or winding up of STPC, in each case of clauses (i) through (iii), other than a transaction or series of related transactions which results in at least 50% of the combined voting power of the then outstanding voting securities of STPC (or any successor to STPC) immediately following the closing of such transaction (or series of related transactions) being Beneficially Owned, directly or indirectly, by individuals and entities (or Affiliates of such individuals and entities) who were the Beneficial Owners, respectively, of at least 50% of the Equity Securities of STPC immediately prior to such transaction (or series of related transactions).

“Company Schedules” means the disclosure schedules to this Agreement delivered to STPC by the Company on the date hereof.

“Company Shareholder Agreements” means each of Contracts set forth on Section 1.1(a) of the Company Schedules.

“Company Stock” means the Company Common Stock and the Company Preferred Stock.

“Company Stockholder Package” has the meaning set forth in Section 5.15.

“Company Warrants” means the Company Common Stock Warrants and the Company Preferred Stock Warrants.

“Confidentiality Agreement” means that certain Mutual Confidential Disclosure Agreement, dated as of January 12, 2021, by and between STPC and the Company.

“Consent” means any notice, authorization, qualification, registration, filing, notification, waiver, Order, consent or approval to be obtained from, filed with or delivered to, a Governmental Entity or other Person.

“Constituent Corporations” has the meaning set forth in Section 2.1(a).

“Contracts” means any agreement, contract, license, lease, obligation, undertaking or other commitment, understanding or arrangement, whether written or oral, that is legally binding upon a Person or any of his, her, or its properties or assets.

“COVID-19” means the COVID-19 or SARS-CoV-2 virus (or any mutation or variation thereof or related health condition).

“COVID-19 Changes” has the meaning set forth in Section 5.1(a).

“COVID-19 Measures” means any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shut down, closure or sequester Order, guideline, recommendation or Law, or any other applicable Laws, guidelines or recommendations by any Governmental Entity in connection with or in response to COVID-19.

“Credit Agreement” means that certain Loan and Security Agreement, dated as of January 31, 2020, as (i) supplemented by that certain Supplement to Loan and Security Agreement, dated as of January 31, 2020 and (ii) amended by that certain First Amendment to Loan Agreement, dated as of December 22, 2020, in each case, by and among the Company, as a borrower, each of the Company’s subsidiaries, as co-borrowers, Venture Lending & Leasing VII, Inc., as a lender and Venture Lending & Leasing IX, Inc., as a lender.

“Credit Agreement Termination” means the termination of the Credit Agreement and all obligations thereunder, and the release of all liens securing the obligations under the Credit Agreement.

“Credit Facilities” means, collectively, the Credit Agreement and the Revolving and Term Loan Facility, and each of the Credit Facilities shall be a “Credit Facility”.

“Credit Facility Terminations” means, collectively, the Credit Agreement Termination and the Revolving and Term Loan Facility Termination, and each of the Credit Facility Terminations shall be a “Credit Facility Termination”.

“D&O Persons” has the meaning set forth in Section 5.5(a).

“Data” means data, databases, data repositories, data lakes and collections of data.

“Data Privacy and Security Requirements” means, collectively, all of the following to the extent relating to the Processing of Personal Data or otherwise relating to privacy, security, or data breach notification requirements for Data and Business Data and applicable to any Group Company, to the conduct of the Business, or to any of the Company IT Systems:  (i) all applicable Laws; (ii) the Group Companies’ external-facing published privacy policies; (iii) if applicable to the Business, the Payment Card Industry Data Security Standard (PCI DSS), and any other industry or self-regulatory standard to which the Group Companies are bound by Law or Contract or publicly hold themselves out to the public as being in compliance with; and (iv) applicable provisions of Contracts into which any Group Company has entered or by which it is otherwise legally bound.

“DGCL” has the meaning set forth in the recitals to this Agreement.

“Dissenting Shares” has the meaning set forth in Section 2.2(f).

“Dissenting Stockholder” has the meaning set forth in Section 2.2(f).

“Earn Out Awards” has the meaning set forth in Section 2.2(b)(iv).

“Earn Out Escrow Account” has the meaning set forth in Section 2.6(b).

“Earn Out Escrow Agent” has the meaning set forth in Section 2.6(b).

“Earn Out Escrow Agreement” has the meaning set forth in Section 2.6(b).

“Earn Out Period” means the date that is thirty six (36) months following the Closing Date.

“Earn Out Recipient” means all Persons who hold one or more Company Common Shares, Company Preferred Stock or Company Warrants immediately prior to the Effective Time.

“Earn Out Shares” has the meaning set forth in Section 2.6(a).

“Effective Time” has the meaning set forth in Section 2.1(c).

“Employee Benefit Plan” means each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA), each pension, retirement, profit-sharing, savings, health, welfare, bonus, incentive, commission, stock option, equity or equity-based, deferred compensation, severance, retention, accident, disability, employment, change of control, stock purchase, restricted stock, separation, consulting, salary continuation, post-termination or post-employment health or welfare, vacation, paid time off, fringe benefit and each other benefit or compensatory plan, program, policy or Contract.

“Environmental Laws” means all Laws and Orders concerning pollution, protection of the environment, natural resources, or worker health and safety (as applicable to exposure to Hazardous Substances).

“Equity Rights” has the meaning set forth in Section 3.2(b).

“Equity Securities” means, with respect to any Person, any share, share capital, capital stock, partnership, membership, joint venture or similar interest in such Person (including any stock appreciation, phantom stock, profit participation or similar rights), and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any Person that, together with the Company or any of its Subsidiaries, is (or at any relevant time has been or would be) treated as a single employer under Section 414 of the Code.

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Agent” has the meaning set forth in Section 2.3(a).

“Exchange Agent Agreement” means a paying and exchange agent agreement, in form and substance reasonably acceptable to STPC and the Company.

“Exchange Ratio” means the following ratio (rounded to four decimal places): (i) the Fully-Exercised STPC Share Count divided by (ii) the Company Outstanding Shares.

“FDA” means the United States Food and Drug Administration.

“Federal Securities Laws” means U.S. federal securities laws and the rules and regulations of the SEC and NYSE promulgated thereunder.

“Fifth Amendment to Revolving and Term Loan Facility” means that certain Fifth Amendment to Credit Agreement, dated as of April 29, 2021, by and among Dakota Dry Bean Inc. as borrower, the Company, as guarantor, and First National Bank of Omaha, as lender.

“Financial Statements” has the meaning set forth in Section 3.4(a).

“First Amendment to Revolver and Term Loan Facility” means that certain First Amendment to Credit Agreement, dated as of April 1, 2020, by and among Dakota Dry Bean Inc. as borrower, the Company, as guarantor, and First National Bank of Omaha, as lender.

“Food and Seed Laws” means all Laws relating to the development, testing, purchase, import, export, formulation, use, movement, environmental release, growing, manufacturing, packaging, licensing, labeling, advertising, storage, transportation, distribution or sale of seed or human or animal food products (including those produced through plant breeding, gene-editing, or other plant biotechnology), including all applicable provisions of the U.S. Federal Food, Drug, and Cosmetic Act, U.S. Public Health Service Act, U.S. Federal Trade Commission Act, U.S. Federal Meat Inspection Act, U.S. Poultry Products Inspection Act, U.S. Egg Products Inspection Act, U.S. Organic Foods Production Act, U.S. Plant Protection Act, U.S. Federal Seed Act, U.S. Bioengineered Food Disclosure Law, U.S. Federal Insecticide, Fungicide, and Rodenticide Act, Perishable Agricultural Commodities Act, California’s Safe Water and Toxic Enforcement Act of 1986 (also known as Proposition 65), and state and local seed, pesticide and human food and animal feed codes.

“Form S-1” has the meaning set forth in Section 5.9(b).

“Fourth Amendment to Revolving and Term Loan Facility” means that certain Fourth Amendment to Credit Agreement, dated as of March 29, 2021, by and among Dakota Dry Bean Inc. as borrower, the Company, as guarantor, and First National Bank of Omaha, as lender.

“FTC” means the United States Federal Trade Commission.

“Fully-Exercised STPC Share Count” means a number of STPC Common Shares equal to the quotient of (a) the Total Equity Value plus the Aggregate Option Price divided by (b) $10.00.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a U.S. corporation are its certificate or articles of incorporation and by-laws, the “Governing Documents” of a U.S. limited partnership are its limited partnership agreement and certificate of limited partnership, and the “Governing Documents” of a U.S. limited liability company are its operating or limited liability company agreement and certificate of formation.

“Governmental Entity” means any United States or non-United States (a) transnational, federal, state, local, municipal or other government, (b) governmental or quasi-governmental entity of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal) or (c) body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, including any arbitral body or tribunal (public or private) or commission.

“Group Companies” means, collectively, the Company and its Subsidiaries.

“Group Company” means, individually, any of the Group Companies.

“Group Company Permits” has the meaning set forth in Section 3.6.

“GST/HST” means the goods and services tax/harmonized sales tax imposed under Part IX of the Excise Tax Act (Canada).

“Hazardous Substance” means any substance, material, or waste which is regulated by, or for which standards of conduct or liability have been imposed pursuant to, any Environmental Law, including any petroleum products or byproducts, asbestos, lead, polychlorinated biphenyls, per- and poly-fluoroakyl substances, toxic mold, dust, or radiation.

“Holder Representative” shall mean any Person appointed by the Company in accordance with Section 8.20.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means, as of any time, without duplication, with respect to any Person, all amounts arising under any obligations of such Person and its Subsidiaries (on a consolidated basis) for, or in respect to, (a) indebtedness for borrowed money or indebtedness issues or incurred in substitution or exchange for borrowed money, (b) other obligations evidenced by any note, bond, debenture or other debt security, (c) obligations (contingent or otherwise) for the deferred purchase price of property, assets or a business, including “earn-outs”, “seller notes”, contingent or deferred consideration or purchase price adjustments (but, with respect to the Group Companies, excluding any trade payables and amounts related to deferred accrued acquisition compensation), (d) reimbursement and other obligations with respect to letters of credit, bank guarantees, bankers’ acceptances or other similar instruments, in each case, solely to the extent drawn, (e) derivative, hedging, swap, foreign exchange or similar arrangements, including swaps, caps, collars, hedges or similar arrangements, (f) indebtedness evidenced by letters of credit, assurances against loss, bankers’ acceptances or surety bonds (in each case, only to the extent drawn or cash collateralized prior to and as of the Closing Date), (g) unfunded or underfunded liabilities under any defined benefit pension, supplemental retirement or post-employment welfare plan or arrangement, (h) with respect to the Group Companies, any and all liabilities for amounts of Taxes that any Group Company has deferred pursuant to Section 2302 of the CARES Act and all Taxes (including withholding Taxes) deferred pursuant to Internal Revenue Service Notice 2020-65 or any related or similar Order or declaration from any Governmental Entity (including without limitation the Presidential Memorandum, dated August 8, 2020, issued by the President of the United States), (i) any “single trigger” stay, retention, transaction, change of control or other similar bonuses, compensation or amounts paid or payable solely in connection with the consummation of the transactions contemplated hereby (including the employer portion of any employment, withholding, payroll, social security, unemployment or similar Taxes imposed on such amounts, determined assuming (A) such amounts are payable as of the Closing Date, and (B) no deferral of such Taxes has occurred under clause (h), and without duplication of any amounts taken into account under clause (i)), (j) with respect to STPC, any Affiliate payables or amounts payable to any Affiliate under any management or similar agreement or pursuant to termination of any Contract with any Affiliate at Closing or with respect to the Company, any payables under any Pre-Closing Holder Related Party Transactions or any amounts payable to any Affiliate under any management or similar agreement or pursuant to the termination of any Pre-Closing Holder Related Party Transactions, (k) the items identified in Section 1.1(b) (Identified Indebtedness) of the Company Schedules and (l) any of the obligations of any other Person of the type referred to in clauses (a) through (k) above directly or indirectly guaranteed by such Person or secured by any assets of such Person, whether or not such Indebtedness has been assumed by such Person, and with respect to clauses (a) through (l), including all accrued and unpaid interest, fees, expenses and other payment obligations (including any prepayment penalties, premiums, costs, breakage or other amounts payable upon the discharge thereof) arising under or in respect of such Indebtedness.

“Independent Director” means any director of a corporation who meets the requirements of “independent director” for all purposes under the rules and regulations of the SEC and the NYSE.

“Intellectual Property” means any intellectual property or proprietary right arising under the Laws of any jurisdiction throughout the world, including any of the following to the extent protected under applicable Law: (a) patents and patent applications, industrial designs and design patent rights, including any continuations, divisionals, continuations-in-part and provisional applications and any patents issuing on any of the foregoing and any reissues, reexaminations, substitutes and extensions of any of the foregoing (collectively, “Patents”); (b) trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, Internet domain names, corporate names and other source or business identifiers, together with the goodwill associated with any of the foregoing, and all applications, registrations, extensions and renewals of any of the foregoing, (collectively, “Marks”); (c) copyrights database and design rights, mask work rights and moral rights, whether or not registered or published, and all registrations, applications, renewals, extensions and reversions of any of any of the foregoing; and (d) trade secrets, know-how and confidential and proprietary information, processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, financial and marketing plans and customer and supplier lists and information, formulae, algorithms, compositions, industrial models, architectures, plans, proposals, technical Data, source code, in each case, to the extent any of the foregoing are protected as trade secrets under applicable Law (collectively, “Trade Secrets”), including any of the foregoing rights in clauses (a) through (d) that protect or are embodied in Software, or Data, Data classifications and Data analysis, enrichment, measurement and management tools.

“Intended Tax Treatment” has the meaning set forth in the recitals to this Agreement.

“Investment Company Act” means the Investment Company Act of 1940.

“Investor Rights Agreement” has the meaning set forth in the recitals to this Agreement.

“IPO” has the meaning set forth in Section 8.19.

“Latest Balance Sheet” has the meaning set forth in Section 3.4(a).

“Law” means any federal, state, local, foreign, national or supranational statute, law (including common law), act, statute, ordinance, treaty, rule, code, regulation or other binding directive promulgated or enforced by a Governmental Entity having competent jurisdiction over a given matter, as well as any Order.

“Leased Real Property” has the meaning set forth in Section 3.18(b).

“Letter of Transmittal” means a letter of transmittal substantially in the form attached hereto as Exhibit F.

“Liability” or “liability” means any liability, debt, obligation, deficiency, interest, Tax, penalty, fine, demand, judgment, claim, cause of action or other loss, cost or expense of any kind or nature whatsoever, whether asserted or unasserted, whether or not contingent, known or unknown, accrued or unaccrued, liquidated or unliquidated, and whether due or become due and regardless of when asserted.

“Lien” means any mortgage, pledge, security interest, license, encumbrance, financing statement, lien, charge, trust, option, warrant, purchase right, preemptive right, right of first offer or refusal, easement, servitude, restriction (whether voting, transfer or otherwise), encroachment or other similar encumbrance of any kind or nature whatsoever.

“Lock-Up Agreement” has the meaning set forth in the recitals to this Agreement.

“Marks” has the meaning set forth in the definition of Intellectual Property.

“Material Contracts” has the meaning set forth in Section 3.7(a).

“Material Customers” has the meaning set forth in Section 3.20.

“Material Data Supply Agreement” has the meaning set forth in Section 3.21(c).

“Material Suppliers” has the meaning set forth in Section 3.20.

“Merger” has the meaning set forth in Section 2.1(a).

“Merger Sub” has the meaning set forth in the introductory paragraph to this Agreement.

“Merger Sub Common Stock” has the meaning set forth in Section 4.7(c).

“Merger Sub Sole Stockholder Approval” means the approval of STPC, in its capacity as the sole stockholder of Merger Sub, of this Agreement, the Ancillary Documents to which STPC is a party, and the transactions contemplated hereby and thereby (including the Merger).

“Minimum Cash Condition” has the meaning set forth in Section 6.1(g).

“Multiemployer Plan” has the meaning set forth in Section 3(37) or Section 4001(a)(3) of ERISA.

“New Incentive Plan” has the meaning set forth in Section 5.10(a).

“Nonparty Affiliate” has the meaning set forth in Section 8.13.

“NYSE” means the New York Stock Exchange.

“Open Source Software” means any Software that is licensed pursuant to:  (i) any license that is a license now or in the future approved by the Open Source Initiative and listed at http://www.opensource.org/licenses, which licenses include all versions of the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the GNU Affero GPL, the MIT license, the Eclipse Public License, the Common Public License, the CDDL, the Mozilla Public License (MPL), the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), the Sun Industry Standards License (SISL); and the Server Side Public License (SSPL) or (ii) any license to Software that is classified as “free” or “open source software” by the Open Source Foundation or the Free Software Foundation or that otherwise self-identifies as “freeware” or “open source software” and is licensed under terms comparable to licenses of any of the Software that is classified as “free” or “open source software” by the Open Source Foundation or the Free Software Foundation (as those terms are generally understood in the Software industry).

“Option Shares” means the shares of Company Common Stock issuable pursuant to a Company Option in accordance with terms of such Company Option.

“Order” means any writ, order, judgment, injunction, settlement, decision, determination, award, ruling, subpoena, verdict or decree entered, issued, made or rendered by any Governmental Entity.

“Owned Real Property” means the real property owned by the Group Companies, together with all buildings, fixtures, and other structures, facilities or improvements located thereon and all easements, licenses, rights and appurtenances thereto, owned by the Group Companies.

“Parties” has the meaning set forth in the introductory paragraph to this Agreement.

“Patents” has the meaning set forth in the definition of Intellectual Property.

“PCAOB” means the Public Company Accounting Oversight Board.

“PCAOB Financials” has the meaning set forth in Section 5.16(a).

“Permits” means any approvals, authorizations, waivers, exemptions, consents, clearances, licenses, registrations, determinations, notifications, confirmations, permits or certificates of a Governmental Entity that possesses competent jurisdiction.

“Permitted Liens” means (a) mechanic’s, materialmen’s, carriers’, repairers’ and other similar statutory Liens arising or incurred in the ordinary course of business for amounts that are not yet due and payable or are being contested in good faith by appropriate proceedings and for which sufficient reserves have been established in accordance with GAAP, (b) statutory Liens for Taxes not yet due and payable as of the Closing Date or which are being contested in good faith by appropriate proceedings and, in each case, for which sufficient reserves have been established on the Financial Statements in accordance with GAAP, (c) encumbrances and restrictions of record on real property (including easements, covenants, conditions, rights of way and similar restrictions) that do not or would not prohibit or materially interfere with the Group Companies’ use or the value or occupancy of such real property or the operation of the business of the Group Companies, taken as a whole, (d) zoning, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over such real property and which are not violated by the use or occupancy of such real property or the operation of the businesses of the Group Companies and do not prohibit or materially interfere with any of the Group Companies’ use or the value or the occupancy of such real property or the operation of the business of the Group Companies, (e) non-exclusive licenses of Intellectual Property; (f) Liens described on Section 1.1(c) of the Company Schedules (including Liens arising in the ordinary course of business under the Credit Facilities), (g) other than with respect to Intellectual Property, any right, interest, Lien or title of a licensor, sublicensor, licensee, sublicensee, lessor or sublessor under any license, lease or other similar agreement or in the property being leased or licensed, (h) Liens on equity or debt securities resulting from applicable Securities Laws and (i) Liens incurred in connection with capital lease obligations of any of the Group Companies.

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture, association or other similar entity, whether or not a legal entity.

“Personal Data” means all Data or information that identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with a particular individual, household or device, including Data or information otherwise subject to a Data Privacy and Security Requirement (including if it constitutes “personal information” or “personal data” or other equivalent term under applicable Data Privacy and Security Requirements).

“PIPE Financing” has the meaning set forth in the recitals to this Agreement.

“PIPE Financing Amount” means $225,000,000 in the aggregate.

“PIPE Investors” has the meaning set forth in the recitals to this Agreement.

“Pre-Closing Holder Related Parties” has the meaning set forth in Section 3.19.

“Pre-Closing Holder Related Party Transactions” has the meaning set forth in Section 3.19.

“Pre-Closing Holders” means all Persons who hold one or more Company Common Shares, Company Preferred Stock, Company Options or Company Warrants immediately prior to the Effective Time.

“Pre-Closing STPC Holders” means the holders of STPC Shares at any time prior to the Closing.

“Privileged Communications” has the meaning set forth in Section 8.18.

“Proceeding” means any lawsuit, litigation, action, audit, demand, examination, hearing, claim, charge, complaint, audit, investigation, inquiry, proceeding, suit or arbitration (in each case, whether civil, criminal or administrative and whether public or private) pending by or before or otherwise involving any Governmental Entity.

“Process” (or “Processing” or “Processes”) means the collection, use, storage, processing, recording, distribution, transfer, exchange, import, export, protection (including security measures), disposal, de-identification, sanitization, cleansing, sale or disclosure or other activity regarding Data (whether electronically or in any other form or medium).

“Prospectus” has the meaning set forth in Section 8.19.

“Proxy Clearance Date” has the meaning set forth in Section 5.9(a).

“Public Shareholders” has the meaning set forth in Section 8.19.

“Real Property” means, collectively, Leased Real Property and Owned Real Property.

“Real Property Leases” means all leases, sub-leases, licenses or other agreements, in each case, pursuant to which any Group Company leases or sub-leases any real property.

“Registration Statement / Proxy Statement” has the meaning set forth in the recitals to this Agreement.

“Release Notice” has the meaning set forth in Section 2.6(e).

“Representatives” means, with respect to any Person, such Person’s Affiliates and its and such Affiliates’ respective directors, officers, employees, accountants, consultants, advisors, attorneys and agents.

“Required Company Shareholder Approval” means the approval of this Agreement and the Merger by at least the Requisite Threshold following the consummation of the Company Preferred Conversion.

“Requisite Threshold” means the approval of (i) holders of at least 60% of the shares of Series C Preferred Stock, Series C-1 Preferred Stock and Series D Preferred Stock of the Company then outstanding, consenting and voting as a single class and (ii) holders of a majority of the shares of the Company Common Stock and the Company Preferred Stock, consenting and voting as a single class on an “as-converted to Common Stock basis” as contemplated by the Company Charter.

“Revolving and Term Loan Facility” means that certain Credit Agreement, dated as of April 11, 2019, as amended by that (i) First Amendment to Revolver and Term Loan Facility, (ii) Second Amendment to Revolver and Term Loan Facility, (iii) Third Amendment to Revolver and Term Loan Facility, (iv) Fourth Amendment to Revolver and Term Loan Facility and (v) Fifth Amendment to Revolver and Term Loan Facility, by and among Dakota Dry Bean Inc. as borrower, the Company, as guarantor, and First National Bank of Omaha, as lender.

“Revolving and Term Loan Facility Termination” means the termination of the Revolving and Term Loan Facility and all obligations thereunder, and the release of all liens securing the obligations under the Revolving and Term Loan Facility.

“Sanctions and Export Control Laws” means any Law in any part of the world related to (a) import and export controls, including the U.S. Export Administration Regulations, (b) economic sanctions, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the European Union, any European Union Member State, the United Nations, and Her Majesty’s Treasury of the United Kingdom, or (c) anti-boycott measures.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“Schedules” means, collectively, the Company Schedules and the STPC Schedules.

“SEC” means the U.S. Securities and Exchange Commission.

“Second Amendment to Revolving and Term Loan Facility” means that certain Second Amendment to Credit Agreement, dated as of June 1, 2020, by and among Dakota Dry Bean Inc. as borrower, the Company, as guarantor, and First National Bank of Omaha, as lender.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Securities Law” means Federal Securities Law and other applicable foreign and domestic securities or similar Laws.

“Security Incident” means any cyber or security incident that has, had or reasonably would be expected to have an impact on the security, confidentiality, integrity or availability of a Company IT System, (including any Data Processed thereby or contained therein), any Trade Secret or any Business Data, including an occurrence that jeopardizes the confidentiality, integrity, or availability of Personal Data or that requires notification to any Person or Governmental Entity under applicable Data Privacy and Security Requirements.

“Signing Filing” has the meaning set forth in Section 5.4(b).

“Signing Press Release” has the meaning set forth in Section 5.4(b).

“Software” shall mean any and all: (a) computer programs, including any and all software implementations of algorithms, applications, utilities, development tools, models, embedded systems and methodologies, whether in source code, object code or executable code; (b) descriptions, flowcharts and other work product used with or to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons; and (c) documentation, including user manuals and other training documentation related to any of the foregoing.

“Sponsor” means Star Peak Sponsor II LLC, a Delaware limited liability company.

“Sponsor Directors” has the meaning set forth in Section 5.17(b).

“Sponsor Earn Out Shares” has the meaning set forth in the recitals to this Agreement.

“Sponsor Support Agreement” has the meaning set forth in the recitals to this Agreement.

“Stock Price Earn Out Statement” has the meaning set forth in Section 2.6(e).

“STPC” has the meaning set forth in the introductory paragraph to this Agreement.

“STPC Board” has the meaning set forth in Section 5.17(a).

“STPC Class A Shares” means, at all times prior to the Effective Time, STPC’s Class A common stock, par value $0.0001 per share.

“STPC Class B Shares” means, at all times prior to the Effective Time, STPC’s Class B common stock, par value $0.0001 per share.

“STPC Common Shares” means, at or at all times immediately following the Effective Time, the shares of common stock of STPC, including both STPC Unrestricted Common Shares and Earn Out Shares.

“STPC Confidential Information” has the meaning set forth in Section 5.4(c).

“STPC Converted Warrant” has the meaning set forth in Section 2.2(b)(ii).

“STPC Financial Statements” means all of the financial statements of STPC included in the STPC SEC Reports (including any notes thereto).

“STPC Fundamental Representations” means the representations and warranties set forth in Sections 4.1 (Organization and Qualification), 4.2 (Authority), 4.3(i) and (iii) (No Violations), 4.4 (Brokers) and Section 4.7 (Capitalization of the STPC Parties).

“STPC Material Adverse Effect” means any change, event, effect, development or occurrence that, individually or in the aggregate with any other change, event, effect, development or occurrence, has had or would reasonably be expected to have a material adverse effect on the ability of a STPC Party to timely consummate the transactions contemplated by this Agreement or any Ancillary Document; provided, however, none of the following shall be taken into account in determining whether a STPC Material Adverse Effect has occurred or is reasonably expected to occur: (a) changes in any applicable Laws or GAAP first publicly announced or enacted after the date hereof; (b) any change, event, effect, development or occurrence that is generally applicable to special purpose acquisition companies and/or blank check companies that first arises after the date of this Agreement; (c) conditions affecting the United States or the global economy generally; (d) any national or international political or social conditions in the United States or any other country; (e) changes in conditions of the financial, banking or securities markets generally; or (f) the effects of any hurricane, tornado, flood, earthquake, tsunami, natural disaster, act of God, epidemic, disease outbreak, pandemic (including, for the avoidance of doubt, any effect resulting from, arising in connection with or otherwise related to COVID-19), public health emergency, widespread occurrence of infectious disease or other comparable events.

“STPC Option” has the meaning set forth in Section 2.2(b)(i).

“STPC Parties” means, collectively, STPC and Merger Sub.

“STPC Preferred Shares” means STPC’s preferred stock, par value $0.0001 per share.

“STPC Proposal” has the meaning set forth in Section 5.8(c).

“STPC Schedules” means the disclosure schedules to this Agreement delivered to the Company by STPC on the date hereof.

“STPC SEC Reports” has the meaning set forth in Section 4.8.

“STPC Shareholder Approval” means the approval of this Agreement, the Merger, the issuance of the STPC Common Shares as consideration in the Merger pursuant to Section 2.2(a) and the other transactions contemplated by this Agreement at the STPC Shareholders Meeting where a quorum is present, by the requisite consent of the Pre-Closing STPC Holders entitled to vote on such matters under the DGCL and the Governing Documents of STPC.

“STPC Shareholder Redemption” means the right of the holders of STPC Class A Shares to redeem all or a portion of their STPC Class A Shares (in connection with the transactions contemplated by this Agreement or otherwise) as set forth in the Governing Documents of STPC.

“STPC Shareholders Meeting” has the meaning set forth in Section 5.10(a).

“STPC Shares” means, collectively, the STPC Class A Shares, the STPC Class B Shares and the STPC Preferred Shares.

“STPC Tail Policy” has the meaning set forth in Section 5.5(d).

“STPC Transaction Expenses” means, as of any determination time, without duplication, the aggregate amount payable by or on behalf of STPC, Sponsor or any of their respective Affiliates for (a) commitment fees, commissions, original issue discounts or other fees, costs and expenses (including out of pocket expenses) relating to the PIPE Financing and/or Alternative PIPE Financing and/or any other third party financing pursuant to Section 5.7(b) (including any backstop commitment or debt financing), (b) the deferred underwriting fees in the amount of $14,087,500 in connection with STPC’s initial public offering, (c) fees, expenses or commissions payable to any financial advisor, consultant, broker or finder in connection with the evaluation or arrangement of any PIPE Financing and/or Alternative PIPE Financing (d) the STPC Tail Policy, (e) 50% of the filing fee to be paid for the Registration Statement / Proxy Statement, and (f) out-of-pocket fees, commissions, costs and expenses (whether or not invoiced) incurred by or on behalf of STPC in connection with the negotiation, preparation, execution and performance of this Agreement or any Ancillary Document and the consummation of the transactions contemplated hereby and thereby, in each case, as of such determination time, including any such fees or expenses in respect of STPC’s outside legal counsel, accountants, advisors, investment bankers or consultants engaged in connection with the transactions contemplated hereby. For the avoidance of doubt, STPC Transaction Expenses shall not include the STPC Class B Shares, the STPC Warrants or any Company Expenses.

“STPC Unrestricted Common Shares” means the STPC Common Shares that are not Earn Out Shares.

“STPC Warrants” means each warrant to purchase one (1) STPC Class A Share at a price of $11.50 per share, subject to adjustment, as described in the STPC SEC Reports.

“Subscription Agreements” has the meaning set forth in the recitals to this Agreement.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, or other legal entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or (b) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be a, or control any, managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Subsidiary Equity Rights” means any (x) convertible debt, equity appreciation, phantom equity, or profit participation rights, or (y) options, restricted stock, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that would require the applicable Subsidiary to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of the applicable Subsidiary.

“Superior Proposal” means any Acquisition Proposal (A) on terms which the Company Board determines in good faith, after consultation with the Company’s outside legal counsel and financial advisors, to be more favorable from a financial point of view to the holder of Company Common Stock than the Merger and the other transactions contemplated by this Agreement, taking into account all the terms and conditions of such proposal, and this Agreement and (B) that the Company Board believes is reasonably capable of being completed, taking into account all financial, regulatory, legal and other aspects of such proposal.

“Support Agreement” has the meaning set forth in the recitals to this Agreement.

“Surviving Corporation” has the meaning set forth in Section 2.1(a).

“Tax” means any federal, state, local or non-United States income, gross receipts, franchise, estimated, alternative minimum, sales, use, transfer, value added, excise, GST/HST, stamp, customs, duties, ad valorem, real property, personal property (tangible and intangible), capital stock, social security, unemployment, payroll, wage, employment, severance, occupation, registration, environmental, communication, mortgage, profits, license, lease, service, goods and services, withholding, premium, turnover, windfall profits, escheatment or unclaimed property or other taxes, charges, duties, fees, levies or other governmental charges of any kind whatsoever, whether computed on a separate or combined, unitary or consolidated basis or in any other manner, together with any interest, deficiencies, penalties, additions to tax, or additional amounts imposed by any Governmental Entity with respect thereto, whether disputed or not.

“Tax Authority” means any Governmental Entity responsible for the imposition, collection or administration of Taxes or Tax Returns.

“Tax Proceeding” has the meaning set forth in Section 3.16(c).

“Tax Return” means returns, information returns, statements, declarations, claims for refund, schedules, attachments and reports relating to Taxes filed or required to be filed with any Governmental Entity (and any amendments thereto).

“Termination Date” has the meaning set forth in Section 7.1(d).

“Third Amendment to Revolving and Term Loan Facility” means that certain Third Amendment to Credit Agreement, dated as of October 23, 2020, by and among Dakota Dry Bean Inc. as borrower, the Company, as guarantor, and First National Bank of Omaha, as lender.

“Total Equity Value” means one billion three hundred million dollars ($1,300,000,000).

“Total Merger Consideration” means 147,562,680 STPC Common Shares in the aggregate, consisting of 130,000,000 STPC Unrestricted Common Shares, 8,781,340 $14 Earn Out Shares and 8,781,340 $16 Earn Out Shares, which, for the avoidance of doubt, includes such STPC Common Shares (inclusive of STPC Unrestricted Common Shares and Earn Out Shares) allocated in respect of the Company Warrants and the Company Options in accordance with Section 2.2(e).

“Trade Secrets” has the meaning set forth in the definition of Intellectual Property.

“Trading Day” means any day on which the STPC Common Shares are actually traded on the principal securities exchange or securities market on which the STPC Common Shares are then traded.

“Transaction Proposals” has the meaning set forth in Section 5.10(a).

“Transfer” means any direct or indirect sale, transfer, gift, assignment, pledge, encumbrance or other disposition of any interest (whether with or without consideration and whether voluntary, involuntary or by operation of Law).

“Transfer Taxes” has the meaning set forth in Section 5.6(d).

“Triggering Event I” means if at any time following the Closing but prior to the expiration of the Earn Out Period, the Closing Price of the STPC Common Shares is greater than or equal to $14.00 (as adjusted to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or other distribution of securities convertible into STPC Common Shares), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the number of STPC Common Shares outstanding) over any twenty (20) Trading Days within any thirty- (30-) consecutive Trading Day period.

“Triggering Event II” means if at any time following the Closing but prior to the expiration of the Earn Out Period, the Closing Price of the STPC Common Shares is greater than or equal to $16.00 (as adjusted to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or other distribution of securities convertible into STPC Common Shares), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the number of STPC Common Shares outstanding) over any twenty (20) Trading Days within any thirty- (30-) consecutive Trading Day period.

“Triggering Events” shall mean collectively, Triggering Event I and Triggering Event II, and “Triggering Event” shall mean any one such individual event.

“Trust Account” has the meaning set forth in Section 8.19.

“Trust Account Released Claims” has the meaning set forth in Section 8.19.

“Trust Agreement” has the meaning set forth in Section 4.9.

“Trustee” has the meaning set forth in Section 4.9.

“USDA” means the United States Department of Agriculture.

“Waived 280G Benefits” has the meaning set forth in Section 5.19.

“Waiving Parties” has the meaning set forth in Section 8.18.

“WARN” means the Worker Adjustment Retraining and Notification Act of 1988 as amended, as well as analogous applicable foreign, state or local Laws.

“Warrant Shares” means the shares of Company Common Stock issuable pursuant to a Company Warrant in accordance with terms of such Company Warrant.

“Working Capital Loans” has the meaning set forth in Section 5.13(d).

“Written Consent” has the meaning set forth in the recitals.

“W&S” has the meaning set forth in Section 8.18.

Article 2
PURCHASE AND SALE

Section 2.1         Merger; Closing.

(a)         Upon the terms and subject to the conditions set forth in this Agreement, STPC, Merger Sub and the Company (Merger Sub and the Company sometimes being referred to herein as the “Constituent Corporations”) shall cause Merger Sub to be merged with and into the Company, with the Company being the surviving corporation (the “Merger”). The Merger shall be consummated as of the Effective Time in accordance with this Agreement and the DGCL and evidenced by a Certificate of Merger in substantially the form attached as Exhibit G (with such modifications, amendments or supplements thereto as may be required to comply with the DGCL, the “Certificate of Merger”) filed with the Secretary of State of the State of Delaware, in such form as is required by, and executed by the Company and Merger Sub in accordance with, the relevant provisions of the DGCL and mutually agreed by the Parties. Upon consummation of the Merger, the separate corporate existence of Merger Sub shall cease and the Company, as the surviving corporation of the Merger (hereinafter referred to for the periods at and after the Effective Time as the “Surviving Corporation”), shall continue its corporate existence under the DGCL, as a wholly owned Subsidiary of STPC.

(b)        At and after the Effective Time, the Surviving Corporation shall thereupon and thereafter possess all of the assets, properties rights, privileges, powers and franchises, of a public as well as a private nature, of the Constituent Corporations, and shall become subject to all the debts, liabilities, restrictions, disabilities, obligations and duties of each of the Constituent Corporations in accordance with the applicable provisions of the DGCL.

(c)        In accordance with the terms and subject to the conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m., Central Time (i) at the offices of Kirkland & Ellis LLP, 609 Main Street, Houston, Texas 77002 or (ii) by electronic exchange of executed documents, on the date which is three (3) Business Days after the first date on which all conditions set forth in Article 6 shall have been satisfied or duly waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or due waiver thereof) or such other time and place as STPC and the Company may mutually agree. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date”. On the Closing Date, STPC and the Company shall cause the Certificate of Merger to be executed and duly submitted for filing with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL. The Merger shall become effective at the time when the Certificate of Merger has been accepted for filing by the Secretary of State of the State of Delaware or at such later time as may be agreed by STPC and the Company in writing and specified in the Certificate of Merger in accordance with the DGCL (the “Effective Time”).

(d)        At the Effective Time, the Governing Documents of Merger Sub shall be the Governing Documents of the Surviving Corporation, in each case, until thereafter changed or amended as provided therein or by applicable Law.

(e)        From and after the Effective Time, until successors are duly elected or appointed in accordance with applicable Law, (i) the initial directors of the Surviving Corporation shall be the individuals set forth on Section 2.1(e) of the STPC Schedules and (ii) the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation.

Section 2.2         Effect of the Merger; Allocation of Total Merger Consideration.

(a)         At the Effective Time, by virtue of the Merger and without any action on the part of any Party or any other Person, (i) each share of Company Common Stock (a “Company Common Share”) that is issued and outstanding immediately prior to the Effective Time (for the avoidance of doubt, after giving effect to the Company Preferred Conversion), other than Dissenting Shares, shall be canceled and converted into and become the right to receive (x) the number of Unrestricted STPC Common Shares equal to the Exchange Ratio and (y) the applicable number of $14 Earn Out Shares and $16 Earn Out Shares, as set forth on the Allocation Schedule and (ii) each share of Company Stock, if any, held in the treasury of the Company shall be canceled for no consideration.

(b)        Treatment of Outstanding Equity Awards and Company Warrants.

(i)             Company Options. As of the Effective Time, each Company Option, whether vested or unvested, that is outstanding immediately prior to the Effective Time shall, by virtue of the occurrence of the Effective Time and without any action on the part of the Company, STPC or the Pre-Closing Holder thereof, be assumed and converted into an option (a “STPC Option”) with respect to a number of STPC Common Shares equal to the number of Company Common Shares subject to such Company Option immediately prior to the Effective Time multiplied by the Exchange Ratio, and rounded down to the nearest whole share set forth on the Allocation Schedule and at an exercise price per STPC Common Share equal to the exercise price per Company Common Share subject to such Company Option divided by the Exchange Ratio, and rounded up to the nearest whole cent set forth on the Allocation Schedule; provided, that the exercise price and the number of STPC Common Shares subject to the STPC Option shall be determined in a manner consistent with the requirements of Section 409A of the Code, and, in the case of each Company Option that is intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code, consistent with the requirements of Section 424 of the Code. Except as otherwise provided in this Section 2.2(b)(i), each STPC Option shall continue to be subject to terms and conditions consistent with the Company Equity Plan and the applicable Company Option award agreement, as in effect immediately prior to the Effective Time.

(ii)            Company Warrants. As of the Effective Time, each Company Warrant, whether exercisable or unexercisable, that is outstanding immediately prior to the Effective Time shall, by virtue of the occurrence of the Effective Time and without any action on the part of the Company, STPC or the Pre-Closing Holder thereof, be assumed and converted into a warrant (a “STPC Converted Warrant”) with respect to a number of STPC Common Shares equal to the number of Company Common Shares subject to such Company Warrant immediately prior to the Effective Time multiplied by the Exchange Ratio, and rounded down to the nearest whole share set forth on the Allocation Schedule and at an exercise price per STPC Common Share equal to the exercise price per Company Common Share subject to such Company Warrant divided by the Exchange Ratio, and rounded up to the nearest whole cent set forth on the Allocation Schedule. In addition, immediately prior to the Effective Time, each Pre-Closing Holder who holds a Company Warrant shall receive such Pre-Closing Holder’s allocation of the Earn Out Shares, as set forth on the Allocation Schedule.

(iii)          Prior to the Effective Time, the Company Board (or appropriate committee thereof) shall pass resolutions and take such other actions as are necessary to provide for the treatment of the Company Options and Company Warrants as contemplated by this Section 2.2(b).

(iv)          The Parties shall reserve for issuance under the New Incentive Plan a number of STPC Common Shares at least equal to the number of STPC Common Shares that will be subject to STPC Options as a result of the actions contemplated by this  Section 2.2(b). As soon as practicable following the expiration of the sixty (60) day period following the date STPC has filed current Form 10 information with the SEC reflecting its status as an entity that is not a shell company, STPC shall file an effective registration statement on Form S-8 (or any successor form, or if Form S-8 is not available, other appropriate forms) with respect to the STPC Common Shares subject to the STPC Options and shall use its reasonable best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as the STPC Options remain outstanding and are required to be registered. For the avoidance of doubt, at the Closing, incentive equity awards with a value equivalent to 2,037,320 STPC Common Shares (subject to adjustment pursuant to Section 2.2(f)) shall be granted under the New Incentive Plan to the Pre-Closing Holders that hold Company Options, pro rata in accordance with the relative number of Company Options held by such Pre-Closing Holder (“Earn Out Awards”). The Earn Out Awards shall (A) be subject to the same vesting terms as the Earn Out Shares, such that one-half of the Earn Out Awards shall have the same vesting terms as the $14 Earn Out Shares (the “$14 Earn Out Awards”) and one-half of the Earn Out Awards shall have the same vesting terms as the $16 Earn Out Shares (the “$16 Earn Out Awards”), and (B) include provisions requiring that the STPC Common Shares acquired pursuant to the Earn Out Awards be subject to the restrictions applicable to Restricted Securities (as defined in the Lock-Up Agreement) set forth in Section 1 of the form of Lock-Up Agreement attached hereto as Exhibit B.

(c)        Fractional Shares. Notwithstanding anything in this Agreement to the contrary, no certificate or scrip representing fractional STPC Common Shares shall be issued pursuant to this Section 2.2, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of STPC. In lieu of any fractional shares, STPC shall cause each Pre-Closing Holder entitled to any portion of STPC Common Shares to be paid, and such holder shall be entitled to receive, an amount in cash, rounded up to the nearest cent, equal to the product obtained by multiplying (i) the fractional share interest to which such holder (after taking into account all Equity Securities held at the Effective Time by such holder) would otherwise be entitled by (ii) $10.

(d)        Adjustment to Total Merger Consideration. The Total Merger Consideration shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or other distribution of securities convertible into STPC Common Shares), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the number of STPC Common Shares outstanding after the date hereof and prior to the Effective Time so as to provide the Pre-Closing Holders with the same economic effect as contemplated by this Agreement prior to such event and as so adjusted shall, from and after the date of such event, be the Total Merger Consideration.

(e)        Allocation Schedule. The Company acknowledges and agrees that (i) the Total Merger Consideration is being allocated among the Pre-Closing Holders pursuant to the schedule in the form set forth on Section 2.2(e) of the Company Schedules and delivered by the Company to STPC at least three Business Days prior to the anticipated Closing Date (the “Allocation Schedule”) and such allocation (i) is and will be in accordance with the Governing Documents of the Company, the Company Shareholder Agreements and applicable Law, (ii) does and will set forth (A) the mailing addresses and email addresses, for each Pre-Closing Holder, (B) the number and class of Equity Securities owned by each Pre-Closing Holder, (C) the portion of the Total Merger Consideration (including the Cash Funding Amount) allocated to each Pre-Closing Holder (divided into the portion of the STPC Unrestricted Common Shares, Earn Out Shares and the Cash Funding Amount payable to such Pre-Closing Holder), (D) with respect to each Pre-Closing Holder of Company Options, the number of STPC Common Shares subject to, and the exercise price per STPC Common Share of, each STPC Option (including Earn Out Awards), and (E) with respect to each Pre-Closing Holder of Company Warrants, the number of STPC Common Shares subject to, and the exercise price per STPC Common Share of, each STPC Converted Warrant (divided into the portion of the STPC Unrestricted Common Shares and Earn Out Shares) and (iii) is and will otherwise be accurate in all respects (except for de minimis inaccuracies that are not material). For illustrative purposes only, set forth on Section 2.2(e) of the Company Schedules is the Allocation Schedule as it would have been prepared if the Closing Date were the date hereof (it being understood that such illustrative Allocation Schedule set forth on Section 2.2(e) of the Company Schedules is illustrative only and not binding in any manner on the parties hereto); provided that, the Parties agree that such illustrative Allocation Schedule shall not be required to set forth the mailing addresses and email addresses for the Pre-Closing Holders. Notwithstanding anything in this Agreement to the contrary, upon delivery, payment, issuance, reserve for issuance (including as reserved in respect of the Company Options or the Company Warrants, in each case, pursuant to Section 2.2(b)(iv)) or any other treatment of the Total Merger Consideration on the Closing Date in accordance with the Allocation Schedule (not to exceed 147,562,680 STPC Common Shares in the aggregate, with no more than 130,000,000 STPC Unrestricted Common Shares, 8,781,340 $14 Earn Out Shares and 8,781,340 $16 Earn Out Shares), STPC and its respective Affiliates shall be deemed to have satisfied all obligations with respect to the payment of consideration under this Agreement (including with respect to (x) any Equity Security of the Company and (y) the Total Merger Consideration), and none of them shall have (I) any further obligations to the Company, any Pre-Closing Holder or any other Person with respect to the payment of any consideration under this Agreement (including with respect to the Total Merger Consideration), or (II) any liability with respect to the allocation of the consideration under this Agreement, and the Company hereby irrevocably waives and releases STPC and its Affiliates (but excluding, on and after the Closing, the Company and its Affiliates) from all claims arising from or related to such Allocation Schedule and the allocation of the Total Merger Consideration, as the case may be, among each Pre-Closing Holder as set forth in such Allocation Schedule. Notwithstanding anything to the contrary, to the extent Company Options are exercised after the date hereof and prior to the Closing Date in accordance with a Company Equity Plan, or to the extent any Company Options are forfeited after the date hereof and prior to the Closing Date, the number of Earn Out Shares issued pursuant to Section 2.6 may be increased subject to a corresponding decrease in the number of Earn Out Awards to be granted at the Closing (which adjustment shall be in even-number increments constituting one $14 Earn Out Share for one $14 Earn Out Award and one $16 Earn Out Share for one $16 Earn Out Award), such that for each two (2) additional Earn Out Shares (one of which must be a $14 Earn Out Share and one of which must be a $16 Earn Out Share) in excess of the 17,562,680 Earn Out Shares contemplated to be issued pursuant to Section 2.6, the number of Earn Out Awards to be granted hereunder shall be reduced by one $14 Earn Out Award and one $16 Earn Out Award. The Allocation Schedule shall reflect any such adjustments. Notwithstanding anything to the contrary and for the avoidance of doubt, in no event shall either (X) the number of STPC Common Shares issued as Earn Out Shares or being reserved for or subject to the Earn Out Awards granted exceed 19,600,000 STPC Common Shares in the aggregate or (Y) the sum of the Total Merger Consideration plus the number of STPC Common Shares reserved for or subject to the Earn Out Awards exceed 149,600,000 STPC Common Shares.

(f)         Notwithstanding any provision of this Agreement to the contrary, any share of Company Stock for which the holder (a “Dissenting Stockholder”) thereof (i) has not voted in favor of the Merger or consented to it in writing and (ii) has demanded the appraisal of such shares in accordance with, and has complied in all respects with, Section 262 of the DGCL (collectively, the “Dissenting Shares”) shall not be converted into the right to receive the portion of Total Merger Consideration (as divided between STPC Unrestricted Common Shares and Earn Out Shares) applicable to such Dissenting Shares in accordance with the Allocation Schedule and the terms of this Agreement; provided that any such amounts that would otherwise be payable in respect of such Dissenting Shares shall remain the property of STPC. From and after the Effective Time, (x) all Dissenting Shares shall be cancelled and cease to exist and (y) Dissenting Stockholders shall be entitled only to such rights as may be granted to them under Section 262 of the DGCL and shall not be entitled to exercise any of the voting rights or other rights of a stockholder of the Surviving Corporation. Notwithstanding the foregoing, if any Dissenting Stockholder effectively withdraws or loses such appraisal rights (through failure to perfect such appraisal rights or otherwise), then that Dissenting Stockholder’s shares (i) shall no longer be deemed to be Dissenting Shares and (ii) shall be treated as if they had been converted automatically at the Effective Time into the right to receive the portion of Total Merger Consideration (as divided between STPC Unrestricted Common Shares and Earn Out Shares) applicable to such Dissenting Shares in accordance with the Allocation Schedule upon delivery of a duly completed and validly executed Letter of Transmittal and the surrender of Certificates (if any) in accordance with Section 2.3(b). Each Dissenting Stockholder who becomes entitled to payment for his, her or its Dissenting Shares pursuant to the DGCL shall receive payment thereof from the Exchange Agent in accordance with the DGCL. For the avoidance of doubt, for purposes of determining the Allocation Schedule and the other related definitions and terms that are affected by the total number of Company Stock outstanding immediately prior to the Effective Time, any and all Dissenting Shares shall be included in all such determinations as if such Dissenting Shares were participating in the Merger and were entitled to receive the applicable payments under this Agreement. The Company shall give STPC prompt notice of any written demands for appraisal of any shares of Company Stock, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to stockholders’ rights of appraisal in accordance with the provisions of Section 262 of the DGCL, and STPC shall have the opportunity to participate in all negotiations and proceedings with respect to all such demands. The Company shall not, except with the prior written consent of STPC (prior to the Closing) or Sponsor (after the Closing), make any payment with respect to, settle or offer or agree to settle any such demands. Any portion of the Total Merger Consideration (as divided between STPC Unrestricted Common Shares and Earn Out Shares) made available to the Exchange Agent pursuant to Section 2.3(a) to pay for Dissenting Shares shall be returned to STPC upon demand.

Section 2.3         Deposit of STPC Common Shares; Other Closing Date Payments~~.~~

(a)        Deposit with Exchange Agent. Immediately prior to the Effective Time, STPC shall deposit with an exchange agent (the “Exchange Agent”) mutually selected by STPC and the Company, (i) the aggregate number of STPC Unrestricted Common Shares and Earn Out Shares to be converted from Company Common Shares (after giving effect to the Company Preferred Conversion) pursuant to clause (x) of Section 2.2(a) and (ii) cash required to be paid to Pre-Closing Holders pursuant to Section 2.2(c) (the cash so deposited with the Exchange Agent pursuant to this clause (ii), the “Cash Funding Amount”).

(b)        Letter of Transmittal. Prior to the Closing Date and in accordance with Section 5.15 of this Agreement, the Company shall deliver, or cause to be delivered, to each Pre-Closing Holder a Letter of Transmittal, together with a request to have such Pre-Closing Holder deliver an executed Letter of Transmittal to the Company and the Exchange Agent no less than five (5) Business Days prior to the Closing. At the Effective Time, (i) each Pre-Closing Holder of an outstanding certificate or certificates for Company Stock (collectively, the “Certificates”), who has surrendered such Certificates to the Company and the Exchange Agent (together with a properly completed Letter of Transmittal) in accordance with the above timelines prior to the Closing shall be entitled to receive the applicable portion of the Total Merger Consideration (as divided between STPC Unrestricted Common Shares and Earn Out Shares) in accordance with the Allocation Schedule on the Closing Date following the Effective Time. Promptly after the Effective Time, STPC shall send, or shall cause the Exchange Agent to send, to each Pre-Closing Holder that did not receive a Company Stockholder Package pursuant to Section 5.15, a Letter of Transmittal for use in such exchange. Following surrender of Certificates (to the extent certificated) to the Company and the Exchange Agent (together with a properly completed Letter of Transmittal) in the case of Pre-Closing Holders of Company Stock, such Pre-Closing Holders shall be entitled to receive the applicable portion of the Total Merger Consideration (as divided between STPC Unrestricted Common Shares and Earn Out Shares) in accordance with the Allocation Schedule within five (5) Business Days following such surrender and/or delivery of the applicable documents. No interest or dividends will be paid or accrued on the consideration payable upon delivery of a Letter of Transmittal. For the avoidance of doubt, to the extent the shares of Company Stock held by a Pre-Closing Holder of Company Stock are not certificated or are represented by electronic certificates, the requirement to deliver physical Certificates as set forth herein shall not apply.

(c)        No Further Transfers. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of any Company Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Company Stock is presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Section 2.3.

Section 2.4         Exchange Agent. Promptly following the date that is one year after the Effective Time, STPC shall instruct the Exchange Agent to deliver to STPC all cash, certificates and other documents in its possession relating to the transactions contemplated hereby, and the Exchange Agent’s duties shall terminate. Thereafter, each Pre-Closing Holder who has not delivered a Letter of Transmittal may surrender such Certificate (to the extent such shares are certificated) or deliver such Letter of Transmittal to STPC and (subject to applicable abandoned property, escheat and similar Laws) receive in consideration therefor, and STPC shall promptly pay, the portion of the Total Merger Consideration (as divided between STPC Unrestricted Common Shares and Earn Out Shares) deliverable in respect thereof as determined in accordance with this Article 2 without any interest thereon. None of STPC, Merger Sub, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any Total Merger Consideration delivered to a public official pursuant to and in accordance with any applicable abandoned property, escheat or similar Laws. If any Certificate shall not have been surrendered immediately prior to such date on which any amounts payable pursuant to this Article 2 would otherwise escheat to or become the property of any Governmental Entity, any such amounts shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

Section 2.5         Withholding. Notwithstanding any other provision in this Agreement to the contrary, STPC, the Company, and the Exchange Agent shall be entitled to deduct and withhold from any cash, stock consideration or other amounts otherwise paid or payable in connection with the transactions contemplated in this Agreement to any Person such amounts that STPC, the Company or the Exchange Agent are required to deduct and withhold with respect thereto under the Code or any provision of applicable Law; provided that before making any deduction or withholding pursuant to this Section 2.5 other than with respect to compensatory payments or as a result of the Company failing to deliver the certification required by Section 5.5(b), STPC shall use commercially reasonable efforts to give the Company at least five (5) Business Days prior written notice of any anticipated deduction or withholding (together with any legal basis thereof) to provide the Company with sufficient opportunity to provide any forms or other documentation from the applicable equity holders or take such other steps in order to avoid such deduction or withholding and shall reasonably consult and cooperate with the Company or the applicable Pre-Closing Holder in good faith to minimize or eliminate, to the extent permissible under applicable Law, the amount of any such deduction or withholding, including by cooperating with the submission of any certificates or forms to establish an exemption from, reduction in, or refund of any such deduction or withholding. To the extent that amounts so deducted and withheld are duly deposited with the appropriate Governmental Entity, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 2.6         Earn-Out.

(a)             At the Effective Time, in accordance with the provisions of Section 2.2(a), Section 2.2(b) and the Allocation Schedule, STPC shall issue or cause to be issued to the Earn Out Escrow Agent (as defined below), 17,562,680 restricted STPC Common Shares which shall be subject to the vesting and forfeiture provisions provided for in this Section 2.6 and, in the case of such restricted STPC Common Shares issued with respect to Company Options or Company Warrants, the vesting and forfeiture conditions provided for in Section 2.2(b) (collectively, the “Earn Out Shares”), such that:

(i)             8,781,340 of the Earn Out Shares will vest upon the occurrence of Triggering Event I (the “$14 Earn Out Shares”); and

(ii)            8,781,340 of the Earn Out Shares will vest upon the occurrence of Triggering Event II (the “$16 Earn Out Shares”).

For illustrative purposes, if, prior to the expiration of the Earn Out Period:

(i)             the Closing Price of the STPC Common Shares is greater than or equal to $14.00 over any twenty (20) Trading Days within any thirty- (30-) consecutive Trading Day period, all of the $14 Earn Out Shares shall vest upon such Triggering Event as determined in accordance with Section 2.6(e) and

(ii)            the Closing Price of the STPC Common Shares is greater than or equal to $16.00 over any twenty (20) Trading Days within any thirty- (30-) consecutive Trading Day period, all of the $16 Earn Out Shares shall vest upon such Triggering Event as determined in accordance with Section 2.6(e) and, if not already vested, all of the $14 Earn Out Shares shall also vest.

(b)            Upon receipt of the Earn Out Shares, an escrow agent (the “Earn Out Escrow Agent”) will place such Earn Out Shares in an escrow account (the “Earn Out Escrow Account”) established pursuant to an escrow agreement in the form attached hereto as Exhibit K, to be entered into at the Closing by STPC, the Holder Representative, the Sponsor and the Earn Out Escrow Agent (the “Earn Out Escrow Agreement”).

(c)             Subject to the limitations contemplated herein, each Earn Out Recipient shall have all of the rights of a stockholder with respect to the Earn Out Shares, including the right to receive dividends and to vote such shares; provided that the unvested Earn Out Shares shall not entitle the holder thereof to consideration in connection with any sale or other transaction (other than, for the avoidance of doubt, as part of a Company Sale) and may not be offered, sold, transferred, redeemed, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) by the Earn Out Recipients or be subject to execution, attachment or similar process without the consent of STPC, and shall bear a customary legend with respect to such transfer restrictions. The receipt of Earn Out Shares by the Earn Out Recipients is subject to the execution and delivery of a Lock-Up Agreement by each such holder on or prior to the Closing Date. In the event an Earn Out Recipient does not execute and deliver a Lock-Up Agreement, any Earn Out Shares that would otherwise be allocated to such holder shall be reallocated to the Earn Out Recipients that have executed and delivered a Lock-Up Agreement on a pro rata basis immediately prior to the Effective Time. Any attempt to sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of such unvested Earn Out Shares shall be null and void. Notwithstanding the foregoing, Earn Out Recipients who have executed a Lock-Up Agreement may transfer such Earn Out Recipient’s unvested Earn Out Shares solely to the extent such transfer would be a Permitted Transfer (as defined in such Earn Out Recipient’s Lock-Up Agreement), provided that the applicable permitted transferee and such transferred unvested Earn Out Shares shall otherwise be subject to the terms and conditions set forth in this Section 2.6.

(d)            If the applicable Triggering Event has not occurred prior to the expiration of the Earn Out Period, then all Earn Out Shares which would vest in connection with such Triggering Event shall be automatically forfeited and deemed transferred to STPC and shall be cancelled by STPC and cease to exist. For the avoidance of doubt, prior to such forfeiture, all Earn Out Shares shall be entitled to any dividends or distributions made to the holders of STPC Common Shares and shall be entitled to the voting rights generally granted to holders of STPC Common Shares.

(e)             In the event of occurrence of any Triggering Event set forth in Section 2.6(a), as soon as practicable (but in any event within three (3) Business Days), STPC will deliver to the Holder Representative a written statement (each, a “Stock Price Earn Out Statement”) that sets forth (i) the Closing Price over the applicable thirty- (30-) consecutive Trading Day period and (ii) the calculation of the Earn Out Shares in connection therewith and the Allocation Schedule, including any adjustments made pursuant to a stock split, stock dividend, reorganizations, recapitalizations and the like. The Holder Representative may deliver written notice to STPC on or prior to the fifteenth (15th) day after receipt of a Stock Price Earn Out Statement, either (x) accepting the Stock Price Earn Out Statement or (y) specifying in reasonable detail any items that they wish to dispute and the basis therefor. If the Holder Representative fails to deliver such written notice in such fifteen (15) day period, then the Earn Out Recipients will be deemed to have waived their right to contest such Stock Price Earn Out Statement and the calculations set forth therein, and such Stock Price Earn Out Statement and calculations set forth therein shall be deemed final and binding. If the Holder Representative provides STPC with written notice of any objections to the Stock Price Earn Out Statement in such fifteen (15) day period, then the Holder Representative and STPC will, for a period of fifteen (15) days following the date of delivery of such notice, attempt to resolve their differences and any written resolution by them as to any disputed amount will be final and binding for all purposes under this Agreement. If at the conclusion of such fifteen (15) day period the Holder Representative and STPC have not reached an agreement on any objections with respect to the Stock Price Earn Out Statement, then upon the written request of either STPC or the Holder Representative, the dispute shall be referred to an independent accountant of national standing as shall be mutually agreed upon in good faith by STPC and the Holder Representative for final resolution of the dispute as promptly as practicable. Upon final determination of the items set forth in the Stock Price Earn Out Statement as contemplated by this Section 2.6(e), the applicable Earn Out Shares shall be deemed to have vested upon such applicable Triggering Event in accordance with such Stock Price Earn Out Statement. Promptly thereafter, STPC shall prepare and deliver or cause to be prepared and delivered, in consultation with the Sponsor and the Holder Representative, a mutually agreeable written notice to the Earn Out Escrow Agent (a “Release Notice”), which Release Notice shall set forth in reasonable detail, the Triggering Event giving rise to the requested release and the specific release instructions with respect thereto (including the number of Earn Out Shares to be released and the identity of the person to whom such Earn Out Shares should be released). In the event STPC fails to deliver the Stock Price Earn Out Statement within the three (3) Business Day period described above, the Holder Representative shall be entitled to deliver the Stock Price Earn Out Statement, and any disputes and the resolution process set forth in this Section 2.6(e) shall, in such circumstances, apply mutatis mutandis.

(f)             In the event that there is a Company Sale after the Closing and prior to the expiration of the Earn Out Period, if the sale price per share or implied sale price per share based on the company sale price at the closing of the Company Sale is at least $14 (with respect to Triggering Event I and the $14 Earn Out Shares) or $16 (with respect to Triggering Event II and the $16 Earn Out Shares), in each case, taking into account the number of Earn Out Shares that would be vested as if the STPC Common Shares had been trading at a Closing Price equal to such sale price per share or implied sale price per share in connection with such Company Sale, as applicable, for the requisite period set forth in Section 2.6(a) necessary to satisfy the applicable Triggering Event, then (A) immediately prior to the consummation of the Company Sale, Triggering Event I or Triggering Event II (as applicable) that has not previously occurred shall be and the related vesting conditions in Section 2.6(e) also shall be deemed to have occurred, (B) such Earn Out Shares shall immediately vest and be released from the Earn Out Escrow Account, and distributed to each Earn Out Recipient entitled to such Earn Out Shares and (C) the holders of such Earn Out Shares shall be eligible to participate in such Company Sale.

Article 3
REPRESENTATIONS AND WARRANTIES RELATING TO THE GROUP COMPANIES

Except as set forth in the Company Schedules (but subject to the terms of Section 8.8), the Company hereby represents and warrants to the STPC Parties as follows:

Section 3.1         Organization and Qualification.

(a)             Each Group Company is a corporation, limited liability company or other applicable business entity duly organized or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of formation or organization (as applicable), except where the failure to be in good standing (or the equivalent thereof) would not have a Company Material Adverse Effect. Each Group Company is duly qualified or licensed to transact business in each jurisdiction in which the property and assets owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not have a Company Material Adverse Effect.

(b)            Each Group Company has the requisite corporate, limited liability company or other applicable business entity power and authority to own, lease and operate its properties and to carry on its businesses as presently conducted, except where the failure to have such power or authority would not be material to the Group Companies taken as a whole. True, correct and complete copies of the Governing Documents of each Group Company and the Company Shareholder Agreements have been provided to STPC, in each case, as amended and in effect as of the date hereof. The Governing Documents of each Group Company and the Company Shareholder Agreements are in full force and effect and none of the Group Companies, or, to the Company’s knowledge, any other party thereto, are in breach or violation of any provision set forth in their respective Governing Documents or the Company Shareholder Agreements.

Section 3.2         Capitalization of the Group Companies.

(a)             Section 3.2(a) of the Company Schedules sets forth, as of the date hereof, a true, correct and complete statement of (i) the number and class or series (as applicable) of all of the Equity Securities of the Company issued and outstanding, (ii) the identity of the Persons that are the record owners thereof and (iii) with respect to any Equity Rights, (1) the date of grant, (2) the strike price (where applicable), (3) any applicable vesting schedule and expiration date, (4) the type of Equity Right (including whether each Company Option is intended to be an “incentive stock option” within the meaning of Section 422 of the Code), and (5) whether any Company Option is or was eligible to be early exercised.

(b)            Except for the Equity Rights set forth on Section 3.2(b) of the Company Schedules (which such Equity Rights shall, for the avoidance of doubt, be subject to the transactions contemplated by Section 2.2) or as is set forth in Company’s Governing Documents or the Company Shareholder Agreements, as of the date hereof, the Company has no outstanding (x) convertible debt, equity appreciation, phantom equity, or profit participation rights, or (y) options, restricted stock, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that would require the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of the Company (collectively, “Equity Rights”).

(c)             All of the Equity Securities of the Company have been duly authorized and validly issued and are fully paid and, if applicable, non-assessable. The Equity Securities of the Company (A) were not issued in violation of the Governing Documents of the Company or its Subsidiaries or the Company Shareholder Agreements or any other Contract to which the Company or any of its Subsidiaries is party or bound, (B) are not subject to any purchase option, call option, right of first refusal or first offer, preemptive right, subscription right or any similar right of any Person granted pursuant to a Contract to which the Company or any of its Subsidiaries are a party or bound, and were not issued in violation of any preemptive rights, call option, right of first refusal or first offer, subscription rights, transfer restrictions or similar rights of any Person granted pursuant to a Contract to which the Company or any of its Subsidiaries are a party or bound, (C) have been, in connection with their initial sale, offered, sold and issued (as applicable) in compliance with applicable Law, including Securities Laws, and (D) to the knowledge of the Company, are free and clear of all Liens (other than transfer restrictions under applicable Securities Law or as set forth under the Governing Documents of the Company or the Company Shareholder Agreements).

(d)            (i) Each Company Option has an exercise price that has been determined pursuant to a valuation consistent with applicable Laws to be at least equal to the fair market value of a Company Common Share on a date no earlier than the date of grant of such Company Option, (ii) no Company Option has had its exercise date or grant date “back-dated” or materially delayed, and (iii) all Company Options have been issued in compliance with the Company Equity Plan and all applicable Laws and properly accounted for in all material respects in accordance with the Accounting Principles.

(e)             Except for the Company’s Governing Documents and the Company Shareholder Agreements, there are no voting trusts, proxies, or other Contracts to which the Company or any of its Subsidiaries are a party or bound or with respect to the voting or transfer of the Company’s Equity Securities. The Equity Securities set forth on the Allocation Schedule will, as of immediately prior to the Closing, constitute all of the issued and outstanding Equity Securities of the Company.

(f)             Except as set forth on Section 3.2(f) of the Company Schedules, as of the date hereof, all of the outstanding Equity Securities of each Subsidiary of the Company are owned directly by the Company or another Subsidiary of the Company, free and clear of all Liens (other than transfer restrictions under applicable Securities Law or Permitted Liens), and are set forth on Section 3.2(f) of the Company Schedules opposite the name of each Subsidiary of the Company. There are no Equity Rights that would require the Company or any of its Subsidiaries to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of the Company’s Subsidiaries. Except as set forth in the Governing Documents of the Company or its Subsidiaries, there are no voting trusts, proxies or other Contracts with respect to the voting or transfer of any Equity Securities of any Subsidiaries of the Company.

(g)            Except as is set forth on Section 3.2(g) of the Company Schedules, as of the date hereof, none of the Group Companies owns or holds (of record, beneficially or otherwise), directly or indirectly, any Equity Securities in or debt of any other Person or the right to acquire any such Equity Security or debt, and none of the Group Companies are a partner or member of any partnership, limited liability company or joint venture.

(h)            Section 3.2(h) of the Company Schedules sets forth a list of all Indebtedness of the Group Companies (as described in clauses (a) through (f) of the definition of Indebtedness only) as of the date hereof, including, if applicable, the principal amount of such Indebtedness, the outstanding balance as of the date of this Agreement of such Indebtedness and the debtor and the issuer thereof.

Section 3.3         Authority. The Company has the requisite corporate, limited liability company or other similar power and authority to execute and deliver this Agreement and each of the Ancillary Documents to which it is or will be a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby, subject to obtaining the Required Company Shareholder Approval. The execution and delivery of this Agreement, the Ancillary Documents to which the Company is or will be a party and the consummation of the transactions contemplated hereby and thereby have been (or, in the case of any Ancillary Document entered into after the date of this Agreement, will be upon execution thereof) duly authorized by all necessary corporate and shareholder (or other similar) action on the part of the Company, subject to obtaining the Required Company Shareholder Approval. This Agreement and each Ancillary Document to which the Company is or will be a party has been or will be upon execution thereof, as applicable, duly and validly executed and delivered by the Company and constitutes or will constitute, upon execution and delivery thereof, as applicable, a valid, legal and binding agreement of the Company (assuming that this Agreement and the Ancillary Documents to which the Company is or will be a party are or will be upon execution thereof, as applicable, duly authorized, executed and delivered by the other Persons party hereto and thereto), enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

Section 3.4         Financial Statements; No Undisclosed Liabilities.

(a)             Attached hereto as Section 3.4(a) of the Company Schedules are true, correct and complete copies of the following financial statements (such financial statements, the “Financial Statements”): audited consolidated balance sheets of the Group Companies as of December 31, 2020 (the “Latest Balance Sheet”), December 31, 2019 and December 31, 2018, and the related audited consolidated statements of income and cash flows of the Group Companies for the fiscal years then ended (the “Audited Financials”)

(b)            The Financial Statements (i) have been prepared from, and reflect in all material respects, the books and records of the Group Companies, (ii) have been prepared in accordance with the Accounting Principles applied on a consistent basis throughout the periods covered thereby, except as may be indicated in the notes thereto and subject, in the case of unaudited Financial Statements, to the absence of footnotes and normal year-end adjustments, none of which are material, and (iii) fairly present, in all material respects, the consolidated financial position of the Group Companies as of the dates thereof and their consolidated results of operations for the periods then ended, subject, in the case of unaudited Financial Statements, to the absence of footnotes and normal year-end adjustments.

(c)             Except (i) as set forth on the Latest Balance Sheet or the Financial Statements, (ii) for liabilities incurred in the ordinary course of business since the date of the Latest Balance Sheet (none of which is a liability for breach of contract, breach of warranty, tort, infringement, misappropriation, dilution or violation of Law), (iii) for liabilities incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of their respective covenants and agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby, (iv) for liabilities disclosed in Section 3.4(c) of the Company Schedules, or (v) for liabilities that are not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole, as of the date hereof, no Group Company has any liabilities that would be required to be set forth on a consolidated balance sheet of the Group Companies prepared in accordance with the Accounting Principles. No Group Company is a party to any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC).

(d)            Each Group Company has established and maintains systems of internal accounting controls. To the knowledge of the Company, such internal controls are sufficient to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Company’s financial statements for external purposes in accordance with GAAP. Since December 31, 2018, except as set forth on Section 3.4(d) of the Company Schedules, no Group Company has received any written complaint, allegation, assertion or claim that there is (i) a “significant deficiency” in the internal controls over financial reporting of the Group Companies, (ii) a “material weakness” in the internal controls over financial reporting of the Group Companies or (iii) fraud, whether or not material, that involves management or other employees of the Group Companies who have a significant role in the internal controls over financial reporting of the Group Companies.

Section 3.5         Consents and Requisite Governmental Approvals; No Violations. Assuming the truth and accuracy of the representations and warranties set forth in Section 4.3 (and assuming all Consents referred to in such sections (or required to be disclosed in the corresponding sections of the STPC Schedules) are made or obtained), no Consent of any Governmental Entity is necessary in connection with the execution, delivery or performance by the Company of this Agreement and the Ancillary Documents to which the Company is or will be party or bound or the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, except for (a) compliance with and filings set forth on Section 3.5 of the Company Schedules, (b) compliance with and filings under any applicable Securities Laws, including the Registration Statement / Proxy Statement, (c) the Required Company Shareholder Approval or (d) those the failure of which to obtain or make would not have, or be reasonably expected to have, a Company Material Adverse Effect. Except for Consents set forth on Section 3.5 of the Company Schedules, neither the execution, delivery and performance by the Company of this Agreement nor the Ancillary Documents to which the Company is or will be a party nor the consummation of the transactions contemplated by hereby and thereby will, directly or indirectly (with or without due notice or lapse of time or both) (i) conflict with or result in any breach of any provision of any (x) the Company’s Governing Documents or (y) any of the Company’s Subsidiaries Governing Documents, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, consent, cancelation, materially adverse amendment, materially adverse modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of, or the loss of any benefits under (A) any Contract to which any Group Company is a party or by which it or its properties or assets are bound, (B) any Group Company Permits or (C) any Data Privacy and Security Requirement, (iii) violate, or constitute breach under, in each case, in any material respect, any Order or applicable Law to which any Group Company or any of it properties or assets are bound, or (iv) result in the creation of any Lien upon any of the assets or properties (other than any Permitted Liens) or Equity Securities (other than Liens under applicable Securities Laws or Liens created by STPC) of any Group Company, except, in the case of any of clauses (ii) and (iv) above, as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.6         Permits. The Group Companies and agents acting on its behalf hold all Permits required for the lawful conduct of their respective businesses (including as required to import, export, move interstate, release into the environment, test, grow, manufacture, distribute, and sell their products (whether commercialized or under development)) or necessary or required to own, lease or operate any of the properties or assets of the Group Companies, other than any such Permits which if not held by the Group Companies, would not reasonably be expected to have a Company Material Adverse Effect (collectively, the “Group Company Permits”). Except as is not, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole: (a) each Group Company Permit is valid and in full force and effect either pursuant to its terms or by operation of law; (b) each Group Company is, and since December 31, 2018, has been, in compliance with the terms of all Group Company Permits held by such Group Company; and (c) to the Company’s knowledge, no event, circumstance, or state of facts has occurred which (with or without due notice or lapse of time or both) would reasonably be expected to result in the failure of a Group Company to be in material compliance with the terms of any Group Company Permit.

Section 3.7         Material Contracts.

(a)             Section 3.7(a) of the Company Schedules sets forth a list of all Contracts to which a Group Company is, as of the date of this Agreement, a party or by which it or its assets or properties are bound (each Contract required to be set forth on Section 3.7(a) of the Company Schedules, the “Material Contracts”) that is:

(i)             any Contract relating to the components of Indebtedness of the Group Companies set forth in clauses (a) through (f), of the definition thereof;

(ii)            any material equity joint venture or investment or other similar Contract;

(iii)          any Contract or group of Contracts with a common counterparty, or among counterparties sharing the same ultimate parent company, with consideration paid or payable to or by any one or more Group Companies of more than $250,000, in the aggregate, over any rolling 12-month period since January 1, 2020;

(iv)          any Contract or group of Contracts with a common counterparty, or among counterparties sharing the same ultimate parent company, with a remaining term of more than 24 months and that creates an obligation or a right of the Company or any Group Company to be paid or make payments of more than $250,000, as forecasted, over any rolling 12-month period starting January 1, 2021;

(v)            any Contract for the disposition of any portion of the assets or business of any Group Company with a value in excess of $5,000,000 or for the acquisition by any Group Company of the assets or business of any other Person with a value in excess of $5,000,000 (other than purchases of inventory or services in the ordinary course of business) under which the Company or any of its Subsidiaries has any material continuing monetary obligations, including with respect to an “earn-out”, contingent purchase price or other contingent or deferred payment obligation;

(vi)          any Contract with any Governmental Entity to which any Group Company is a party that involve payments by or to the Group Companies in excess of $250,000;

(vii)        any Contract required to be disclosed on Section 3.19 of the Company Schedules;

(viii)       any settlement, conciliation or similar Contract relating to a Proceeding of a Group Company that have been entered into on or after December 31, 2018 and (1) contemplate payment by any Group Company of any amount in excess of $500,000 or (2) were brought by an equityholder or Affiliate of a Group Company;

(ix)          any Contract that limits, or purports to limit, the ability of any Group Company to compete in any line of business or with any person or entity or in any geographic area or during any period of time, excluding customary confidentiality agreements and agreements that contain customary confidentiality clauses and excluding any such limitations that are not material to the operation of the businesses of the Group Companies, taken as a whole;

(x)            any Contract that results in any person or entity holding a power of attorney from any Group Company that relates to the Group Companies or their respective business;

(xi)          any Contract under which any Group Company has agreed to purchase goods or services from a vendor, supplier or other person on a preferred supplier or “most favored supplier” basis;

(xii)        any Contract in excess of $100,000 annually which involves the license to or grant of rights in Intellectual Property by any Person to a Group Company (other than (A) non-exclusive licenses for commercially-available, off-the-shelf software licensed on standard terms and procured for aggregate fees of less than $250,000; (B) assignments granted by Group Company employees and contractors to a Group Company; and (C) non-exclusive licenses which are not the primary purpose of, or a material component of, the Contract);

(xiii)       any Contract which involves the license or grant of rights by any Group Company to a third party of Company Owned Intellectual Property for fees in excess of $100,000 annually, including any Contract involving the use of any Company Registered Intellectual Property required to be listed in Section 3.13(a) of the Company Schedules, but excluding any non-exclusive licenses granted to customers, contractors or distributors in the ordinary course of business;

(xiv)       any Contract for the development of (A) material Company Owned Intellectual Property that is embodied in or distributed with any products or services or is otherwise material Company Owned Intellectual Property (other than Contracts with any employee or contractor on a standard form of agreement entered into in the ordinary course of business under which such employee or contractor presently assigns all right, title and interest in and to any developed Intellectual Property to a Group Company), and (B) any Intellectual Property for any Person by a Group Company under which Contract a Group Company has any material unperformed obligations;

(xv)         any Contract relating to the purchase of engineering or design services that involve more than $250,000, other than those Contracts and agreements under which no material services are remaining to be performed;

(xvi)       any CBA; and

(xvii)     any employment, severance, retention, change of control, separation or individual consulting Contract with any director, manager, officer, individual service provider or employee of a Group Company (A) providing for total annual compensation in excess of $250,000 (excluding any Contract that is terminable at will without payment of any severance, transaction bonus, Tax gross-up or similar payment obligation), or (B) that would result in monetary liability in excess of $100,000 to any Group Company if terminated.

(b)            Each Material Contract is in full force and effect and is a valid, legal and binding obligation of the applicable Group Company, enforceable in accordance with its terms against such Group Company and, to the Company’s knowledge, each other party thereto (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity). There is no breach or default by any Group Company or, to the Company’s knowledge, any third party under any Material Contract, except as would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole. To the Company’s knowledge, (A) no event has occurred which (with or without notice or lapse of time or both) would constitute a breach or default or would permit termination of, or a modification or acceleration thereof by any party to such Material Contract, and (B) no party to a Material Contract has claimed a force majeure with respect thereto, in each case, except as would not reasonably be expected, individually or in the aggregate, to be material to the Group Companies, taken as a whole. Since December 31, 2020 through the date hereof, no Group Company has received notice of (i) any breach or default under any Material Contract or (ii) the intention of any third party under any Material Contract to cancel, terminate or modify in any respect the terms of any such Material Contract, or accelerate the obligations of any Group Company thereunder, in each case, except as has not been and would not reasonably be expected, individually or in the aggregate, to be material to the Group Companies, taken as a whole. True, correct and complete copies of all Material Contracts as in effect as of the date hereof have been made available to STPC.

Section 3.8         Absence of Changes. Except as set for the Section 3.8 of the Company Schedules, during the period beginning on December 31, 2020 and ending on the date of this Agreement, (a) no Company Material Adverse Effect has occurred, and (b) except as expressly required by this Agreement, any Ancillary Document or in connection with the transactions contemplated hereby and thereby (or in connection with any prior process involving the sale or other extraordinary business transaction involving the Company or its businesses and assets), and except for any actions taken or not taken, or any plans, procedures and practices adopted (and compliance therewith) due to COVID-19 Changes, (i) each Group Company has conducted its business in the ordinary course and (ii) no Group Company has taken any action that would require the consent of STPC under Section 5.1(b)(iii), Section 5.1(b)(iv) or Section 5.1(b)(v), if taken during the period from the date of this Agreement until the Closing pursuant to Section 5.1(b).

Section 3.9         Litigation. Except as set forth on Section 3.9 of the Company Schedules, there is (and since December 31, 2018 there has been) no Proceeding pending or, to the Company’s knowledge, threatened against or involving (a) any Group Company, (b) any of their respective properties, products or assets or (c) any of their respective managers, officers, directors or employees (in their capacities as such) (in each case of clause (a) through (c), seeking material non-monetary relief, involving criminal liability or involving an amount in controversy in excess of $500,000 individually). Neither the Group Companies nor any of their respective properties, products or assets is subject to any outstanding Order that is, or would reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole. Except as set forth on Section 3.9 of the Company Schedules, there are no material Proceedings by a Group Company pending, or which a Group Company has commenced preparations to initiate, against any other Person.

Section 3.10      Compliance with Applicable Law. Each Group Company is (and since December 31, 2018 has been) in compliance in all respects with all Laws applicable to it or its business, operations, products or assets or properties, in each case, except as was not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies taken as a whole. No Group Company or agent acting on its behalf has, since December 31, 2018 through the date hereof, received any notice or communication from any Governmental Entity regarding any actual or violation of, or a failure to comply with, any applicable Law, in each case, except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

Section 3.11      Employee Plans.

(a)             Section 3.11(a) of the Company Schedules sets forth a true, correct and complete list of each material Company Plan (excluding any employment agreement or offer letter that does not (A) contain severance payments or benefits, transaction or retention-based bonuses and (B) deviate in any material respect from the form of offer letter provided to STPC prior to the date hereof). With respect to each Company Plan, the Group Companies have provided STPC with correct and complete copies of the following documents, to the extent applicable: (i) the most recent determination or opinion letter issued by the Internal Revenue Service with respect to each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code; (ii) the current plan and trust documents, and all amendments thereto (and for any unwritten plan, a summary of the material terms); (iii) the most recent summary plan description and all summaries of material modification thereto; (iv) the three most recent Form 5500 annual reports (with all schedules and attachments thereto); and (v) any non-routine correspondence with any Governmental Entity.

(b)            No Group Company or ERISA Affiliate maintains, sponsors, participates in, contributes to or has any obligation to contribute to or has any liability with respect to or under: (i) a Multiemployer Plan; (ii) a “defined benefit plan” (as defined in Section 3(35) of ERISA, whether or not subject to ERISA) or a plan that is or was subject to Title IV of ERISA or Section 412 or 430 of the Code; (iii) a “multiple employer plan” within the meaning of Section of 413(c) of the Code or Section 210 of ERISA; or (iv) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA. No Company Plan provides, and no Group Company has any liabilities to provide, any retiree, post-employment or post-termination health or life insurance or other welfare-type benefits to any Person other than health continuation coverage pursuant to COBRA or similar Law and for which the recipient pays the full cost of premiums for such coverage. No Group Company has any liabilities by reason of being considered a single employer under Section 414 of the Code with any other Person other than another Group Company.

(c)             Each Company Plan that is intended to be qualified under Section 401(a) of the Code has timely received a favorable determination or opinion or advisory letter from the Internal Revenue Service on which it can rely and, to the Company’s knowledge, no events have occurred or circumstances exist that would reasonably be expected to adversely affect such qualified status. None of the Group Companies has incurred (whether or not assessed), or is reasonably expected to incur or to be subject to, any penalty or Tax under Section 4980H, 4980B, 4980D, 6721 or 6722 of the Code.

(d)            There are no pending, or to the Company’s knowledge, threatened Proceedings with respect to any Company Plan (other than routine claims for benefits). Each Company Plan (and each related trust, insurance Contract, or fund) has been established, maintained, funded and administered in accordance with its terms and in compliance in all material respects with the applicable requirements of ERISA, the Code, and other applicable Laws. With respect to any Company Plan, no Group Company or any of their respective ERISA Affiliates or, to the Company’s knowledge, any other “disqualified person” or “party in interest” (as such terms are defined in Section 4975 of the Code and Section 3(14) of ERISA, respectively) as to any such Company Plan, has breached the fiduciary rules of ERISA or has engaged in any “prohibited transactions” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA that are not otherwise exempt under Section 408 of ERISA. With respect to each Company Plan, all contributions (including all employer contributions and employee salary reduction contributions), distributions, reimbursements and premium payments that are due have been timely made in accordance with the terms of the Company Plan and in compliance with the requirements of applicable Law, and, to the extent not yet due, have been properly accrued in accordance with GAAP.

(e)             The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement could not (alone or in combination with any other event) (i) result in any payment or benefit becoming due to or result in the forgiveness of any indebtedness of any current or former director, manager, officer, employee, individual independent contractor or other service providers of any of the Group Companies, (ii) increase the amount or value of any compensation or benefits payable to any current or former director, manager, officer, employee, individual independent contractor or other service providers of any of the Group Companies, or (iii) result in the acceleration of the time of payment or vesting, or trigger any payment or funding of any compensation or benefits to any current or former director, manager, officer, employee, individual independent contractor or other service providers of any of the Group Companies.

(f)             No amount that could be received (whether in cash or property or the vesting of property) by any “disqualified individual” of any of the Group Companies under any Employee Benefit Plan or otherwise in connection with the consummation of the transactions contemplated by this Agreement (alone or in combination with any other event) is reasonably expected, separately or in the aggregate, to be nondeductible under Section 280G of the Code or subject to an excise Tax under Section 4999 of the Code.

(g)            Each Employee Benefit Plan that is a “non-qualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code), has been maintained in form and operation in material compliance with the requirements of Section 409A of the Code and applicable guidance issued thereunder and no amount under any such Employee Benefit Plan has been subject to the interest or additional Tax set forth under Section 409A(a)(1)(B) of the Code.

(h)            Except as set forth in Section 3.11(h) of the Company Schedules, the Group Companies have no current or contingent obligation to make a “gross-up” or similar payment in respect of any Taxes that may become payable under Section 4999 or 409A of the Code.

Section 3.12      Environmental Matters. Except as set forth on Section 3.12 of the Company Schedules:

(a)             The Group Companies are, and at all times since December 31, 2018 have been, operating in compliance in all respects with all Environmental Laws, which includes obtaining, maintaining and complying with all Permits required in connection with the Business under Environmental Laws, except in each case as would not be material to the Group Companies.

(b)            No Group Company has received since December 31, 2018 (or earlier if unresolved) any written notice, Order, or warning letter from a Governmental Entity or any other Person regarding any actual or alleged violation in any material respect of, or a failure to comply in any material respect with any Environmental Laws, except for any such notice, Order or warning letter that has been resolved.

(c)             There is (and since December 31, 2018 there has been) no Proceeding pending or, to the Company’s knowledge, threatened in writing against any Group Company or that otherwise pertains to the Business pursuant to any Environmental Laws, except for any Proceeding that has been resolved.

(d)            Since December 31, 2018, there has been no manufacture, sale, distribution, marketing, design, release, treatment, storage, disposal, arrangement for disposal, transport or handling of, contamination by, or exposure of any Person to, any Hazardous Substances, in each case by any Group Company (or any other Person to the extent giving rise to liability of any Group Company), that has resulted or, to the knowledge of the Company, would reasonably be expected to result in liability under Environmental Laws for any Group Company, except in each case as would not be material to the Group Companies.

(e)             The Group Companies have not contractually assumed or provided an indemnity with respect to any liability of any other Person under Environmental Laws.

(f)             The Group Companies have made available to STPC copies of all material environmental reports, audits, or assessments (including Phase I environmental site assessment reports, and Phase II reports) pertaining to any current or former real property owned or leased by any Group Company and any other material documents pertaining to any pending or threatened Proceeding under Environmental Law, that, in each case, are within the Group Companies’ possession or reasonable control.

Section 3.13      Intellectual Property.

(a)             Section 3.13(a) of the Company Schedules sets forth a true, correct and complete list of all Company Registered Intellectual Property. The Company Registered Intellectual Property is subsisting and, in the case of such Company Registered Intellectual Property that has issued or is registered, to the Company’s knowledge, is valid and enforceable. A Group Company exclusively owns and possesses all right, title and interest in and to all material Company Owned Intellectual Property, free and clear of all Liens (other than Permitted Liens).

(b)            A Group Company exclusively owns and possesses all right, title and interest in and to, or has a valid and enforceable and sufficient written license to, all Intellectual Property that is used in or necessary for the operation of the Business, free and clear of all Liens or obligations to others (other than Permitted Liens) (together with the Company Owned Intellectual Property the “Business Intellectual Property”), which Business Intellectual Property will, immediately after the Closing, be owned by, licensed to or available for use by the Group Companies on terms and conditions that are the same in all material respects to those immediately prior to the Closing; provided that nothing in this Section 3.13(b) constitutes a representation and warranty of non-infringement of Intellectual Property owned by a third Party. No Group Company has granted any exclusive license with respect to any Company Owned Intellectual Property (including any Company Product) to any other Person.

(c)             All Persons who independently or jointly have materially contributed to the authorship, invention, creation, improvement, modification or development of any material Intellectual Property for or on behalf of, or under the supervision of, any Group Company have executed and delivered to the Group Company a valid and enforceable written assignment (by way of a present grant of assignment) to a Group Company of all such Intellectual Property authored, invented, created, improved, modified or developed by such Person in the course of their employment or other engagement with such Group Company for which ownership does not automatically vest in such Group Company by operation of law. Each Group Company has taken reasonable steps to safeguard and maintain the secrecy of any Trade Secrets owned or used by each Group Company, including ensuring that third parties who have had access to such Trade Secrets are subject to confidentiality obligations with respect to such Trade Secrets. To the Company’s knowledge, there has been (i) no violation or unauthorized access to or disclosure of any Trade Secrets of or in the possession of each Group Company, or (ii) no material breach of any written contract containing non-disclosure obligations with respect to such Trade Secrets.

(d)            (i) The operation of the Business as conducted by the Group Companies, including the design, development, manufacturing, reproduction, use, marketing, offer for sale, sale, importation, exportation, distribution or maintenance of Company Products by any of the Group Companies, does not infringe, misappropriate or violate, and has not since December 31, 2018, infringed, misappropriated, or violated any Intellectual Property of any other Person, except in each case as would not have, or not be reasonably expected to have, a Company Material Adverse Effect, (ii) there is not, and there has not been since December 31, 2018, any Proceeding pending or other material claim sent or received in writing (including unsolicited offers, demands, or requests to license or cease and desist letters) by or against any Group Company with respect to any Intellectual Property (including any infringement, misappropriation, dilution, violation, enforceability, use (including any assertion of misuse), ownership, scope, licensing, or validity thereof), and (iii) to the Company’s knowledge, no Person is infringing, misappropriating, or violating any Company Owned Intellectual Property in any material respect.

(e)             The Group Companies possess all source code and other material documentation necessary to compile and operate the Company Products (excluding any third party Software licensed in object code that is distributed with Company Products) and no Group Company has disclosed, delivered, licensed or otherwise made available, and no Group Company has a duty or obligation (whether present, contingent or otherwise) to disclose, deliver, license or otherwise make available, any material source code for any Company Products or any material source code otherwise included in the Company Owned Intellectual Property to any Person other than third parties engaged by a Group Company to provide development, support or maintenance services to such Group Company (each of which is subject to agreements with reasonable Intellectual Property assignment and confidentiality provisions), and no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time or both) will, or could reasonably be expected to, result in the delivery, license, or disclosure of any such source code by any Group Company to any Person who is not, as of the date the event occurs or circumstance or condition comes into existence, a current employee, contractor or service provider of a Group Company subject to confidentiality obligations with respect thereto.

(f)             Each Group Company is in material compliance with all obligations under any Contract pursuant to which such Group Company has obtained the right to use any third party Software, including Open Source Software, that is currently used in the operation of the Business and in particular the Group Companies have purchased a sufficient number of seat licenses or other required permissions or use rights for the Company IT Systems. The Company IT Systems are, in all material respects, sufficient for the current needs of, and are sufficient to effectively perform all information technology operations necessary for, the operation of the Business. The Group Companies use and have used commercially reasonable efforts to protect the confidentiality, integrity and security of the Company IT Systems and to prevent any unauthorized use, access, interruption, or modification of the Company IT Systems. The Group Companies do not use and have not used any Open Source Software or any modification or derivative thereof with any Company Product or otherwise in connection with the operation of the Business (A) in a manner that would grant or purport to grant to any Person any rights to or immunities under any of the Company Owned Intellectual Property, or (B) under any license requiring any Group Company to disclose or distribute any source code to any of the Company Products or otherwise included in any Company Owned Intellectual Property (other than the Open Source Software itself), to license or provide any such source code for the purpose of making derivative works, or to make available for redistribution to any Person any such source code at no or minimal charge.

Section 3.14      Labor Matters.

(a)             Since December 31, 2018, (i) none of the Group Companies (A) has or has had any material liability for any arrears of wages, salaries, premiums, commissions, bonuses, fees or other compensation for services, or any penalty or other sums for failure to comply with any of the foregoing, and (B) has or has had any material liability for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity with respect to unemployment compensation benefits, social security, social insurances or obligations for any employees of any Group Company (other than routine payments to be made in the ordinary course of business); and (ii) the Group Companies have withheld all amounts required by applicable Law or by agreement to be withheld from wages, salaries, and other payments to employees or independent contractors of each Group Company.

(b)            Since December 31, 2018, there has been no “mass layoff” or “plant closing” as defined by WARN related to any Group Company, and the Group Companies have not incurred any material liability under WARN nor have the taken any action that could reasonably be expected to result in the Group Companies incurring any material liability under WARN including as a result of the transactions contemplated by this Agreement. Except as set forth on Section 3.14(b) of the Company Schedules, no employee layoff, facility closure or shutdown (whether voluntary or by Order), reduction-in-force, furlough, temporary layoff, material work schedule change or reduction in hours, or reduction in salary or wages, or other workforce changes affecting employees of any Group Company has occurred since March 1, 2020 or is currently contemplated, planned or announced, including as a result of COVID-19 or any COVID-19 Measures. The Group Companies have not otherwise experienced any employment-related liability with respect to COVID-19 that has been, or would reasonably be expected to be, material to the Group Companies taken as a whole.

(c)            There are no material Proceedings pending or, to the Company’s knowledge, threatened by or on behalf of any current or former director, manager, officer, employee, individual independent contractor or other service providers or government or administrative authority, including any claims relating to actual or alleged harassment, discrimination, or retaliation, or similar improper conduct, breach of contract, wrongful termination, defamation, intentional or negligent infliction of emotional distress, interference with contract or interference with actual or prospective economic disadvantage, salary differences, and social security contributions and taxes. No Group Company is bound by any Order or material consent decree with, or citation by, any Governmental Entity relating to any employment practices.

(d)            The Group Companies have promptly, thoroughly and impartially investigated all material allegations of sexual harassment or other types of discrimination prohibited by applicable Laws of which any of the Group Companies are or were made aware. With respect to each such material allegation with potential merit, the Group Companies have taken prompt corrective action that is reasonably calculated to prevent further improper action.

(e)             Since December 31, 2018, the Group Companies have been and are in compliance in all material respects with all applicable Laws respecting labor, employment and employment practices, including, without limitation, all Laws respecting terms and conditions of employment, health and safety, wages and hours (including the classification of independent contractors and exempt and non-exempt employees), immigration (including the completion of Forms I-9 for all employees and the proper confirmation of employee visas), employment harassment, discrimination or retaliation, whistleblowing, disability rights or benefits, equal opportunity, plant closures and layoffs (including the WARN Act), employee trainings and notices, workers’ compensation, labor relations, employee leave issues, COVID-19, affirmative action and unemployment insurance.

(f)             No Group Company has been a party to or bound by any collective bargaining agreements or other Contracts with any labor organization, works council, labor union or other employee representative (collectively, “CBA”), and no employees of the Group Companies are represented by any labor union, works council, or other labor organization with respect to their employment with the Group Companies. Since December 31, 2018, there has been no actual or, to the Company’s knowledge, threatened unfair labor practice charges, material grievances, arbitrations, strikes, lockouts, work stoppages, slowdowns, picketing, handbilling or other material labor disputes against or affecting any Group Company. To the Company’s knowledge, since December 31, 2018, there have been no labor organizing activities with respect to any employees of any Group Company.

(g)            To the Company’s knowledge, no current or former employee or independent contractor of any Group Company is in any material respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, restrictive covenant or other similar obligation: (i) owed to any Group Company; or (ii) owed to any third party with respect to such Person’s right to be employed or engaged by the applicable Group Company.

Section 3.15      Insurance. All material insurance policies of any Group Company (including fire, liability, workers’ compensation, property, cyber, casualty and other forms of insurance owned or held by any Group Company) are in full force and effect, all premiums due and payable thereon as of the date hereof have been paid in full as of the date hereof, and no claim by any Group Company is pending under any such policies as to which coverage has been denied or disputed, or rights reserved to do so, by the underwriters thereof, in each case, except as would not reasonably be expected to be, individually or in the aggregate, material to the Group Company, taken as a whole. No Group Company is in material breach or default under the terms of any such insurance policy (including any such breach or default with respect to the giving of notice of claims) and, to the Company’s knowledge, no event has occurred which (with or without notice or the lapse of time or both) would constitute a material breach or material default. No written notice of pending material premium increase, cancelation or termination has been received by any Group Company with respect to any such policy, in each case, except as would not reasonably be expected to be, individually or in the aggregate, material to the Group Company, taken as a whole.

Section 3.16      Tax Matters.

(a)             Each Group Company has prepared and timely filed all federal income and other material Tax Returns required to have been filed by it, all such Tax Returns are true, correct and complete in all material respects and prepared in compliance in all material respects with all applicable Law, and each Group Company has timely paid all federal income and other material Taxes required to have been paid by it regardless of whether or not shown on any such Tax Return.

(b)            Each Group Company has timely withheld and paid to the appropriate Tax Authority all material amounts required to have been withheld and paid in connection with amounts paid or owing to any employee, individual independent contractor, other service providers, equity interest holder, or other third-party and has otherwise complied in all material respects with all applicable Laws relating to such withholding, collection and payment of Taxes.

(c)             No Group Company is currently the subject of a Tax audit, examination, claim, Proceeding, or investigation with respect to material Taxes (a “Tax Proceeding”), and no Tax Proceeding with respect to any Group Company is pending or has been threatened in writing. No Group Company has been informed in writing of any deficiency, proposed adjustment, or assessment, in each case with respect to material Taxes, that has not been fully paid or finally resolved. All material deficiencies for Taxes asserted or assessed in writing against any Group Company have been fully and timely (taking into account applicable extensions) paid, settled or withdrawn, and, no such deficiency has been threatened or proposed in writing against any Group Company.

(d)            No Group Company has consented to extend or waive the time in which any material Tax may be assessed or collected by any Tax Authority, other than any such extensions or waivers that are no longer in effect or that were extensions of time to file Tax Returns obtained in the ordinary course of business. No Group Company is the beneficiary of any extension of time (other than an automatic extension of time not requiring the consent of the applicable Governmental Entity) within which to file any material Tax Return not previously filed.

(e)             No “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Law), private letter rulings, technical advice memoranda or similar agreements or rulings have been requested, entered into or issued by any Tax Authority with respect to a Group Company which agreement or ruling would be effective after the Closing Date.

(f)             No Group Company is or has been a party to any “listed transaction” as defined in Section 6707A of the Code and Treasury Regulations Section 1.6011-4 (or any corresponding or similar provision of state, local or non-U.S. income Law).

(g)            There are no Liens for material Taxes on any assets of the Group Companies other than Permitted Liens.

(h)            During the two-year period ending on the date of this Agreement, no Group Company (or any predecessor thereof) was a distributing corporation or a controlled corporation in a transaction purported or intended to be governed by Section 355 of the Code.

(i)              No Group Company (i) has been a member of an Affiliated Group (other than an Affiliated Group the common parent of which was a Group Company) or (ii) has any material liability for the Taxes of any Person (other than a Group Company) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or non-U.S. Law), as a transferee or successor, by Contract, by operation of applicable Law or otherwise.

(j)              No written claims have ever been made by any Tax Authority in a jurisdiction where a Group Company does not file Tax Returns that such Group Company is or may be subject to taxation by that jurisdiction, which claims have not been resolved or withdrawn.

(k)            No Group Company is a party to any Tax allocation, Tax sharing or Tax indemnity or similar agreements (other than commercial agreements entered into in the ordinary course of business that are not primarily related to Taxes), and no Group Company is a party to any joint venture, partnership or other arrangement that is treated as a partnership for U.S. federal income Tax purposes.

(l)              No Group Company has taken, has agreed to take, or intends to take, in each case, any action that could reasonably be expected to prevent or impede the transactions contemplated by this Agreement from qualifying for the Intended Tax Treatment. To the knowledge of the Company, no facts or circumstances exist that could reasonably be expected to prevent or impede the transactions contemplated by this Agreement from qualifying for the Intended Tax Treatment.

(m)          No Group Company has filed any amended Tax Return or other claim for a refund as a result of, or in connection with, the carry back of any net operating loss or other attribute to a year prior to the taxable year including the Closing Date under Section 172 of the Code, as amended by Section 2303 of the CARES Act, or any corresponding or similar provision of state, local or non-U.S. Law.

(n)           Each Group Company has (i) to the extent applicable, materially complied with all legal requirements in order to defer the amount of the employer’s share of any “applicable employment taxes” deferred by any Group Company under Section 2302 of the CARES Act, (ii) to the extent applicable, materially complied with all legal requirements and duly accounted for any available Tax credits claimed by any Group Company under Sections 7001 through 7005 of the Families First Act, and (iii) has not received or claimed any Tax credits under Section 2301 of the CARES Act.

(o)            No Group Company will be required to include any material item of income, or exclude any material item of deduction, for any period (or portion thereof) after the Closing Date (determined with and without regard to the transactions contemplated by this Agreement) as a result of (i) an installment sale transaction occurring before the Closing governed by Section 453 of the Code (or any similar provision of state, local or non-U.S. Laws) or open transaction; (ii) a disposition occurring before the Closing reported as an open transaction for U.S. federal income Tax purposes (or any similar doctrine under state, local, or non-U.S. Laws); (iii) any prepaid amounts received prior to the Closing or deferred revenue realized, accrued or received outside the ordinary course of business prior to the Closing; (iv) a change in method of accounting under Section 481 of the Code that occurs or was requested prior to the Closing (or as a result of an impermissible method used prior to Closing); or (v) an agreement entered into with any Governmental Entity (including a “closing agreement” under Section 7121 of the Code) prior to the Closing. No Group Company will be required to make any payments after the Closing Date pursuant to Section 965 of the Code.

(p)            Each Group Company incorporated in Canada is duly registered under the Excise Tax Act (Canada) for GST/HST purposes and has collected and remitted all GST/HST Taxes it was required to collect and remit.

(q)            Nothing in this Section 3.16 shall be construed as providing a representation or warranty with respect to (i) other than the representations and warranties set forth in Section 3.16(o), any taxable period (or portion thereof) beginning following the Closing Date or (ii) the availability of any Tax attribute in a taxable period ending after the Closing Date.

Section 3.17      Brokers. Section 3.17 of the Company Schedules sets forth a true, correct and complete list of (a) all broker’s, finder’s, financial advisor’s, investment banker’s fees or commissions or similar payments payable to any broker, finder, financial advisor or investment banker in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of any Group Company or their respective Affiliates, (b) all amounts due and payable to any Persons described in clause (a) in connection with, or as a result of, directly or indirectly, the execution, negotiation or delivery of this Agreement or any Ancillary Document, the performance of the covenants or obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby and (c) each Contract pursuant to which such amounts are due and payable.

Section 3.18      Real and Personal Property.

(a)             Owned Real Property. Section 3.18(a) of the Company Schedules sets forth a true, correct and complete list (including street addresses and description) of each parcel of Owned Real Property and the current owner of each parcel of Owned Real Property. With respect to each Owned Real Property: (i) the Group Companies have good and marketable indefeasible fee simple title to all Owned Real Property, free and clear of all Liens, other than Permitted Liens, (ii) the Group Companies have not leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof, and (iii) other than the right of STPC pursuant to this Agreement, there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein. No Group Company is a party to any agreement or option to purchase any real property or interest therein relating to the Business. To the Company’s knowledge, the material buildings, plants, facilities, installations, fixtures and other structures or improvements included as part of the Owned Real Property and the Business involving the Owned Real Property are not in violation of, or in conflict with, any applicable zoning regulations or ordinances.

(b)            Leased Real Property. Section 3.18(b) of the Company Schedules sets forth a true, correct and complete list (including street addresses) of all real property leased by any of the Group Companies (the “Leased Real Property”) and all Real Property Leases pursuant to which any Group Company is a tenant or landlord as of the date of this Agreement. The Company has delivered to STPC a true and complete copy of each such Real Property Lease. Except in each case as would not have, or would not be reasonably expected to have, a Company Material Adverse Effect, each Real Property Lease is in full force and effect and is a valid, legal and binding obligation of the applicable Group Company, enforceable in accordance with its terms against such Group Company and, to the Company’s knowledge, each other party thereto (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity). Except in each case as would not have, or would not be reasonably expected to have, a Company Material Adverse Effect, there is no breach or default by any Group Company or, to the Company’s knowledge, any third party under any Real Property Lease, and, to the Company’s knowledge, no event has occurred which (with or without notice or lapse of time or both) would constitute a breach or default or would permit termination of, or a modification or acceleration thereof by any party to such Real Property Leases. No Group Company has subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof. The Group Company’s possession and quiet enjoyment of the Leased Real Property under the applicable Real Property Lease has not been disturbed, and to the Company’s knowledge, there are no disputes with respect to any Real Property Lease, except as would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

(c)             The Real Property comprises all of the real property used or intended to be used in, or otherwise related to, the Business. All buildings, structures, improvements, fixtures, building systems and equipment, and all components thereof included in the Real Property are in good condition and repair, free of any structural deficiencies or latent defects, and sufficient for the operation of the Business.

(d)            Personal Property. Each Group Company has good, marketable and indefeasible title to, or a valid leasehold interest in or license or right to use, all of the assets and properties of the Group Companies reflected in the Latest Balance Sheet or thereafter acquired by the Group Companies, except for assets disposed of in the ordinary course of business or as would not have, or would be reasonably expected not to have, a Company Material Adverse Effect. The tangible assets and properties of the Group Companies are in good operating condition in all respects (normal wear and tear excepted) and are fit, in all respects, for use in the ordinary course of business, and no uninsurable damage has, since the date of the Latest Balance Sheet, occurred with respect to such assets and properties, except in each case as would not have, or would not be reasonably expected to have, a Company Material Adverse Effect.

Section 3.19      Transactions with Affiliates. Section 3.19 of the Company Schedules sets forth all Contracts effective as of the date hereof between (a) any Group Company, on the one hand, and (b) any officer, director or stockholder of the Company (including any Pre-Closing Holder ), on the other hand (the Persons identified in this clause (b), “Pre-Closing Holder Related Parties”), other than (i) Contracts with respect to a Pre-Closing Holder Related Party’s employment or services with (including benefit plans and other ordinary course compensation from) any of the Group Companies, (ii) any Ancillary Document, (iii) any Governing Documents of the Company or the Company Shareholder Agreements and (iv) Contracts providing for the purchase or subscription of Equity Securities of the Company and its Subsidiaries (all such Contracts, “Pre-Closing Holder Related Party Transactions”). No Pre-Closing Holder Related Party (A) provides any material services to, or leases any material assets or material properties to, any Group Company or any competitor of the Business, or (B) owes any amount to, or is owed any amount by, any Group Company (other than as set forth on Section 3.19 of the Company Schedules).

Section 3.20      Material Customers and Suppliers. Section 3.20 of the Company Schedules sets forth as of the date of this Agreement (i) the top 20 customers of the Company (x) for the year ended December 31, 2020 and (y) for the two months ended February 28, 2021 (in each case based upon aggregate consideration paid to the Company for goods or services rendered during such period) (collectively, the “Material Customers”), and (ii) the top 10 suppliers and unaffiliated contractors or subcontractors of the Group Companies (x) for the year ended December 31, 2020 and (y) for the two months ended February 28, 2021 (based upon the aggregate consideration paid by the Group Companies for goods or services rendered during such period) (collectively, the “Material Suppliers”). To the knowledge of the Company as of the date of this Agreement, there is no present intent, and the Company has not received written notice that, any Material Customer or Material Supplier will discontinue or materially alter its relationship with the Company.

Section 3.21      Data Privacy and Security Requirements.

(a)             The Group Companies are and, since December 31, 2016, have been in material compliance with all Data Privacy and Security Requirements. Except as set forth on Section 3.21 to the Company Schedules and to the knowledge of the Company, there have been no Security Incidents since December 31, 2018 with respect to any Company IT Systems, Business Data, or Company Products or otherwise related to the Business. No Group Company has since December 31, 2018 received any written notice from any Person, been required by applicable Law or Contract to give any notice to any Person, or been subject to any Proceeding, in each case with respect to any Security Incident or otherwise with respect to any breach or purported breach of any Data Privacy and Security Requirements. The Group Companies have implemented and maintain commercially reasonable security, disaster recovery and business continuity plans, procedures and facilities, including by implementing systems and procedures to encrypt the transmission of material Business Data on or from Company IT Systems. Since December 31, 2018, there has not been any material failure with respect to any of the Company IT Systems that has not been remedied or replaced in all material respects. The Group Companies have taken commercially reasonable steps intended to ensure that the Company IT Systems do not contain, and, to the knowledge of the Company, the Company IT Systems do not contain, any material unauthorized feature (including any worm, bomb, Trojan Horse, backdoor, clock, timer or other disabling device, code, design or routine) or material defects, technical concerns or problems that would cause any Company IT System to be erased, inoperable or otherwise incapable of being used, or any computer code designed to disrupt, disable or harm in any manner the operation of any Software or hardware, either automatically, with the passage of time or upon command, or otherwise that would prevent the same from performing substantially in accordance with their user specifications or functionality descriptions.

(b)            The Group Companies (i) engage and have engaged in Processing only with respect to such Data as they are authorized to so engage (or to cause such Processing, as applicable) by Law and, in the case of Data obtained from third parties, Contract, and (ii) have implemented reasonable safeguards designed to prevent unauthorized use or disclosure of such Data.  The Group Companies have, with respect to all such Data that is subjected to any Processing directly in connection with the Business, all rights necessary to conduct such Processing as then-currently conducted, in all material respects.

(c)             None of the Group Companies has received any written communication from any Person since December 31, 2018 from whom it licenses, acquires or purchases any material Data (such arrangements, “Material Data Supply Agreements”) to the effect that any, and to the Company’s knowledge no, Person will stop or decrease the rate of, or materially alter the terms of, the business it conducts with (or the Data it provides under any Material Data Supply Agreements to) any Group Company. No Group Company is in material breach of any Material Data Supply Agreements.

Section 3.22      Compliance with International Trade & Anti-Corruption Laws.

(a)             Neither the Group Companies, nor, to the Company’s knowledge, any of their Representatives to the extent acting for or on behalf of any of the Group Companies is or has been, since December 31, 2016, (i) a Person named on any Sanctions and Export Control Laws-related list of designated Persons maintained by a Governmental Entity; (ii) located, organized or resident in a country or territory which is itself the subject of or target of any Sanctions and Export Control Laws; (iii) an entity owned, directly or indirectly, individually or in the aggregate, fifty percent or more by one or more Persons described in subsections (i) or (ii); (iv) otherwise engaging in dealings with or for the benefit of any Person described in subsections (i) – (iii) or any country or territory which is or has, since December 31, 2016, been the subject of or target of any Sanctions and Export Control Laws (at the time of this Agreement, the Crimea region of Ukraine, Cuba, Iran, North Korea, Venezuela, Sudan and Syria); or (v) otherwise in violation of Sanctions and Export Control Laws.

(b)            Neither the Group Companies nor, to the Company’s knowledge, any of their Representatives to the extent acting for or on behalf of any of the Group Companies has, since December 31, 2016, (i) made, offered, promised, paid or received any unlawful bribes, kickbacks or other similar payments to or from any Person, (ii) made or paid any contributions, directly or indirectly, to a domestic or foreign political party or candidate, or (iii) otherwise made, offered, received, authorized, promised or paid any improper payment under any Anti-Corruption Laws.

(c)           There have not been since December 31, 2016, any Proceedings, filings, disclosures, Orders, inquiries or governmental investigations alleging any such violations of Anti-Corruption Laws or Sanctions and Export Control Laws by the Group Companies, and to the Company’s Knowledge, no such Proceedings, filings, disclosures, Orders, inquiries or governmental investigations have been threatened in writing or are pending.

Section 3.23      Compliance with Applicable Food and Seed Laws.

(a)             The Group Companies are, and since December 31, 2018 have been, in compliance in all material respects with all applicable Food and Seed Laws, which includes obtaining, maintaining and complying with all Permits required in connection with the Business under Food and Seed Laws, except in each case as would not be material to the Group Companies.

(b)            Without limiting the generality of the immediately preceding statement, since December 31, 2018: (i) all of the food and seed products sold and/or distributed by or on behalf of any Group Company, and all food and seed products currently in inventory, are and were not adulterated, misbranded, or otherwise violative within the meaning of any applicable Food and Seed Laws and as applicable to the type of product, are and have been of merchantable quality and condition, and are and have been in material conformity with all contractual commitments and product warranties; (ii) none of the food or seed products sold or distributed by the Group Companies have been subject to, nor are there any pending or threatened, product recalls, safety alerts, material adverse event reports, or similar actions relating to an alleged lack of safety or regulatory compliance of any product, and to the knowledge of the Company, there is no reasonable basis for the same; (iii) the food and seed products (whether commercialized or under development), operations, trucks, and facilities of the Group Companies are and have been in compliance with all applicable Food and Seed Laws, including those implemented by the FDA, USDA, FTC, and state and local health or safety authorities related to seeds, plant breeding, gene editing, or other plant biotechnology, food imports, recordkeeping, current good manufacturing practices, hazard analysis and risk-based preventive controls, foreign supplier verification programs, sanitary transportation, food facility registration, produce safety, human and animal food additives, reportable food registry, and food and seed labeling and advertising; (iv) other than minor inspectional observations that have already been resolved, no Group Company or agent operating on its behalf has been subject to any compliance or enforcement action from or by FDA, USDA, FTC, state or local health or safety authorities, or any other comparable Governmental Entity, and has not received from such Governmental Entities any warning letters, FDA form 483s, import refusals, noncompliance reports, criminal proceeding notices, or any other notices alleging material noncompliance with applicable Food and Seed Laws; nor, to the knowledge of the Company, are there any threatened such actions; and (v) there have been no Proceedings against or involving any Group Company alleging injury or deception to any Person or property suffered as a result of any food or seed product sold or distributed by or on behalf of the Group Companies, and to the knowledge of the Company, there is no reasonable basis for same.

Section 3.24      Information Supplied. None of the information supplied or to be supplied by the Group Companies expressly for inclusion prior to the Closing in the Registration Statement / Proxy Statement will, when the Registration Statement / Proxy Statement is declared effective or when the Registration Statement / Proxy Statement is mailed to shareholders of STPC, and in the case of any amendment thereto, at the time of such amendment, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to (a) statements made or incorporated by reference therein based on information supplied by STPC or Merger Sub for inclusion or incorporation by reference in the Registration Statement / Proxy Statement or any STPC SEC Reports; or (b) any projections or forecasts included in the Registration Statement / Proxy Statement.

Section 3.25      Investigation; No Other Representations.

(a)             The Company, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of the STPC Parties and (ii) it has been furnished with or given access to such documents and information about the STPC Parties and their respective businesses and operations as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby.

(b)            In entering into this Agreement and the Ancillary Documents to which it is a party, the Company has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in Article 4 and in the certificate to be delivered pursuant to Section 6.3(d)(i) and no other representations or warranties of any STPC Party or any other Person, either express or implied, and the Company, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in Article 4 and in the certificate to be delivered pursuant to Section 6.3(d)(i), no STPC Party or any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby.

Section 3.26      EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES; DISCLAIMER OF OTHER WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO the STPC parties OR ANY OF THEIR RESPECTIVE REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS Article 3 OR THE certificate to be delivered by the company pursuant to Section 6.2(d)(i), NONE OF The Company, any group Company OR ANY OTHER PERSON MAKES, AND the company EXPRESSLY DISCLAIMS (ON ITS own BEHALF AND ON BEHALF OF THE GROUP COMPANIES AND ITS AND THEIR RESPECTIVE REPRESENTATIVES) ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF THE COMPANY STOCK OR BUSINESSES OR ASSETS OF ANY OF THE GROUP COMPANIES, AND THE COMPANY SPECIFICALLY DISCLAIMS, ON ITS BEHALF AND ON BEHALF OF EACH OF THE GROUP COMPANIES, ANY REPRESENTATION OR WARRANT OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT to its or their assets, any part thereof, the workmanship THEREOF, and the absence of any defects therein, whether latent or patent, it being understood that such subject assets are being acquired “as is, where is” on the Closing Date, and in their present condition, AND EACH OF The STPC Parties SHALL RELY SOLELY ON ITS OWN EXAMINATION AND INVESTIGATION THEREOF AND THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS Article 3 AND THE certificate to be delivered by the company pursuant TO Section 6.2(d)(i).

Article 4
REPRESENTATIONS AND WARRANTIES RELATING TO THE STPC PARTIES

Except as set forth (a) subject to Section 8.8, on the STPC Schedules or (b) in any STPC SEC Reports (excluding any disclosures in any “risk factors” section or in any forward-looking statements or similar disclaimers and other disclosures that are generally cautionary, predictive or forward-looking in nature), each STPC Party hereby represents and warrants on behalf of itself to the Company as follows:

Section 4.1         Organization and Qualification. Such STPC Party is a corporation, limited liability company or other business entity duly organized or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of formation or organization (as applicable), except where the failure to be in good standing (or the equivalent thereof) would not have, or be reasonably expected to have, a STPC Material Adverse Effect.

Section 4.2         Authority. Such STPC Party has the requisite corporate, limited liability company or other similar power and authority to execute and deliver this Agreement, each of the Ancillary Documents to which such STPC Party is or will be a party and to consummate the transactions contemplated hereby and thereby. Subject to the receipt of the STPC Shareholder Approval and the Merger Sub Sole Stockholder Approval, the execution and delivery of this Agreement, the Ancillary Documents to which such STPC Party is or will be a party and the consummation of the transactions contemplated hereby and thereby have been (or, in the case of any Ancillary Document entered into after the date of this Agreement, will be upon execution thereof) duly authorized by all necessary corporate action on the part of such STPC Party. This Agreement has been and each Ancillary Document to which such STPC Party is or will be a party has been or will be upon execution thereof, duly and validly executed and delivered by such STPC Party and constitutes or will constitute, upon execution thereof, as applicable, a valid, legal and binding agreement of such STPC Party (assuming this Agreement has been and the Ancillary Documents to which such STPC Party is or will be a party are or will be upon execution thereof, as applicable, duly authorized, executed and delivered by the other Persons party hereto or thereto, as applicable), enforceable against such STPC Party in accordance with their terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

Section 4.3         Consents and Requisite Government Approvals; No Violations. Assuming the truth and accuracy of the representations and warranties set forth in Section 3.5 (and assuming all Consents referred to in such sections (or required to be disclosed in the corresponding sections of the Company Schedules) are made or obtained), no Consent of any Governmental Entity is necessary for the execution, delivery or performance of this Agreement or the Ancillary Documents to which such STPC Party is or will be a party or bound, or the consummation by such STPC Party of the transactions contemplated hereby and thereby, except for (a) compliance with and filings under the HSR Act, (b) compliance with and filings under any applicable Securities Laws, including the Registration Statement / Proxy Statement, (c) the STPC Shareholder Approval, (d) the filings, notices or other actions contemplated by Section 5.14 or (e) those the failure of which to obtain or make would not have, or be reasonably expected to have, a STPC Material Adverse Effect. Neither the execution, delivery and performance by such STPC Party of this Agreement nor the Ancillary Documents to which such STPC Party is or will be a party nor the consummation by such STPC Party of the transactions contemplated hereby and thereby will, directly or indirectly (with or without due notice or lapse of time or both) (i) conflict with or result in any breach of any provision of the Governing Documents of such STPC Party, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, cancelation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of, or the loss of any benefits under, any Contract to which such STPC Party is a party or by which any such STPC Party or any of its properties or assets are bound, (iii) violate, or constitute a breach under, any Order or applicable Law to which any such STPC Party or any of its properties or assets are bound or (iv) result in the creation of any Lien upon any of the (x) assets or properties (other than any Permitted Liens) of such STPC Party or (y) the STPC Common Shares issued as part of the Total Merger Consideration hereunder, except in the case of clauses (ii) and (iv)(x) above, as would not have, or be reasonably expected to have, a STPC Material Adverse Effect.

Section 4.4         Brokers. Section 4.4 of the STPC Schedules sets forth a true, correct and complete list of (a) all broker’s, finder’s, financial advisor’s, investment banker’s fees or commissions or similar payments payable to any broker, finder, financial advisor or investment banker in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of the STPC Parties or any of their respective Affiliates for which any Group Company may become liable, (b) all amounts due and payable to any Persons described in clause (a) in connection with, or as a result of, directly or indirectly, the execution, negotiation or delivery of this Agreement or any Ancillary Document, the performance of the covenants or obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby and (c) each Contract pursuant to which such amounts are due and payable.

Section 4.5         Financing. Attached hereto as Exhibit H are true, correct and complete copies of the executed Subscription Agreements, dated as of the date hereof, pursuant to which, and on the terms and subject to the conditions therein, the PIPE Investors have agreed to provide the PIPE Financing to STPC. Each Subscription Agreement is a legal, valid, and binding agreement of STPC and, to the knowledge of STPC, the other parties thereto, enforceable against such STPC in accordance with their terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity). Each commitment of PIPE Financing is in full force and effect, and no commitment of PIPE Financing has been withdrawn, rescinded, amended, modified or terminated, and no withdrawal, rescindment, amendment, modification or termination is contemplated by STPC. STPC is not in breach of any of the terms or conditions in the Subscription Agreements nor has any PIPE Investor party thereto notified STPC of its own breach of any of the terms or conditions under any Subscription Agreement. No event has occurred which, with or without notice, lapse of time or both, would constitute a breach by STPC of the terms or conditions in the Subscription Agreements, and, as of the date hereof, STPC has no reason to believe that it will be unable to satisfy on a timely basis any term or condition of closing to be satisfied by it contained in any Subscription Agreement. There are no conditions precedent or contingencies to the obligations of the parties under any Subscription Agreement to fund the PIPE Financing Amount, other than as set forth in the Subscription Agreements. There are no other agreements, side letters or arrangements between STPC and any PIPE Investor relating to any Subscription Agreement which could affect the obligation of the PIPE Investors to contribute to STPC the applicable portion of the PIPE Financing Amount set forth in the Subscription Agreements, and, as of the date hereof, STPC does not know of any facts or circumstances that may reasonably be expected to result in any of the conditions set forth in any Subscription Agreement not being satisfied, or the PIPE Financing not being available to STPC, immediately following the Closing.

Section 4.6         Information Supplied. None of the information supplied or to be supplied by or on behalf of such STPC Party expressly for inclusion or incorporation by reference in the Registration Statement / Proxy Statement will, when the Registration Statement / Proxy Statement is declared effective or when the Registration Statement / Proxy Statement is mailed to the Pre-Closing STPC Holders, and in the case of any amendment thereto, at the time of such amendment, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, such STPC Party makes no representation, warranty or covenant with respect to any information supplied by or on behalf of the Company or its Affiliates.

Section 4.7         Capitalization of the STPC Parties.

(a)             Section 4.7(a) of the STPC Schedules sets forth as of the date hereof a true, correct, and complete statement of the number and class or series (as applicable) of the issued and outstanding STPC Shares and STPC Warrants. All outstanding STPC Shares, STPC Warrants and shares of Merger Sub Common Stock have been duly authorized and validly issued and are fully paid and non-assessable. Such Equity Securities of STPC and Merger Sub (i) were not issued in violation of applicable Law or the Governing Documents of STPC or Merger Sub and (ii) are not subject to any preemptive rights, call option, right of first refusal, subscription rights, transfer restrictions or similar rights of any Person (other than transfer restrictions under applicable Securities Law or under the Governing Documents of STPC) and were not issued in violation of any preemptive rights, call option, right of first refusal, subscription rights, transfer restrictions or similar rights of any Person. Except for this Agreement, the Ancillary Documents, as set forth in STPC’s Governing Documents (including the STPC Shareholder Redemption) and the transactions contemplated hereby and thereby, there are no outstanding (A) equity appreciation, phantom equity, profit participation rights, or (B) options, restricted stock, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that could require STPC to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any STPC Shares or STPC Warrants or other Equity Securities of STPC or Merger Sub or securities convertible into or exchangeable or exercisable for STPC Shares, STPC Warrants or other Equity Securities of STPC or Merger Sub, and, except as expressly contemplated by this Agreement, the Ancillary Documents and STPC’s Governing Documents, there is no obligation of STPC or Merger Sub, to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any STPC Shares or STPC Warrants or securities convertible into or exchangeable for STPC Shares or STPC Warrants.

(b)            STPC has no Subsidiaries other than Merger Sub and does not own, directly or indirectly, any Equity Securities in any Person other than Merger Sub.

(c)             The authorized capital stock of Merger Sub consists of 100 shares of common stock, par value $0.01 per share (the “Merger Sub Common Stock”). As of the date hereof, 100 shares of Merger Sub Common Stock are issued and outstanding. All outstanding shares of Merger Sub Common Stock have been duly authorized, validly issued, fully paid and are non-assessable and are not subject to preemptive rights, and are held by STPC.

(d)            Subject to receipt of the STPC Shareholder Approval, the STPC Common Shares to be issued by STPC in connection with the transactions contemplated hereby, upon issuance in accordance with the terms of this Agreement will be duly authorized, validly issued, fully paid and nonassessable, and will not be subject to any preemptive rights of any other stockholder of STPC and will be capable of effectively vesting in each holder of Company Common Stock title to all such securities, free and clear of all Liens (other than Liens arising pursuant to applicable Securities Law).

Section 4.8         SEC Filings. STPC has timely filed or furnished all statements, prospectuses, registration statements, forms, reports and documents required to be filed or furnished by it prior to the date of this Agreement with the SEC pursuant to Federal Securities Laws since its incorporation (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing, the “STPC SEC Reports”), and, as of the Closing, will have filed or furnished all other statements, prospectuses, registration statements, forms, reports and other documents required to be filed or furnished by it subsequent to the date of this Agreement with the SEC pursuant to Federal Securities Laws through the Closing (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing, but excluding the Registration Statement / Proxy Statement, the “Additional STPC SEC Reports”). STPC has heretofore furnished to the Company true and correct copies of all amendments and modifications, if any, that have not been filed by STPC with the SEC to all agreements, documents and other instruments that previously had been filed by STPC with the SEC and are currently in effect. Each of the STPC SEC Reports, as of their respective dates of filing, and as of the date of any amendment or filing that superseded the initial filing, complied, and each of the Additional STPC SEC Reports, as of their respective dates of filing, and as of the date of any amendment or filing that superseded the initial filing, will comply, in all material respects with the applicable requirements of the Federal Securities Laws (including the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder) applicable to the STPC SEC Reports or the Additional STPC SEC Reports. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the STPC SEC Reports. The STPC SEC Reports did not at the time they were filed with the SEC (except to the extent that information contained in any STPC SEC Report has been superseded by a later timely filed STPC SEC Report), and the Additional STPC SEC Reports will not, at the time they are filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Notwithstanding anything to the contrary in this Agreement, no representation or warranty is made as to the accounting treatment of the issued and outstanding STPC Warrants, or as to any deficiencies in disclosure (including with respect to accounting and disclosure controls) arising from the accounting treatment of such STPC Warrants, in any STPC SEC Reports.

Section 4.9         Trust Account. The funds held in the Trust Account are invested in U.S. government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act and held in trust pursuant to that certain Investment Management Trust Agreement, dated as of January 8, 2021, by and between STPC and Continental Stock Transfer & Trust Company, as trustee (the “Trustee”) (the “Trust Agreement”). There are no separate agreements, side letters or other arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the STPC SEC Reports to be inaccurate in any material respect or, to STPC’s knowledge, that would entitle any Person to any portion of the funds in the Trust Account (other than (a) in respect of deferred underwriting commissions or Taxes, (b) Pre-Closing STPC Holders who shall have elected to redeem their STPC Class A Shares pursuant to the Governing Documents of STPC or (c) if STPC fails to complete a business combination as contemplated by a Business Combination Proposal within the allotted time period and liquidates the Trust Account, subject to the terms of the Trust Agreement, STPC (in limited amounts to permit STPC to pay the expenses of the Trust Account’s liquidation and dissolution) and then STPC’s public shareholders). Prior to the Closing, none of the funds held in the Trust Account are permitted to be released, except in the circumstances described in the Governing Documents of STPC and the Trust Agreement. The Trust Agreement is valid, binding and in full force and effect and enforceable in accordance with its terms and has not been amended or modified. STPC has complied in all material respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder and there does not exist under the Trust Agreement any event which, with the giving of notice or the lapse of time, would constitute such a breach or default by STPC or, to knowledge of STPC, the Trustee. As of the date hereof, the Trust Account consists of no less than $402,500,000. Prior to the Closing, none of the funds held in the Trust Account may be released except for the matters described in the second sentence of Section 8.19. There are no Proceedings pending or, to the knowledge of STPC, threatened in writing with respect to the Trust Account.

Section 4.10      Litigation. There is (and since its incorporation there has been) no Proceeding pending or, to STPC’s knowledge, threatened against or involving (a) any STPC Party, (b) any of its respective properties or assets, or (c) any of its respective managers, officers, directors or employees (in their capacities as such), except as would not have, or be reasonably expected to have, a STPC Material Adverse Effect. No STPC Party is subject to any outstanding Order that is, or would reasonably be expected to be, material to the STPC Parties.

Section 4.11      Compliance with Applicable Law; Permits. Each STPC Party is (and since its incorporation or formation, as applicable, has been) in compliance in all material respects with all applicable Laws. Each STPC party holds all Permits necessary or required for the lawful conduct of its business or necessary or required to own, lease or operate any of its properties or assets, other than any such Permits which if not held by STPC or Merger Sub, would not reasonably be expected to have a STPC Material Adverse Effect. Each such Permit is valid and in full force and effect either pursuant to its terms or by operation of law and each STPC Party is, and since its incorporation has been, in compliance with the terms of such Permits, except as would not reasonably be expected to have a STPC Material Adverse Effect.

Section 4.12      Internal Controls; Listing; Financial Statements.

(a)       Since its incorporation, (i) STPC has established and maintains a system of internal controls over financial reporting (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of STPC’s financial reporting and the preparation of STPC’s financial statements for external purposes in accordance with GAAP and (ii) STPC has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) designed to ensure that material information relating to STPC is made known to STPC’s principal executive officer and principal financial officer by others within STPC.

(b)        STPC has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(c)        STPC is in compliance in all material respects with all applicable listing and corporate governance rules and regulations of NYSE. The classes of securities representing issued and outstanding STPC Class A Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on NYSE. There is no Proceeding pending or, to the knowledge of STPC, threatened against STPC by NYSE or the SEC with respect to any intention by such entity to deregister STPC Shares or STPC Warrants or prohibit or terminate the listing of STPC Shares or STPC Warrants on NYSE. STPC has not taken any action that is designed to terminate the registration of STPC Shares or STPC Warrants under the Exchange Act.

(d)        The STPC SEC Reports contain true, correct, and complete copies of the applicable STPC Financial Statements. The STPC Financial Statements (i) fairly present in all material respects the financial position of STPC as at the respective dates thereof, and the results of its operations, shareholders’ equity and cash flows for the respective periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments (none of which is reasonably expected to be material)), (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except, in the case of any audited financial statements, as may be indicated in the notes thereto and subject, in the case of any unaudited financial statements, to normal year-end audit adjustments (none of which is reasonably expected to be material) and the absence of footnotes), (iii) in the case of the audited STPC Financial Statements, were audited in accordance with the standards of the PCAOB and (iv) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable).

(e)        Since its incorporation, STPC has not received any written notification, complaint, allegation, assertion or claim that there is any (a) “significant deficiency” in the internal controls over financial reporting of STPC, (b) “material weakness” in the internal controls over financial reporting of STPC or (c) fraud, whether or not material, that involves management or other employees of STPC who have a significant role in the internal controls over financial reporting of STPC.

Section 4.13      No Undisclosed Liabilities. Except for liabilities (a) set forth in Section 4.13 of the STPC Schedules, (b) incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants and agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby, (c) set forth or disclosed in the STPC Financial Statements included in the STPC SEC Reports, (d) that have arisen since the date of the most recent balance sheet included in the STPC SEC Reports in the ordinary course of business (none of which is a liability for breach of contract, breach of warranty, tort, infringement, misappropriation, dilution or violation of Law), (e) incurred in accordance with Section 5.5(d) or Section 5.13, or (f) that are not and would not reasonably be expected to be, individually or in the aggregate, material to STPC, STPC has no liabilities.

Section 4.14      Tax Matters.

(a)        STPC has prepared and timely filed all federal income and other material Tax Returns required to have been filed by it, all such Tax Returns are true, correct and complete in all material respects and prepared in compliance in all material respects with all applicable Law, and STPC has timely paid all federal income and other material Taxes required to have been paid by it regardless of whether or not shown on any such Tax Return.

(b)        STPC has timely withheld and paid to the appropriate Tax Authority all material amounts required to have been withheld and paid in connection with amounts paid or owing to any employee, individual independent contractor, other service providers, equity interest holder, or other third party and has otherwise complied in all material respects with all applicable Laws relating to such withholding, collection and payment of Taxes.

(c)        STPC is not currently the subject of a Tax Proceeding, and no Tax Proceeding with respect to STPC is pending or has been threatened in writing. STPC has not been informed in writing of any deficiency, proposed adjustment, or assessment, in each case with respect to material Taxes, that has not been fully paid or finally resolved. All material deficiencies for Taxes asserted or assessed in writing against STPC have been fully and timely (taking into account applicable extensions) paid, settled or withdrawn, and, no such deficiency has been threatened or proposed in writing against STPC.

(d)        STPC has not consented to extend or waive the time in which any material Tax may be assessed or collected by any Tax Authority, other than any such extensions or waivers that are no longer in effect or that were extensions of time to file Tax Returns obtained in the ordinary course of business. STPC is not the beneficiary of any extension of time (other than an automatic extension of time not requiring the consent of the applicable Governmental Entity) within which to file any material Tax Return not previously filed.

(e)        No “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Law), private letter rulings, technical advice memoranda or similar agreements or rulings have been requested, entered into or issued by any Tax Authority with respect to STPC which agreement or ruling would be effective after the Closing Date.

(f)         STPC is not and has not been a party to any “listed transaction” as defined in Section 6707A of the Code and Treasury Regulations Section 1.6011-4 (or any corresponding or similar provision of state, local or non-U.S. income Law).

(g)        There are no Liens for material Taxes on any assets of STPC other than Permitted Liens.

(h)        During the two-year period ending on the date of this Agreement, STPC (or any predecessor thereof) was not a distributing corporation or a controlled corporation in a transaction purported or intended to be governed by Section 355 of the Code.

(i)         STPC (i) has not been a member of an Affiliated Group (other than an Affiliated Group the common parent of which is STPC) and (ii) does not have any material liability for the Taxes of any Person under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or non-U.S. Law) as a transferee or successor, by Contract, by operation of applicable Law or otherwise.

(j)         No written claims have ever been made by any Tax Authority in a jurisdiction where a Group Company does not file Tax Returns that such Group Company is or may be subject to taxation by that jurisdiction, which claims have not been resolved or withdrawn.

(k)        No Group Company is a party to any Tax allocation, Tax sharing or Tax indemnity or similar agreements (other than commercial agreements entered into in the ordinary course of business that are not primarily related to Taxes), and no Group Company is a party to any joint venture, partnership or other arrangement that is treated as a partnership for U.S. federal income Tax purposes.

(l)         STPC has not taken, has not agreed to take, and does not intend to take, in each case, any action that could reasonably be expected to prevent or impede the transactions contemplated by this Agreement from qualifying for the Intended Tax Treatment. To the knowledge of STPC, no facts or circumstances exist that could reasonably be expected to prevent or impede the transactions contemplated by this Agreement from qualifying for the Intended Tax Treatment.

(m)       STPC has not filed any amended Tax Return or other claim for a refund as a result of, or in connection with, the carry back of any net operating loss or other attribute to a year prior to the taxable year including the Closing Date under Section 172 of the Code, as amended by Section 2303 of the CARES Act, or any corresponding or similar provision of state, local or non-U.S. Law.

(n)        STPC has (i) to the extent applicable, materially complied with all legal requirements in order to defer the amount of the employer’s share of any “applicable employment taxes” deferred by STPC under Section 2302 of the CARES Act, (ii) to the extent applicable, materially complied with all legal requirements and duly accounted for any available Tax credits claimed by STPC under Sections 7001 through 7005 of the Families First Act, and (iii) has not received or claimed any Tax credits under Section 2301 of the CARES Act.

(o)        STPC will not be required to include any material item of income, or exclude any material item of deduction, for any period (or portion thereof) after the Closing Date (determined with and without regard to the transactions contemplated by this Agreement) as a result of (i) an installment sale transaction occurring before the Closing governed by Section 453 of the Code (or any similar provision of state, local or non-U.S. Laws) or open transaction; (ii) a disposition occurring before the Closing reported as an open transaction for U.S. federal income Tax purposes (or any similar doctrine under state, local, or non-U.S. Laws); (iii) any prepaid amounts received prior to the Closing or deferred revenue realized, accrued or received outside the ordinary course of business prior to the Closing; (iv) a change in method of accounting under Section 481 of the Code that occurs or was requested prior to the Closing (or as a result of an impermissible method used prior to Closing); or (v) an agreement entered into with any Governmental Entity (including a “closing agreement” under Section 7121 of the Code) prior to the Closing. STPC will not be required to make any payments after the Closing Date under Section 965 of the Code.

Section 4.15      Business Activities. Since their respective incorporation, neither STPC nor Merger Sub has conducted any business activities other than activities: (a) in connection with its organization; or (b) directed toward the accomplishment of a business combination in accordance with its Governing Documents. Except as set forth in the Governing Documents of STPC, there is no Contract or Order binding upon any STPC Party or to which any of them is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any material business practice of it or the conduct of business by STPC as currently conducted or as contemplated to be conducted as of the Closing.

Section 4.16      Board Approval; Stockholder Vote. The board of directors of STPC (including any required committee or subgroup of the board of directors of STPC) has, as of the date of this Agreement, unanimously: (a) approved and declared the advisability of this Agreement, the other Ancillary Documents and the consummation of the transactions contemplated hereby and thereby (including the Merger and the issuance of the STPC Common Shares constituting the Total Merger Consideration pursuant to Article 2); and (b) determined that the consummation of the transactions contemplated hereby (including the Merger and the issuance of the STPC Common Shares constituting the Total Merger Consideration pursuant to Article 2) is in the best interest of the stockholders of STPC. Other than the approval of this Agreement, the Ancillary Documents, the Merger and the issuance of the STPC Common Shares constituting the Total Merger Consideration pursuant to Article 2 and the other transactions contemplated by this Agreement by the board of directors and/or shareholders of STPC and Merger Sub, as applicable, no other corporate or equivalent proceedings on the part of STPC are necessary to approve this Agreement, the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby (including the Merger and the issuance of the STPC Common Shares contemplated hereby).

Section 4.17      Certain Contracts. Except as described in the STPC SEC Reports or as set forth on Section 4.17 of the STPC Schedules, no Contract between STPC, on the one hand, and any of the present or former directors, officers, employees, stockholders or warrant holders or Affiliates of STPC (or an immediate family member of any of the foregoing), on the other hand, will continue in effect following the Closing, other than any such Contract that is not material to STPC.

Section 4.18      Investigation; No Other Representations.

(a)        Such STPC Party, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of the Group Companies (including the Business) and (ii) it has been provided with certain documents and certain information about the Group Companies and their respective businesses and operations to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby.

(b)        In entering into this Agreement and the Ancillary Documents to which it is a party, such STPC Party has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in Article 3 and the certificate to be delivered pursuant to Section 6.2(d)(i) and no other representations or warranties of the Company or any other Person, either express or implied, and such STPC Party, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in Article 3 and the certificate to be delivered pursuant to Section 6.2(d)(i), none of the Company or any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby.

Section 4.19      EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO the company OR ITS REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS Article 4 and THE ANCILLARY DOCUMENTS, NO STPC Party OR ANY OTHER PERSON MAKES, AND EACH STPC party EXPRESSLY DISCLAIMS (ON ITS own BEHALF AND ON BEHALF OF its REPRESENTATIVES) ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF THE equity SECURITIES, BUSINESSES OR ASSETS OF any STPC party, AND the Company SHALL RELY SOLELY ON ITS OWN EXAMINATION AND INVESTIGATION THEREOF and THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS Article 4 and THE ANCILLARY DOCUMENTS.

Article 5
COVENANTS

Section 5.1         Conduct of Business of the Group Companies.

(a)        From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall, and the Company shall cause its Subsidiaries to, except (i) as expressly required by this Agreement or any Ancillary Document, (ii) as required by applicable Law, (iii) as set forth on Section 5.1(a) of the Company Schedules, (iv) as required to comply with COVID-19 Measures, (v) in connection with any commercially reasonable action taken or not taken by the Company or any of its Subsidiaries in good faith to mitigate the risk on any of the Group Companies of COVID-19 or the COVID-19 Measures (in each case of clause (iv) and/or clause (v) of this Section 5.1(a), but only to the extent reasonable and prudent in light of the business of the Group Companies and, where applicable, the circumstances giving rise to adverse changes in respect of COVID-19 or the COVID-19 Measures, operate the business of the Group Companies in the ordinary course, collectively the “COVID-19 Changes”) or (vi) as consented to in writing by STPC (such consent not to be unreasonably withheld, conditioned or delayed), (A) operate the business of the Group Companies in the ordinary course of business consistent with past practice; provided that, any action taken, or omitted to be taken, that is required by applicable Law shall be deemed to be in the ordinary course of business and (B) use commercially reasonable efforts to maintain and preserve intact the Business and goodwill of the Group Companies.

(b)        Without limiting the generality of the foregoing, from and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall, and the Company shall cause its Subsidiaries to, except as required by this Agreement, as required by applicable Law, as required by the COVID-19 Measures or in connection with COVID-19 Changes, or as set forth on Section 5.1(b) of the Company Schedules or as consented to in writing by STPC (such consent, other than in the case of Section 5.1(b)(i), (ii), (iii) and (x), to the extent related to the immediately foregoing COVID-19 matters, not to be unreasonably withheld, conditioned or delayed), not do any of the following:

(i)             declare, set aside, make or pay a dividend on, or make any other distribution or payment in respect of, any Group Company’s Equity Securities, or repurchase, redeem, or otherwise acquire, any outstanding Equity Securities of any Group Company, other than any redemptions of outstanding Equity Securities of any Group Company held by an employee thereof in connection with his or her termination of employment, but solely to the extent such redemption is contemplated pursuant to the terms of such individual’s employment agreement or award agreement(s) issued under a Company Equity Plan;

(ii)            (A) merge, consolidate, combine or amalgamate any Group Company with any Person or (B) purchase or otherwise acquire (whether by merging or consolidating with, purchasing any Equity Security in or a substantial portion of the assets of, or by any other manner) any business or any corporation, partnership, association or other business entity or organization or division thereof;

(iii)          adopt any amendments, supplements, restatements or modifications to or otherwise terminate any Group Company’s Governing Documents or the Company Shareholder Agreements;

(iv)          (A) sell, assign, abandon, let lapse, lease, license or otherwise dispose of any material assets or properties of the Group Companies (including any material Company Owned Intellectual Property), other than non-exclusive licenses granted to customers or distributors of Company Products in the ordinary course of business, or inventory or obsolete equipment in the ordinary course of business, (B) create, subject or incur any Lien on any material assets or properties of the Group Companies (other than Permitted Liens), or (C) disclose any Trade Secrets of the Group Companies (other than pursuant to a written confidentiality agreement entered into in the ordinary course of business with reasonable protections of such Trade Secrets and other confidential information) or any source code (except to contractors or service providers providing development, support or maintenance services to any Group Company that are subject to agreements with reasonable Intellectual Property assignment and confidentiality provisions);

(v)            (A) transfer, issue, sell, grant or otherwise directly or indirectly dispose of, or subject to a Lien, (1) any Equity Securities of any Group Company or (2) any options, warrants, rights of conversion or other rights, agreements, arrangements or commitments obligating any Group Company to issue, deliver or sell any Equity Securities of any Group Company or (B) adjust, split, combine or reclassify any Equity Securities of any Group Company or other rights exercisable therefor or convertible into;

(vi)          incur, create or assume any Indebtedness for borrowed money (including any loan pursuant to the provisions of the CARES Act), except pursuant to Contracts existing as of the date hereof;

(vii)        (A) enter into, amend, modify, extend, renew or terminate any Material Contract or any Real Property Lease (excluding, for the avoidance of doubt, any expiration or automatic extension or renewal of any Material Contract or any Real Property Lease pursuant to its terms), other than in the ordinary course of business, or (B) waive any material benefit or right under any Material Contract or Real Property Lease, other than in the ordinary course of business;

(viii)       with respect to a Group Company, make any loans, advances or capital contributions to, or guarantees for the benefit of, or any equity or other investments in, any Person, other than any capital contributions by a Group Company in another wholly-owned Group Company in the ordinary course of business, the reimbursement of expenses of employees in the ordinary course of business, or pursuant to obligations under existing Contracts;

(ix)          except as required pursuant to the terms of any Employee Benefit Plan of the Group Companies that is set forth on Section 3.11(a) of the Company Schedules, (A) adopt, enter into, materially amend or materially modify, or terminate any Company Plan or any benefit or compensation plan, policy, program or Contract that would be a Company Plan if in effect as of the date hereof (other than as required by applicable Law), (B) decrease, increase, or agree to increase, the compensation or benefits payable to any current or former director, manager, officer, employee, individual independent contractor or other service providers of the Group Companies whose annual compensation equals or exceeds $200,000 (which, in the case of any such increase, is determined prior to such increase), (C) take any action to accelerate any payment, right to payment, or benefit, or the funding of any payment, right to payment or benefit, payable or to become payable to any current or former director, manager, officer, employee, individual independent contractor or other service provider of the Group Companies, (D) hire, engage, transfer or terminate (other than for cause), furlough or temporarily layoff any director, manager, officer, employee, individual independent contractor or other service provider of the Group Companies whose total annual compensation exceeds or would exceed $250,000, (E) except as required by Law, with respect to a Group Company or any employees of the Group Companies, amend, modify, negotiate, adopt, enter into, extend, renew or terminate any CBA or other Contract with any labor organization, works council or labor union, employee delegate, representative or other employee collective group, (F) except as required by Law, recognize or certify any labor organization, works council, labor union or group of employees of the Group Companies as the bargaining representative for any employees of a Group Company, (G) with respect to a Group Company or any employees of the Group Companies, implement, engage in or announce any employee layoffs, furloughs, reductions in force, reductions in compensation, hours or benefits, work schedule changes or similar actions outside of the ordinary course of business or that could implicate WARN, or (H) waive or release any noncompetition, nonsolicitation, no-hire, nondisclosure, or other restrictive covenant obligation of any current or former director, manager, officer, employee, individual independent contractor or other service providers of the Group Companies whose annual compensation equals or exceeds $200,000 (provided that the Company choosing not to exercise an expressly elective right to enforce restrictive covenants which is contingent upon paying severance under a loyalty agreement for an employee that is not an officer of the Company or one of its Subsidiaries shall not be a violation of the foregoing);

(x)            make, change or revoke any material election concerning Taxes, adopt or change any accounting method concerning Taxes, change any Tax accounting period, materially amend any material Tax Return, enter into any material Tax closing agreement, settle or surrender any material Tax Proceeding, fail to pay any material Tax when due (including any material estimated Tax payments), or claim any Tax credits under Section 2301 of the CARES Act, enter into any Tax sharing, Tax allocation or Tax indemnity agreement, or surrender any right to claim any refund of a material amount of Taxes;

(xi)          take any action or knowingly fail to take any action where such action or failure to act would reasonably be expected to prevent or impede the Intended Tax Treatment;

(xii)        change any member of the Group Companies’ methods of accounting or accounting practices, except as required by GAAP;

(xiii)       (A) enter into any settlement, conciliation or similar Contract, in each case, in respect of a Proceeding (1) the performance of which involves or could reasonably involve at any point in the future the payment by the Group Companies (or STPC or any of its Affiliates after the Closing) in excess of $500,000 in the aggregate (in each case with respect to any Proceeding, determined net of any insurance coverage in respect of such Proceeding), (2) that imposes, or could reasonably impose at any point in the future, any non-monetary obligations (including injunctive relief) on any Group Company (or STPC or any of its Affiliates after the Closing), (3) that involves any criminal misconduct or any admission or wrongdoing or other misconduct by any Group Company (or STPC or any of its Affiliates after the Closing), or (4) that is brought by or on behalf of any Pre-Closing Holder, or (B) commence any lawsuit, litigation, action, demand, examination, hearing, claim, charge, complaint, suit or arbitration;

(xiv)       authorize, recommend, propose or announce an intention to adopt, or otherwise effect, a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction involving any of the Group Companies;

(xv)         with respect to a Group Company, commit or authorize any capital commitment or capital expenditure (or series of capital commitments or capital expenditures), other than those capital expenditures contemplated by the Group Companies’ capital expenditure budget set forth on Section 5.1(b)(xv) of the Company Schedules or unbudgeted capital expenditures not to exceed 10% of the current aggregate capital expenditure budget set forth on Section 5.1(b)(xv) of the Company Schedules;

(xvi)       other than with respect to any Company Plan, change any insurance policy or plan of a Group Company in effect as of the date hereof or allow such policy or plan to lapse, in each case without using commercially reasonable efforts to obtain a reasonable replacement thereof;

(xvii)     enter into, amend, waive or terminate (other than terminations in accordance with their terms or as contemplated by Section 5.11) any Pre-Closing Holder Related Party Transactions;

(xviii)   (A) change in any material respect any cash management practices and policies or practices regarding the collection of accounts receivable, the payment of accounts payable, establishment of reserves for uncollectible accounts or otherwise seek to generate revenue outside the ordinary course of business, (B) accelerate the collection of accounts receivables or defer any accounts payable, in each case other than in the ordinary course of business, (C) change, modify, or write-off as uncollectible any notes or accounts receivable of the Group Companies, except write-offs in the ordinary course of business, or (D) take any other material action outside the ordinary course of business with respect to the working capital of the Group Companies; and

(xix)       enter into any Contract to take, or cause to be taken, any of the actions set forth in this Section 5.1.

Notwithstanding anything in this Section 5.1 or this Agreement to the contrary, nothing set forth in this Agreement shall give STPC, directly or indirectly, the right to control or direct the operations of the Group Companies prior to the Closing.

Section 5.2         Efforts to Consummate.

(a)        Subject to the terms and conditions herein provided, each of the Parties shall use its reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement (including the satisfaction, but not waiver, of the Closing conditions set forth in Article 6 and, in the case of any Ancillary Document to which such Party will be a party to upon the execution thereof, the execution and delivery of such Ancillary Document). Notwithstanding the foregoing, each Party shall use reasonable best efforts to obtain consents of all Governmental Entities necessary to consummate the transactions contemplated by this Agreement and the Ancillary Documents.

(b)        Each Party shall (i) make, or cause to be made, an appropriate filing or take, or cause to be taken, any required actions, as applicable, pursuant to the HSR Act with respect to the transactions contemplated by this Agreement promptly (and in any event, within ten (10) Business Days) after the date of this Agreement and (ii) respond as promptly as practicable to any requests by any Governmental Entity for additional information and documentary material that may be requested pursuant to the HSR Act. All filing fees in connection with the HSR Act shall be Company Expenses. Each Party shall promptly inform the other Parties of any material communication between such Party and any Governmental Entity regarding any of the transactions contemplated by this Agreement or any Ancillary Document. Without limiting the foregoing, each Party and their respective Affiliates shall not extend any waiting period, review period or comparable period under the HSR Act or enter into any agreement with any Governmental Entity not to consummate the transactions contemplated hereby or by the Ancillary Documents, except with the prior written consent of STPC and the Company. STPC agrees to take all actions that are required by any Governmental Entity in connection with the filing pursuant to the HSR Act to expeditiously consummate the transactions contemplated by this Agreement, including to agree to (i) sell, license or otherwise dispose of, or hold separate and agree to sell, license or otherwise dispose of, any entities, assets or facilities of any Group Company or any entity, facility or asset of such Party, (ii) terminate, amend or assign existing relationships and contractual rights or obligations, (iii) amend, assign or terminate existing licenses or other agreements, or (iv) enter into new licenses or other agreements, provided that any such action: (x) is conditioned upon the consummation of the transactions contemplated by this Agreement and (y) does not require STPC to agree to take, any action if such action would have, or would be reasonably expected to have, a Company Material Adverse Effect. Nothing in this Section 5.2 obligates any Affiliate of STPC (other than any Subsidiary of STPC) to agree to (1) sell, license or otherwise dispose of, or hold separate and agree to sell, license or otherwise dispose of, any entities, assets or facilities of such Affiliate, (2) terminate, amend or assign existing relationships and contractual rights or obligations, (3) amend, assign or terminate existing licenses or other agreements, or (4) enter into new licenses or other agreements.

(c)        From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms, the STPC Parties, on the one hand, and the Company, on the other hand, shall give counsel for the Company (in the case of any STPC Party) or STPC and its counsel (in the case of the Company), a reasonable opportunity to review in advance (subject to appropriate redactions for confidentiality and attorney-client privilege concerns), and consider in good faith the views of the other in connection with, any proposed written communication to any Governmental Entity relating to the transactions contemplated by this Agreement or any Ancillary Document. Each of the Parties agrees not to participate in any substantive meeting or discussion, either in person or by telephone with any Governmental Entity in connection with the transactions contemplated by this Agreement unless it consults with, in the case of any STPC Party, the Company, or, in the case of the Company, STPC, in advance and, to the extent reasonably practicable and not prohibited by such Governmental Entity, gives, in the case of any STPC Party, the Company, or, in the case of the Company, STPC, the opportunity to attend and participate in such meeting or discussion (which, at the request of STPC, will be limited to outside antitrust counsel only).

(d)        In furtherance of, and without limiting the Parties’ obligations pursuant to, Section 5.2(a), the Company shall use commercially reasonable efforts to obtain, prior to the Closing, written consents, in form and substance reasonably acceptable to STPC, from each of the counterparties to the agreements set forth on Section 5.2(d) of the Company Schedules; provided that nothing herein shall require a Party or any of its respective Affiliates to expend money, commence any Proceeding or offer or grant any accommodation (financial or otherwise) to any third party. All costs incurred in connection with obtaining such consents shall be Company Expenses.

(e)        Notwithstanding anything to the contrary in the Agreement, in the event that this Section 5.2 conflicts with any other covenant or agreement in this Article 5 that is intended to specifically address any subject matter, then such other covenant or agreement shall govern and control solely to the extent of such conflict.

Section 5.3         Access to Information. Solely for the purposes of consummating the transactions contemplated by this Agreement and the Ancillary Documents, from and after the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, upon reasonable advance written notice, the Company shall provide, or cause to be provided, to STPC and its Representatives during normal business hours reasonable access to all of the employees, properties, Contracts, and books and records of the Group Companies (in a manner so as to not interfere with the normal business operations of the Group Companies). All of such information shall be treated as “Confidential Information” (or the applicable equivalent term) pursuant to the terms of the Confidentiality Agreement, the provisions of which are by this reference hereby incorporated herein. Notwithstanding the foregoing, none of the Group Companies shall be required to disclose to STPC or any of its Representatives any information (i) if and to the extent doing so (A) would violate any applicable Law, (B) could, as reasonably determined upon the advice of outside legal counsel, result in the loss of the ability to successfully assert any attorney-client or work product privilege (provided that, in case of each of (A) and (B), the Company shall, and shall cause the other Group Companies to, use commercially reasonable efforts to provide (x) such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) or (y) such information in a manner without violating such privilege, Contract or Law), (ii) if any Group Company, on the one hand, and STPC or any of its Representatives, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto; provided that the Company shall, in the case of clause (i) or (ii), provide prompt written notice of the withholding of access or information on any such basis, or (iii) that is a Trade Secret. The Parties hereby acknowledge and agree that the Confidentiality Agreement shall be automatically terminated effective as of the Closing without any further action by any Party or any other Person.

Section 5.4         Public Announcements.

(a)        Subject to Section 5.4(b), Section 5.9 and Section 5.10, none of the Parties nor any of their respective Representatives shall issue any press releases or make any public announcements with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the Company and STPC, prior to the Closing; provided, however, that each Party may make any such announcement or other communication (i) if such announcement or other communication is required by applicable Law or the rules of any stock exchange, in which case the disclosing Party shall, to the extent permitted by applicable Law, first allow the Company, if the disclosing party is a STPC Party, or STPC, if the disclosing party is the Company (prior to the Closing), to review such announcement or communication and the opportunity to comment thereon and the disclosing Party shall consider such comments in good faith, (ii) to the extent such announcements or other communications contain only information previously disclosed in a public statement, press release or other communication previously approved in accordance with this  Section 5.4, and (iii) to Governmental Entities in connection with any Consents required to be made under this Agreement or in connection with the transactions contemplated hereby. Notwithstanding anything to the contrary in this Section 5.4 or otherwise in this Agreement, the Parties agree that Sponsor, STPC and their respective Representatives may provide general information about the subject matter of this Agreement and the transactions contemplated hereby to any direct or indirect current or prospective investor (including in connection with the PIPE Financing) or in connection with normal fund raising or related marketing or informational or reporting activities. Furthermore, between the date hereof and the Closing Date, the Company shall not, and each shall cause its Subsidiaries not to, make any broad-based announcements or disclosures regarding the transactions contemplated hereby or any Ancillary Document to any of their respective employees, customers, suppliers or other business relationships without the prior written consent of STPC (not to be unreasonably withheld, delayed or conditioned).

(b)        The initial press release concerning this Agreement and the transactions contemplated hereby shall be a joint press release in the form agreed by the Company and STPC prior to the execution of this Agreement and such initial press release (the “Signing Press Release”) shall be released as promptly as practicable after the execution of this Agreement (but in any event within four (4) Business Days thereafter). Promptly after the execution of this Agreement (but in any event within four (4) Business Days thereafter), STPC shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by Securities Laws, which the Company shall have the opportunity to review and comment upon prior to filing and STPC shall consider such comments in good faith. The Company, STPC and Sponsor shall mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by any of them) and, as promptly as practicable after the Closing (but in any event within four (4) Business Days thereafter), issue a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”). Promptly after the Closing (but in any event within four (4) Business Days after the Closing), STPC shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Securities Laws, which Sponsor shall have the opportunity to review and comment upon prior to filing and STPC shall consider in good faith such comments. In connection with the preparation of the Signing Press Release, the Signing Filing, the Closing Press Release or the Closing Filing, each Party shall, upon written request by any other Party, furnish such other Party with all information concerning itself, its directors, officers and equityholders, and such other matters as may be reasonably necessary for such press release or filing.

(c)        Without limiting the foregoing, from and after the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, the Company shall maintain, and shall cause its Affiliates who are in possession of any material non-public information, written or oral, it or they may have to the extent regarding STPC or any of its Affiliates, including this Agreement and its terms and conditions (“STPC Confidential Information”), to maintain such STPC Confidential Information, in confidence, and such information shall not be disclosed or used by the Company or its Affiliates for any purpose without STPC’s prior written consent, unless such information: (i) is or becomes otherwise publicly available through no breach by the Company or its Affiliates of this Section 5.4(c), (ii) is required to be disclosed by applicable Law or the rules of any stock exchange, in which case the disclosing Party shall, to the extent permitted by applicable Law, notify STPC in advance of such disclosure, (iii) is requested or required to be disclosed by a Governmental Entity in connection with any Proceeding, audit or investigation of any Group Company, in which case the disclosing Party shall, to the extent permitted by applicable Law, notify STPC in advance of such disclosure (provided that such notice shall not be required in connection with any routine audit or examination not targeting STPC or the transactions contemplated by this Agreement), (iv) is disclosed to the Company’s Representatives and agents solely for the purposes of evaluating, negotiating, executing and consummating the transaction contemplated by this Agreement and the Ancillary Documents, or (v) is disclosed or used in connection with any Proceeding to enforce the rights of the Company or its Affiliates under this Agreement or any Ancillary Document.

Section 5.5         Indemnification; Directors’ and Officers’ Insurance.

(a)        STPC agrees that (i) all rights to indemnification or exculpation now existing in favor of the directors and officers of each Group Company, as provided in a Group Company’s Governing Documents or otherwise in effect as of the date of this Agreement and set forth on Section 5.5(a) of the Company Schedules, in either case, solely with respect to any matters occurring on or prior to the Closing, shall survive the transactions contemplated by this Agreement and shall continue in full force and effect from and after the Closing for a period of six (6) years, and (ii) the Group Companies will perform and discharge all obligations to provide such indemnity and exculpation during such six (6) year period. To the maximum extent permitted by applicable Law, during such six (6) year period, the Group Companies shall advance expenses in connection with such indemnification as provided in such Group Company’s Governing Documents or other applicable agreements. The indemnification and liability limitation or exculpation provisions of the Group Companies’ Governing Documents shall not, during such six (6) year period, be amended, repealed or otherwise modified after the Closing in any manner that would materially and adversely affect the rights thereunder of individuals who, as of the Closing or at any time prior to the Closing, were directors or officers of any Group Company (the “D&O Persons”) to be so indemnified, have their liability limited or be exculpated with respect to any matters occurring prior to Closing and relating to the fact that such D&O Person was a director or officer of any Group Company prior to the Closing, unless such amendment, repeal or other modification is required by applicable Law.

(b)        Neither STPC nor any Group Company shall have any obligation under this Section 5.5 to any D&O Person when and if a court of competent jurisdiction shall ultimately determine (and such determination shall have become final and non-appealable) that the indemnification of such D&O Person in the manner contemplated hereby is prohibited by applicable Law.

(c)        The Company shall cause the Group Companies to purchase, at or prior to the Closing, and STPC shall cause the Group Companies to maintain in effect for a period of six (6) years after the Closing Date, without lapses in coverage, a “tail” policy or policies providing directors’ and officers’ liability insurance coverage for the benefit of those Persons who are currently covered by any comparable insurance policies of the Group Companies as of the date hereof (the “Company D&O Tail Policy”). Such Company D&O Tail Policies shall provide coverage on terms (with respect to coverage and amount) that are substantially the same as (and no less favorable in the aggregate to the insured than) the coverage provided under the Group Companies’ directors’ and officers’ liability insurance policies as of the date hereof; provided that the Group Companies shall not pay a premium for the Company D&O Tail Policy in excess of 300% of the most recent annual premium paid by the Group Companies, as applicable, prior to the date of this Agreement and, in such event, the Group Companies shall purchase the maximum coverage available for 300% of the most recent annual premium paid by the Group Companies prior to the date of this Agreement.

(d)        Prior to the Effective Time, STPC may purchase a prepaid “tail” policy (a “STPC Tail Policy”) with respect to directors’ and officers’ liability insurance coverage for the benefit of those Persons who are currently covered by any comparable insurance policies of STPC’s as of the date hereof, which STPC Tail Policy shall be on the same or substantially similar terms agreed to for such tail policy by STPC in connection with its initial public offering. If STPC elects to purchase such a STPC Tail Policy prior to the Effective Time, STPC will maintain such STPC Tail Policy in full force and effect for a period of no less than six (6) years after the Closing Date and continue to honor its obligations thereunder.

(e)        If STPC, any Group Company or any of their respective successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, proper provisions shall be made so that the successors or assigns of STPC or such Group Company shall assume all of the obligations set forth in this Section 5.5 unless otherwise assumed by operation of Law.

(f)         The D&O Persons entitled to the indemnification, liability limitation, exculpation and insurance set forth in this Section 5.5 are intended to be third party beneficiaries of this Section 5.5. This Section 5.5 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of STPC and the Group Companies. The rights of each D&O Person hereunder shall be in addition to, and not in limitation of, any other rights such Person may have under the Governing Documents of any Group Company, any other indemnification arrangement, any applicable Law or otherwise.

Section 5.6         Tax Matters.

(a)        Tax Treatment.

(i)             Each of the Parties intend that the Merger shall constitute a transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, and each Party shall, and shall cause its respective Affiliates to, use reasonable best efforts to so qualify and shall prepare and file all Tax Returns consistent with, and take no position inconsistent with (whether in Tax Returns, Tax Proceedings, or otherwise) such treatment unless required to do so pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

(ii)            The STPC Parties and the Company hereby adopt this Agreement as a “plan of reorganization” for the purposes of Section 368 of the Code and Treasury Regulations Sections 1.368-2(g) and 1.368-3(a). The Parties shall not take or cause to be taken any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or could reasonably be expected to prevent or impede, the Intended Tax Treatment.

(b)            FIRPTA Certificate. STPC hereby requests, and the Company shall deliver to STPC prior to the Closing, (i) a certificate pursuant to Treasury Regulations Sections 1.1445-2(c)(3) and 1.897-2(h), dated not more than thirty (30) days prior to the Closing Date and signed by an executive officer of the Company, certifying that the equity interests in the Company are not “United States real property interests” (as defined in Section 897(c)(1) of the Code), (ii) a copy of the notification provided to the Internal Revenue Service regarding such certificate, in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2), and (iii) a duly executed IRS Form W-9 from the Company.

(c)             Tax Matters Cooperation. Each of the Parties shall (and shall cause their respective Affiliates to) cooperate fully, as and to the extent reasonably requested by another Party, in connection with the filing of relevant Tax Returns, and any Tax Proceeding. Such cooperation shall include the retention and (upon the other Party’s request) the provision (with the right to make copies) of records and information reasonably relevant to any tax proceeding or audit, making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(d)            STPC shall be responsible for and shall pay all local, non-U.S. or other excise, sales, use, value-added, transfer (including real property transfer), stamp, documentary, filing, recordation and other similar Taxes and fees that may be imposed or assessed as a result of the execution of, and the transactions contemplated by, this Agreement, together with any inflation adjustment, interest, additions or penalties with respect thereto, including any inflation adjustment or interest with respect to such additions or penalties (“Transfer Taxes”). STPC shall, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes.

Section 5.7         Financing.

(a)             STPC shall use its reasonable best efforts to obtain the PIPE Financing (and the Company shall reasonably cooperate with STPC in connection thereto) on a timely basis on the terms and conditions described in the Subscription Agreements, including using its reasonable best efforts to (i) comply with its respective obligations under the Subscription Agreements, (ii) maintain in effect the Subscription Agreements in accordance with the terms and conditions thereof, (iii) satisfy on a timely basis all conditions and covenants applicable to STPC set forth in the applicable Subscription Agreements within its control, and (iv) consummate the PIPE Financing when required pursuant to this Agreement. STPC shall give the Company prompt written notice upon (A) becoming aware of any breach or default by any party to any of the Subscription Agreements or any termination (or purported termination) of any of the Subscription Agreements, (B) the receipt of any written notice or other written communication from any party to any Subscription Agreement with respect to any actual, potential or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party to any Subscription Agreement or any provisions of any Subscription Agreement and (C) if STPC does not expect to receive all or any portion of the PIPE Financing Amount on the terms, in the manner or from the sources contemplated by the Subscription Agreements. Other than as set forth in this Section 5.7(a) or Section 5.7(b), STPC shall not, without the prior written consent of the Company, amend, modify, supplement or waive any provision of, nor terminate or abandon its plans with respect to, any Subscription Agreement.

(b)            If all or any portion of the PIPE Financing becomes unavailable, (i) STPC shall promptly use its reasonable best efforts to promptly obtain the PIPE Financing or such portion of the PIPE Financing from alternative sources in an amount, when added to any portion of the PIPE Financing that is available, equal to the PIPE Financing Amount (any alternative source(s) of financing, “Alternative PIPE Financing”) and (ii) in the event that STPC is able to obtain any Alternative PIPE Financing, STPC shall use its reasonable best efforts to enter into a new subscription agreement (each, an “Alternative Subscription Agreement”) that provides for the subscription and purchase of STPC Class A Shares containing terms and conditions not less favorable from the standpoint of STPC, Sponsor and the Company than those in the Subscription Agreements entered into as of the date hereof (as determined in the reasonable good faith judgment of STPC, Sponsor and the Company). In such event, the term “PIPE Financing” as used in this Agreement shall be deemed to include any Alternative PIPE Financing, the term “Subscription Agreements” as used in this Agreement shall be deemed to include any Alternative Subscription Agreement and the term “PIPE Investor” as used in this Agreement shall be deemed to include any Person that is subscribing for STPC Class A Shares under any Alternative Subscription Agreement. For the avoidance of doubt, if all or any portion of the PIPE Financing or Alternative PIPE Financing becomes unavailable, STPC may utilize deposits, proceeds or any other amounts from the Trust Account and, to the extent acceptable to the Company, any additional third-party financing to satisfy its financing obligations hereunder (including to satisfy the Minimum Cash Condition).

Section 5.8         Exclusive Dealing.

(a)             From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, except as set forth on Section 5.8 of the Company Schedules, the Company shall not, and shall cause its controlled Affiliates, and its and such controlled Affiliates’ respective directors, officers, employees, accountants, consultants, advisors, attorneys and agents acting on behalf of the Group Companies not to, directly or indirectly: (i) accept, initiate, respond to, knowingly encourage, solicit, negotiate, provide information with respect to or discuss other offers for the direct or indirect sale, merger, transfer, IPO or recapitalization of the Company or any or all of its Subsidiaries, or any securities, business, properties or assets of the Company or any or all of its Subsidiaries, in each case, that would require the Company to abandon the transactions contemplated hereby (each such transaction prohibited by this sentence, an “Acquisition Proposal”, provided that, for the avoidance of doubt, neither this Agreement, nor any of the Ancillary Documents or any of the transactions contemplated hereby or thereby or any of the matters set forth on Section 5.8 of the Company Schedules shall constitute an “Acquisition Proposal” for the purposes of this Section 5.8(a) or otherwise); (ii) furnish or disclose any non-public information of the Group Companies to any Person in connection with an Acquisition Proposal; (iii) enter into any Contract regarding an Acquisition Proposal; (iv) prepare a public offering of any Equity Securities of any Group Company (or any successor to or parent company of any Group Company); or (v) otherwise cooperate in any way with, or assist or knowingly participate in, or knowingly facilitate or knowingly encourage any effort or attempt by any Person to do or seek to do any of the foregoing or seek to circumvent this Section 5.8(a) or further an Acquisition Proposal; provided, that nothing herein shall restrict the Company Board from changing its recommendation to the Pre-Closing Holders of Company Stock in favor of the approval and adoption of this Agreement and the Merger prior to the date on which the Written Consent is delivered if, following the receipt of a Superior Proposal by the Company, the Company Board determines in good faith, after consultation with its outside legal counsel, that the failure to so change its recommendation as a result of such Superior Proposal would be inconsistent with its fiduciary duties to the stockholders of the Company under applicable Law (a “Company Change in Recommendation”); provided, further, that the Company (to the extent lawful and reasonably practicable) shall first provide STPC at least forty-eight (48) hours prior written notice of any such Company Change in Recommendation. The Company agrees to (A) notify STPC promptly upon receipt (and in any event within forty-eight (48) hours after receipt) of any Acquisition Proposal that it or any other Group Company receives and to describe the terms and conditions of any such Acquisition Proposal in reasonable detail (including the identity of the Persons making such Acquisition Proposal), (B) keep STPC reasonably informed on a reasonably current basis of any modifications to such offer or information and (C) not (and to cause its Representatives not to) conduct any further discussions with, provide any information to, or enter into negotiations with such Persons. The Company shall immediately cease and cause to be terminated any discussions or negotiations with any Persons (other than STPC and its Representatives) that may be ongoing with respect to an Acquisition Proposal as of the date hereof and terminate any such Person’s and such Person’s Representative’s access to any electronic data room.

(b)            Notwithstanding (i) any Company Change in Recommendation, (ii) the making of any Acquisition Proposal or (iii) anything to the contrary contained herein, unless this Agreement has been validly terminated in accordance with Section 7.1 prior to taking any of the following actions, (A) in no event shall the Company or any of the Group Companies execute or enter into any agreement in principle, confidentiality agreement, letter of intent, memorandum of understanding, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other written arrangement with respect to an Acquisition Proposal, (B) the Company shall otherwise remain subject to the terms of this Agreement, including the Company’s obligation to take all actions necessary to cause the Written Consent to be duly executed and delivered and to otherwise solicit the Required Company Shareholder Approval in accordance with Section 5.15, and (C) the Company shall not release any third party from, or waive, amend or modify any standstill or confidentiality provision with respect to an Acquisition Proposal, in any agreement to which it or any of its Subsidiaries is a party, and, with respect to any Acquisition Proposal involving the sale of more than 50% of the voting securities of the Company or 50% or more the consolidated net revenue, net income or assets of the Company and its Subsidiaries, shall as promptly as practicable following the date hereof send a written request (email being sufficient) to any Person to whom the Company or any of its Representatives provided confidential information of a Group Company in connection with such an Acquisition Proposal in the last two years, which written request shall instruct such Person to return or confirm (in writing) destruction of all such confidential information.

(c)             From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the STPC Parties shall not, and each of them shall cause their Representatives not to on behalf of the STPC Parties, directly or indirectly: (i) accept, initiate, respond to, knowingly encourage, solicit, negotiate, provide information with respect to or discuss other offers with respect to any merger, capital stock exchange, asset acquisition, stock purchase, reorganization, recapitalization or similar business combination with any Person other than the Company and its Representatives (each, a “STPC Proposal”), (ii) issue or execute any Contract, indication of interest, memorandum of understanding, letter of intent, or any other similar agreement with respect to a STPC Proposal, (iii) commence, continue or otherwise participate in any discussions or negotiations regarding, or cooperate in any way in connection with a STPC Proposal, or (iv) commence, continue or renew any due diligence investigation regarding a STPC Proposal. STPC agrees to (A) notify the Company promptly upon receipt (and in any event within forty-eight (48) hours after receipt) of any STPC Proposal that it receives and to describe the terms and conditions of any such STPC Proposal in reasonable detail (including the identity of the Persons making such STPC Proposal), (B) keep the Company reasonably informed on a reasonably current basis of any modifications to such offer or information and (C) not (and to cause its Representatives not to) conduct any further discussions with, provide any information to, or enter into negotiations with such Persons. STPC shall immediately cease and cause to be terminated any discussions or negotiations with any Persons (other than the Company and its Representatives) that may be ongoing with respect to a STPC Proposal as of the date hereof and terminate any such Person’s and such Person’s Representative’s access to any electronic data room. Notwithstanding anything to the contrary, the foregoing shall not restrict STPC’s Affiliates (including Affiliates of Sponsor) in any way with respect to the pursuit of any transaction by such Affiliates not related to STPC.

(d)            Notwithstanding (i) the making of any inquiry or proposal with respect to a STPC Proposal or (ii) anything to the contrary contained herein, unless this Agreement has been validly terminated in accordance with Section 7.1, (A) in no event shall STPC or Merger Sub execute or enter into any agreement in principle, confidentiality agreement, letter of intent, memorandum of understanding, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other written arrangement relating to any STPC Proposal or terminate this Agreement in connection therewith, and (B) STPC and Merger Sub shall otherwise remain subject to the terms of this Agreement, including STPC’s obligation to use reasonable best efforts to obtain the approval of the Transaction Proposals at the STPC Shareholders Meeting in accordance with Section 5.10.

Section 5.9         Preparation of Registration Statement / Proxy Statement.

(a)             As promptly as reasonably practicable after the date hereof, STPC shall, with the assistance of the Company pursuant to this Section 5.9, prepare and, following delivery of the PCAOB Financials to STPC pursuant to Section 5.16(a) (but in no event later than five days following such delivery), file with the SEC, the Registration Statement / Proxy Statement (it being understood that the Registration Statement / Proxy Statement shall include a proxy statement / prospectus which will be used for the purpose of soliciting proxies from the stockholders of STPC at the STPC Shareholders Meeting to adopt and approve the Transaction Proposals and other matters reasonably related to the Transaction Proposals, all in accordance with and as required by STPC’s Governing Documents, applicable Law, and any applicable rules and regulations of the SEC and NYSE) in which STPC shall (a) provide the stockholders of STPC with the opportunity to redeem the STPC Class A Shares pursuant to a STPC Shareholder Redemption, (b) solicit proxies from the stockholders of STPC to vote at the STPC Shareholders Meeting in favor of the Transaction Proposals, (c) register under the Securities Act the STPC Common Shares to be issued in connection with the transactions contemplated by this Agreement and the Ancillary Documents and (d) file with the SEC financial and other information about the transactions contemplated by this Agreement and the Ancillary Documents, each in accordance with and as required by STPC’s Governing Documents, applicable Law and any applicable rules and regulations of the SEC and NYSE. The Registration Statement / Proxy Statement will include a recommendation of the board of directors of STPC to adopt the Transaction Proposals. The Registration Statement / Proxy Statement will comply as to form and substance with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder. The Company and its counsel shall be given a reasonable opportunity to review, comment on and approve in writing each of the preliminary and final Registration Statement / Proxy Statement and any amendment or supplement thereto prior to its filing with the SEC (to which comments reasonable and good faith consideration shall be given by STPC). STPC shall not file any such documents with the SEC (including in response to any comments from the SEC with respect thereto) without the prior written consent (email being sufficient) of the Company (such consent not to be unreasonably withheld, conditioned or delayed). STPC shall use its reasonable best efforts to: (i) have the Registration Statement / Proxy Statement declared effective under the Securities Act as promptly as reasonably practicable after it is filed with the SEC; (ii) keep the Registration Statement / Proxy Statement effective through the Closing in order to permit the consummation of the transactions contemplated by this Agreement; and, (iii) with the assistance of the other Parties hereto, promptly respond to any comments, requests to amend or requests for additional information with respect to the Registration Statement / Proxy Statement by the SEC. STPC shall file the definitive Registration Statement / Proxy Statement with the SEC and cause the Registration Statement / Proxy Statement to be mailed to its stockholders of record, as of the record date to be established by the board of directors of STPC, as promptly as practicable following the earlier to occur of: (Y) in the event the preliminary Registration Statement / Proxy Statement is not reviewed by the SEC, the expiration of the waiting period in Rule 14a-6(a) under the Exchange Act; or (Z) in the event the preliminary Registration Statement / Proxy Statement is reviewed by the SEC, receipt of oral or written notification of the completion of the review by the SEC (such earlier date, the “Proxy Clearance Date”).

(b)            STPC shall make all necessary filings with respect to the transactions contemplated by this Agreement and the Ancillary Documents under the Securities Act, the Exchange Act and applicable “blue sky” laws, and any rules and regulations thereunder, including, for the avoidance of doubt, the filing of a registration statement on Form S-1 (the “Form S-1”) prior to the Closing Date as contemplated by the Subscription Agreements and the Investor Rights Agreement. Each of STPC and the Company shall promptly furnish to the other all information concerning the business, management, operations and financial condition of such Party, its Affiliates and its Representatives that may be required or reasonably requested in connection with any action contemplated by this Section 5.9 or for inclusion in the Form S-1 or any other statement, filing, notice or application made by or on behalf of STPC to the SEC or NYSE in connection with the transactions contemplated by this Agreement and the Ancillary Documents. Each of STPC and the Company shall promptly correct any information provided by it for use in the Registration Statement / Proxy Statement or the Form S-1 (and other related materials) if and to the extent that such information is determined to have become false or misleading in any material respect or as otherwise required by applicable Laws. STPC shall amend or supplement the Registration Statement / Proxy Statement and cause the Registration Statement / Proxy Statement, as so amended or supplemented, to be filed with the SEC and to be disseminated to STPC stockholders, in each case as and to the extent required by applicable Laws and subject to the terms and conditions of this Agreement and STPC’s Governing Documents.

(c)             STPC shall promptly advise the Company of (A) the time when STPC has filed the preliminary Registration Statement / Proxy Statement, (B) the SEC’s determination whether to review the Registration Statement / Proxy Statement, (C) in event the preliminary Registration Statement / Proxy Statement is reviewed by the SEC, receipt of oral or written notification of the completion of the review by the SEC, (D) the filing of any supplement or amendment to the Registration Statement / Proxy Statement, (E) the issuance of any stop Order relating thereto or the suspension of the qualification of the STPC Class A Shares for offering or sale in any jurisdiction (it being understood that STPC shall use its reasonable best efforts to have any such stop Order or suspension lifted, reversed or otherwise terminated), (F) any request by the SEC for amendment of the Registration Statement / Proxy Statement, (G) any oral or written comments from the SEC relating to the Registration Statement / Proxy Statement and responses thereto, (H) requests by the SEC for additional information and (I) the time of effectiveness of the Registration Statement / Proxy Statement. Without limiting the generality of the foregoing, (1) the STPC Parties shall not, and shall cause their respective Representatives not to, have or participate in any substantive meetings or other substantive discussions with any Governmental Entity or NYSE regarding the matters contemplated by this Section 5.9 without first consulting with the Company and providing the Company the opportunity to participate in such meetings or discussion and (2) the Company shall not, and shall cause its Representatives not to, have or participate in any substantive meetings or other substantive discussions with any Governmental Entity or NYSE regarding the matters contemplated by this Section 5.9 without first consulting with STPC and providing STPC the opportunity to participate in such meetings or discussions. Each of the Parties hereto shall use reasonable best efforts to ensure that none of the information related to it or any its Representatives, supplied by or on its behalf for inclusion or incorporation by reference in the Registration Statement / Proxy Statement will, at the time the Registration Statement / Proxy Statement is filed with the SEC, at each time at which it is amended, or at the time it becomes effective under the Securities Act contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 5.10      STPC Party Approvals.

(a)             As promptly as practicable after the Proxy Clearance Date, in any event within thirty (30) days following the Proxy Clearance Date, STPC shall (i) duly give notice of and (ii) duly convene and hold a meeting of its shareholders (the “STPC Shareholders Meeting”), in each case in accordance with the Governing Documents of STPC, applicable Law and the rules and regulations of the SEC and NYSE, for the purposes of obtaining the STPC Shareholder Approval and, if applicable, any approvals related thereto and providing its shareholders with the opportunity to elect to effect a STPC Shareholder Redemption. STPC shall use its reasonable best efforts to obtain the approval of the Transaction Proposals at the STPC Shareholders Meeting, including by soliciting proxies as promptly as practicable in accordance with applicable Law for the purpose of seeking the approval of the Transaction Proposals. STPC shall, through its board of directors, recommend to its shareholders the (A) adoption and approval of this Agreement and the transactions contemplated hereby and include such recommendation in the Registration Statement / Proxy Statement (the “Business Combination Proposal”); (B) approval of the Merger; (C) approval of the issuance of the STPC Common Shares constituting the Total Merger Consideration pursuant to Article 2; (D) adoption and approval of the incentive equity plan in the form attached hereto as Exhibit I (“New Incentive Plan”); (E) adoption and approval of amendments to the Governing Documents of STPC in substantially the form attached as Exhibit J hereto; (F) adoption and approval of any other proposals as either the SEC or NYSE (or the respective staff members thereof) may indicate are necessary in its comments to the Registration Statement / Proxy Statement or in correspondence related thereto, and of any other proposals reasonably agreed by STPC and the Company as necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement and the Ancillary Documents; and (G) the adjournment of the STPC Shareholders Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in clauses (A) through (G) together, the “Transaction Proposals”); provided that STPC may postpone or adjourn the STPC Shareholders Meeting (x) to solicit additional proxies for the purpose of obtaining the STPC Shareholder Approval, (y) for the absence of a quorum or (z) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosures that STPC has determined based on advice of outside legal counsel is reasonably likely to be required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by shareholders of STPC prior to the STPC Shareholders Meeting; provided, that in the event of a postponement or adjournment pursuant to clauses (y) or (z) above, the STPC Shareholders Meeting shall be reconvened as promptly as practicable following such time as the matters described in such clauses have been resolved. Without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), the Transaction Proposals shall be the only matters (other than procedural matters) which STPC shall propose to be acted on at the STPC Shareholders’ Meeting.

(b)            As promptly as practicable after the Registration Statement / Proxy Statement is declared effective under the Securities Act and, in any event within five (5) days of the effectiveness of the Registration Statement / Proxy Statement, STPC shall take all actions necessary under applicable law to obtain, and then deliver as promptly as practicable thereafter to the Company, the Merger Sub Sole Stockholder Approval by irrevocable written consent pursuant to Section 228(a) and 251(c) of the DGCL and the Merger Sub’s Governing Documents.

Section 5.11      Pre-Closing Holder Related Party Transactions. The Company shall (and shall cause the Group Companies to) take all reasonable best efforts to terminate (in form and substance reasonably satisfactory to STPC) at or prior to the Closing all Pre-Closing Holder Related Party Transactions set forth on Section 5.11 of the Company Schedules, with no further liability or other obligations to the Group Companies or any of their respective Affiliates (including, after the Closing, STPC) with respect thereto.

Section 5.12      No Trading. The Company acknowledges and agrees that it is aware, and that the Company’s Representatives are aware, or upon receipt of any material nonpublic information will be advised, of the restrictions imposed by Securities Laws on a Person possessing material nonpublic information about a publicly traded company. The Company hereby agrees that, while it is in possession of such material nonpublic information, it shall not purchase or sell any securities of STPC (other than engaging in the transactions described herein), communicate such information to any third party, take any other action with respect to STPC in violation of such Laws, or cause or encourage any third party to do any of the foregoing.

Section 5.13      Conduct of Business of STPC. From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, STPC shall, and shall cause its Subsidiaries to, as applicable, (x) keep current and timely file all of its public filings with the SEC and otherwise comply in all material respects with applicable Securities Laws and shall use its commercially reasonable efforts to maintain the listing of the STPC Common Shares and the STPC Warrants on NYSE and (y) except as expressly contemplated by this Agreement or any Ancillary Document, as required by applicable Law, as set forth on Section 5.13 of the STPC Schedules, pursuant to any PIPE Financing and/or Alternative PIPE Financing, or as consented to in writing by the Company (such consent not to be unreasonably withheld, conditioned or delayed), not do any of the following:

(a)             adopt any amendments, supplements, restatements or modifications to the Trust Agreement or the Governing Documents of STPC or any of its Subsidiaries or form any Subsidiary;

(b)            declare, set aside, make or pay a dividend on, or make any other distribution or payment in respect of, any Equity Securities of STPC or any of its Subsidiaries, or repurchase, redeem, or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any outstanding Equity Securities of STPC or any of its Affiliates, other than, for the avoidance of doubt, for the STPC Shareholder Redemption;

(c)             split, combine or reclassify any capital stock (or warrant), effect a recapitalization or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock or warrant, or effect any like change in capitalization;

(d)            incur, create or assume any Indebtedness for borrowed money, or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of STPC, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing, in each case, other than working capital loans (the “Working Capital Loans”), which Working Capital Loans shall be repaid by STPC in cash at or prior to the Closing out of the Aggregate STPC Transaction Proceeds;

(e)             make any loans or advances to, or capital contributions in, any other Person, other than to, or in, STPC or any of its Subsidiaries;

(f)             except for the issuance of any STPC Warrants upon the conversion of any Working Capital Loans as described in the STPC SEC Reports, transfer, issue, sell, grant, directly or indirectly dispose of, or subject to a Lien, (1) any Equity Securities of STPC or any of its Subsidiaries or (2) any options, warrants, stock appreciation rights, rights of conversion or other rights, agreements, arrangements or commitments to issue any Equity Securities of STPC or its Subsidiaries;

(g)            (A) merge, consolidate, combine or amalgamate with any Person or (B) purchase or otherwise acquire (whether by merging or consolidating with, purchasing any Equity Security in or a substantial portion of the assets of, or by any other manner) any business or any corporation, partnership, association or other business entity or organization or division thereof;

(h)            make any loans, advances or capital contributions to, or guarantees for the benefit of, or any equity or other investments in, any Person, other than the reimbursement of expenses of employees in the ordinary course of business, or pursuant to obligations under existing Contracts;

(i)              enter into, renew, modify or revise in any respect, any transaction or Contract with an Affiliate of STPC (including, for the avoidance of doubt, Sponsor), other than in connection with any Working Capital Loans;

(j)              authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution;

(k)            take any action or knowingly fail to take any action where such action or failure to act was intended to, and would reasonably be expected to prevent or impede the Intended Tax Treatment;

(l)              commence or settle any material Proceeding, excluding any Proceeding arising out of this Agreement, any Ancillary Document or the transactions contemplated hereby or thereby or the PIPE Financing;

(m)          take any action that would reasonably be expected to significantly delay or impair (A) the timely filing of any of its public filings with the SEC (giving effect to any permitted extensions), (B) its compliance in all material respects with applicable Securities Laws or (C) the listing of the STPC Common Shares on NYSE;

(n)            amend or modify the Trust Agreement; or

(o)            enter into any Contract to take, or cause to be taken, any of the actions set forth in this Section 5.13.

Section 5.14      Trust Account. Upon satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article 6 and provision of notice thereof to the Trustee, (a) at the Closing, STPC shall (i) cause the documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered, and (ii) use reasonable best efforts to cause the Trustee to (x) pay as and when due all amounts, if any, payable to the Public Shareholders of STPC pursuant to the STPC Shareholder Redemption, (y) pay the amounts due to the underwriters of STPC’s initial public offering for their deferred underwriting commissions as set forth in the Trust Agreement and (z) immediately thereafter, pay all remaining amounts then available in the Trust Account to STPC in accordance with the Trust Agreement, and (b) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

Section 5.15      Stockholder Written Consent. As promptly as practicable after the Registration Statement / Proxy Statement is declared effective under the Securities Act, and in any event within ten (10) Business Days after the Registration Statement / Proxy Statement is declared effective, the Company shall (i) cause to be mailed to each Pre-Closing Holder a notice, which shall include copies of this Agreement, the Registration Statement / Proxy Statement, the Written Consent in the form set forth on Exhibit E, and, as applicable, the Investor Rights Agreement and Letter of Transmittal (the “Company Stockholder Package”), stating (x) unless the Board of Directors has changed its recommendation in accordance with Section 5.8, that the Board of Directors recommends that each Pre-Closing Holder approve the Merger by execution of the Written Consent in the form set forth on Exhibit E and (y) the timeline for returning executed copies of the documents included as part of the Company Stockholder Package, and (ii) take all actions necessary to obtain the Written Consent from the Pre-Closing Holders, who, collectively, constitute a Requisite Threshold, evidencing the Required Company Shareholder Approval and the Company Preferred Conversion, in accordance with Section 228(a) and 251(c) of the DGCL, the Company’s Governing Documents and the Company Shareholder Agreements. The Company shall take all actions necessary pursuant to the Company’s Governing Documents and the Company Shareholder Agreements to provide all required notices to the Pre-Closing Holders entitled thereto in connection with obtaining the Required Company Shareholder Approval, including notice of the Company Preferred Conversion. Upon receipt of the Written Consent, the Company shall promptly deliver a copy thereof to STPC.

Section 5.16      PCAOB Financials.

(a)             The Company shall use reasonable best efforts to deliver to STPC as promptly as practicable after the date hereof, the Audited Financials, audited in accordance with the standards of the PCAOB and containing an unqualified report of the Company’s auditors (the “PCAOB Financials”). All costs incurred in connection with preparing and obtaining the PCAOB Financials shall be Company Expenses.

(b)            The Company shall (and shall cause each Group Company to) use reasonable best efforts (i) to assist STPC and its Representatives, upon advance written notice, during normal business hours and in a manner such as to not unreasonably interfere with the normal operation of the applicable Group Company, in causing to be prepared in a timely manner any other financial information or statements (including customary pro forma financial statements) that is reasonably required to be included in the Registration Statement / Proxy Statement and any other filings to be made by STPC with the SEC in connection with the transactions contemplated by this Agreement and the Ancillary Documents and (ii) to obtain the consents of the Company’s auditors with respect thereto as may be required by applicable Law.

(c)             From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall deliver to STPC unaudited consolidated balance sheets and related statements of income and cash flows (but excluding any notes thereto) of the Company and its Subsidiaries for each fiscal quarter ending after the date hereof within 45 days following the end of each such fiscal quarter (as applicable). Such unaudited balance sheets and related statements of income and cash flows (A) will be prepared from, and reflect in all material respects, the books and records of the Group Companies, (B) will be prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, and (C) will fairly present, in all material respects, the consolidated financial position of the Group Companies as of the dates thereof and their consolidated results of operations for the periods then ended.

Section 5.17      Post-Closing Directors and Officers.

(a)             The Parties shall take all such action within its power as may be necessary or appropriate such that effective as of the Closing: (i) the board of directors of STPC (the “STPC Board”) shall consist of nine directors; (ii) the Governing Documents of STPC are substantially in the form attached as Exhibit J; (iii) the initial members of the STPC Board are the individuals determined in accordance with Section 5.17(b) and Section 5.17(c), as applicable; (iv) the initial members of the compensation committee, audit committee and nominating committee of the STPC Board are the individuals determined in accordance with Section 5.17(d); and (v) the officers of STPC are the individuals determined in accordance with Section 5.17(e).

(b)            Within forty-five (45) days of the date hereof, STPC shall provide to the Company a list of two (2) Persons who shall be directors on the STPC Board effective as of the Closing (the “Sponsor Directors”). STPC may, with the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), replace any such individual with any other individual prior to the filing of the Registration Statement / Proxy Statement with the SEC by amending such list to include such replacement individual. Notwithstanding the foregoing, at least one of the individuals designated to the STPC Board pursuant to this Section 5.17(b) must be an Independent Director, and in each case if the requirements set forth in this sentence are not met, STPC shall omit from the Registration Statement / Proxy Statement any such nominee, and such nomination shall be disregarded and no vote on such nominee will occur, notwithstanding that proxies in respect of such vote may have been received by STPC.

(c)             Within forty-five (45) days of the date hereof, the Company shall provide to STPC a list of seven (7) Persons who shall be directors on the STPC Board effective as of the Closing (the “Company Directors”). The Company may, with the prior written consent of STPC (such consent not to be unreasonably withheld, conditioned or delayed), replace any such individual with any other individual prior to the filing of the Registration Statement / Proxy Statement with the SEC by amending such list to include such replacement individual. Notwithstanding the foregoing, (i) at least five (5) of the individuals designated to the STPC Board pursuant to this Section 5.17(c) must be Independent Directors and at least two (2) of such individuals (which may, for the avoidance of doubt, include an Independent Director) must also qualify as independent under the audit committee independence requirements set forth in the rules of any stock exchange applicable to STPC, and in each case if the requirements set forth in this sentence are not met, STPC shall omit from its proxy materials any such nominee, and such nomination shall be disregarded and no vote on such nominee will occur, notwithstanding that proxies in respect of such vote may have been received by STPC and (ii) one (1) of the individuals designated to the STPC Board pursuant to this Section 5.17(c) must be the chief executive officer of the Company.

(d)            STPC and the Company shall mutually agree (such agreement not to be unreasonably withheld, conditioned, or delayed by either the Company or STPC) on the directors to be appointed to the audit, compensation and nominating committees prior to the filing of the Registration Statement / Proxy Statement with the SEC; provided that unless otherwise consented to by STPC, there shall be at least one Sponsor appointed to each committee.

(e)             The Persons identified on Section 5.17(e) of the Company Schedules shall be the officers of STPC immediately after the Closing, with each such individual holding the title set forth opposite his or her name. STPC and the Company may mutually agree (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or STPC) to replace any individual set forth on Section 5.17(e) of the Company Schedules with any individual prior to the filing of the Registration Statement / Proxy Statement with the SEC by amending such Schedule to include such replacement individual.

Section 5.18      Certain Other Covenants. From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Parties shall promptly notify the other Parties hereto after becoming aware of (a) any breach of any covenant of such Party set forth herein or in any Ancillary Document, or (b) any event or circumstance that could reasonably be expected to (1) with respect to the Company, be a Company Material Adverse Effect or, with respect to STPC, be a STPC Material Adverse Effect or (2) otherwise cause or result in any of the conditions set forth in Article 6 not being satisfied or the satisfaction of those conditions being materially delayed. Without in any way limiting the generality of the foregoing, the Company shall (i) as promptly as practicable inform STPC in the event any Proceeding is brought against any Group Company by or on behalf of any Pre-Closing Holder in connection with the transactions contemplated by this Agreement or any Ancillary Document or any Pre-Closing Holder provides notice to a Group Company that it is or may be in violation or breach of any of their respective Governing Documents or the Company Shareholder Agreements as a result of its execution, deliver and performance of this Agreement or any Ancillary Document, and (ii) keep STPC reasonably apprised of the status of any such pending Proceeding. STPC shall (x) as promptly as practicable inform the Company in writing the event any Proceeding is brought by any Person other than a Group Company against STPC or its Subsidiaries in connection with the transactions contemplated by this Agreement or any Ancillary Document and (y) keep the Company reasonably apprised of the status of any such pending Proceeding. No such notice shall constitute an acknowledgement or admission by the Party providing the notice regarding whether or not any of the conditions to the Closing have been satisfied or in determining whether or not any of the representations, warranties, or covenants contained in this Agreement have been breached.

Section 5.19      Section 280G. To the extent STPC and the Company agree in good faith that the transactions contemplated by this Agreement constitute a “change in control event” within the meaning of Section 280G of the Code, the Company shall (a) prior to the Closing Date, solicit and use reasonable best efforts to obtain from each “disqualified individual” (within the meaning of Section 280G(c) of the Code) who could receive or retain any payment or benefits that could constitute a “parachute payment” (within the meaning of Section 280G(b)(2)(A) of the Code) a waiver of such disqualified individual’s rights to some or all of such payments or benefits (the “Waived 280G Benefits”) so that no payments and/or benefits shall be deemed to be “excess parachute payments” (within the meaning of Section 280G(b)(1) of the Code) and (b) prior to the Closing Date submit to a Company shareholder vote (along with adequate disclosure intended to satisfy the requirements of Section 280G(b)(5)(B)(ii) of the Code and any regulations promulgated thereunder) the right of any such “disqualified individual” to receive the Waived 280G Benefits. Prior to soliciting such waivers and approval materials, the Company shall provide drafts of the calculations, form of waiver and shareholder consent (including adequate disclosure intended to satisfy the requirements of Section 280G(b)(5)(B)(ii)) to STPC for its review and comment no later than three (3) days prior to soliciting such waivers and soliciting such approval, and the Company shall consider in good faith any comments provided by STPC. If any of the Waived 280G Benefits fail to be approved in accordance with the requirements of Section 280G(b)(5)(B) of the Code as contemplated above, such Waived 280G Benefits shall not be made or provided. Prior to the Closing, the Company shall deliver to STPC evidence that a vote of the Company shareholders was solicited in accordance with the foregoing provisions of this Section 5.19 and that either (i) the requisite number of votes of the Company shareholders was obtained with respect to the Waived 280G Benefits (the “280G Approval”) or (ii) the 280G Approval was not obtained, and, as a consequence, the Waived 280G Benefits shall not be retained or provided.

Section 5.20      Debt Payoff Letters. The Company shall obtain and deliver prior to Closing customary payoff letters in connection with the Credit Facility Terminations and evidence reasonably satisfactory to STPC that the Credit Facility Terminations shall have occurred or shall occur substantially concurrently with the Closing, together with copies of customary and reasonable documents evidencing the release of liens on collateral securing obligations under the Credit Agreement and Revolving and Term Loan Facility (including UCC-3 financing statements and mortgage releases); provided that in the event the Minimum Cash Condition has not been satisfied at the date the Closing would otherwise be required to occur pursuant to Section 2.1(c) if the Minimum Cash Condition were satisfied and the Company has delivered written notice to STPC of its intention to duly waive the Minimum Cash Condition in accordance with the terms of this Agreement, the Company may elect not to effect one or all of the Credit Facility Terminations (provided that it has obtained the requisite consents, waivers and/or amendments from the lender parties, if any, thereunder for the transactions contemplated by this Agreement and such consents, waivers and/or amendments are in form and substance reasonably acceptable to STPC).

Section 5.21      Lock-Up Agreements. Between the date of this Agreement and the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, the Company shall use reasonable best efforts to cause any Pre-Closing Holder (other than any such holder who solely holds Company Options (and no other Equity Securities of the Company) exercisable, in the aggregate, for less than 100,000 Option Shares) that has not executed a Lock-Up Agreement on or prior to the date hereof to enter into a Lock-Up Agreement with STPC and the Company.

Article 6
CONDITIONS TO CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT

Section 6.1         Conditions to the Obligations of the Parties. The obligations of the Parties to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by the Party for whose benefit such condition exists of the following conditions:

(a)             any applicable waiting period under the HSR Act relating to the transactions contemplated by this Agreement and the Ancillary Documents, and any agreement with any Governmental Entity not to consummate the transactions contemplated by this Agreement and the Ancillary Documents, shall have expired or been terminated;

(b)            no Order or Law issued by any court of competent jurisdiction or other Governmental Entity or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement and the Ancillary Documents shall be in effect, threatened or pending;

(c)             the Registration Statement / Proxy Statement shall have become effective in accordance with the provisions of the Securities Act, no stop Order shall have been issued by the SEC and shall remain in effect with respect to the Registration Statement / Proxy Statement, and no Proceeding seeking such a stop Order shall have been threatened or initiated by the SEC and remain pending;

(d)            the STPC Class A Shares to be issued pursuant to this Agreement shall be listed on NYSE upon the Closing and shall otherwise satisfy the applicable listing requirements of the NYSE (including with respect to the minimum number of round lot holders);

(e)             the STPC Shareholder Approval shall have been obtained and remain in full force and effect;

(f)             the Required Company Shareholder Approval shall have been obtained and remain in full force and effect;

(g)            the Aggregate STPC Transaction Proceeds shall be greater than or equal to $225,000,000 (the “Minimum Cash Condition”); and

(h)            STPC shall have at least $5,000,001 of net tangible assets following the exercise of STPC Shareholder Redemption in accordance with STPC’s Governing Documents.

Section 6.2         Other Conditions to the Obligations of the STPC Parties. The obligations of the STPC Parties to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by STPC (on behalf of itself and the other STPC Parties) of the following further conditions:

(a)             (i) each of the Company Fundamental Representations (other than the representations and warranties set forth in Section 3.1(a) or Section 3.2(a)-Section 3.2(b)) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) in all material respects as of the date hereof and as of the Closing Date as though made on and as of the Closing Date, except to the extent that any such representation and warranty is made on and as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date, (ii) each of the representations and warranties set forth in Section 3.2(a)-Section 3.2(b) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein), in all but de minimis respects as of the date hereof and as of the Closing Date as though made on and as of the Closing Date, except to the extent that any such representation and warranty is made on and as of an earlier date, in which case such representation and warranty shall be true and correct in all but de minimis respects as of such earlier date, (iii) each of the representations and warranties set forth in Section 3.1(a), Section 3.3 and clause (a) of Section 3.8 shall be true and correct in all respects as of the date hereof and as of the Closing Date as though made on and as of the Closing Date, except to the extent that any such representation and warranty is made on and as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date, and (iv) each of the other representations and warranties of the Company set forth in Article 3 shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the date hereof and as of the Closing Date as though made on and as of the Closing Date, (A) except to the extent that any such representation and warranty is made on and as of an earlier date, in which case the same shall be true and correct in all respects as of such earlier date (subject to, for the avoidance of doubt, clause (B) of this Section 6.2(a)(iv)), and (B) except where the failure of such representations and warranties to be true and correct, taken as a whole, would not have a Company Material Adverse Effect;

(b)            the Company shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by the Company under this Agreement (including the Company Schedules) and each of the Ancillary Documents at or prior to the Closing;

(c)             since the date of this Agreement, no Company Material Adverse Effect shall have occurred which is continuing and uncured;

(d)            at or prior to the Closing, the Company shall have delivered, or caused to be delivered, to STPC the following documents:

(i)             certificates duly executed by an authorized officer of the Company, dated as of the Closing Date, to the effect that the conditions specified in Section 6.2(a), Section 6.2(b) and Section 6.2(c) are satisfied;

(ii)            applicable good standing certificates (or similar documents applicable for such jurisdictions) for the Company and each of its Subsidiaries certified as of a date no later than fifteen (15) days prior to the Closing Date from the proper Governmental Entity of its jurisdiction of organization;

(iii)          a copy of the Exchange Agent Agreement, duly executed by the Company and the Exchange Agent;

(iv)          a copy of the Investor Rights Agreement, duly executed by each of the Pre-Closing Holders party thereto;

(v)            a copy of the Earn Out Escrow Agreement, duly executed by the Holder Representative;

(vi)          evidence, in form and substance reasonably satisfactory to STPC, that all Subsidiary Equity Rights at any Subsidiary of the Company have been terminated; and

(e)             the Company Preferred Conversion shall have been effected in accordance with the terms of this Agreement and the Written Consent.

Section 6.3         Other Conditions to the Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by the Company of the following further conditions:

(a)             (i) each of the STPC Fundamental Representations (other than the representations and warranties set forth in Section 4.1, Section 4.7(a) and Section 4.7(d)) shall be true and correct (without giving effect to any limitation as to “materiality” or “STPC Material Adverse Effect” or any similar limitation set forth therein) in all material respects as of the date hereof and as of the Closing Date as though made on and as of the Closing Date, except to the extent that any such representation and warranty is made on and as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date, (ii) each of the representations and warranties set forth in Section 4.7(a) and Section 4.7(d) shall be true and correct (without giving effect to any limitation as to “materiality” or “STPC Material Adverse Effect” or any similar limitation set forth therein), in all but de minimis respects as of the date hereof and as of the Closing Date as though made on and as of the Closing Date, except to the extent that any such representation and warranty is made on and as of an earlier date, in which case such representation and warranty shall be true and correct in all but de minimis respects as of such earlier date, (iii) each of the representations and warranties set forth in Section 4.1 and Section 4.2 shall be true and correct in all respects as of the date hereof and as of the Closing Date as though made on and as of the Closing Date, except to the extent that any such representation and warranty is made on and as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date, and (iv) each of the other representations and warranties of STPC set forth in Article 4 shall be true and correct (without giving effect to any limitation as to “materiality” or “STPC Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the date hereof and as of the Closing Date as though made on and as of the Closing Date, (A) except to the extent that any such representation and warranty is made on and as of an earlier date, in which case the same shall be true and correct in all respects as of such earlier date (subject to, for the avoidance of doubt, clause (B) of this Section 6.3(a)(iv)), and (B) except where the failure of such representations and warranties to be true and correct, taken as a whole, would not have a STPC Material Adverse Effect;

(b)             the STPC Parties shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by them under this Agreement and each of the Ancillary Documents at or prior to the Closing;

(c)              there shall not have occurred any amendment or modification to the Sponsor Support Agreement, other than as consented to in writing by the Company after the date hereof; and

(d)              at or prior to the Closing, STPC shall have delivered, or caused to be delivered, the following documents to the Company:

(i)             a certificate duly executed by an authorized officer of STPC, dated as of the Closing Date, to the effect that the conditions specified in Section 6.3(a) and Section 6.3(b) are satisfied, in each case, in form and substance reasonably satisfactory to the Company;

(ii)            applicable good standing certificates (or similar documents applicable for such jurisdictions) for STPC and Merger Sub, each certified as of a date no later than fifteen (15) days prior to the Closing Date from the proper Governmental Entity of its jurisdiction of organization;

(iii)          a copy of the Exchange Agent Agreement, duly executed by STPC, Sponsor and the Exchange Agent;

(iv)          evidence that the Amended and Restated Charter of STPC in the form included in Exhibit J (or with such changes as may be reasonably approved by the Company and STPC) has been filed with the Secretary of State of Delaware;

(v)            a copy of the Earn Out Escrow Agreement, duly executed by STPC and Sponsor;

(vi)          a copy of the Investor Rights Agreement, duly executed by STPC and Sponsor; and

(vii)        a copy of any Lock-Up Agreements executed by Pre-Closing Holders after the date hereof pursuant to Section 5.21, each duly executed by STPC and Sponsor.

Section 6.4         Frustration of Conditions. Notwithstanding anything contained herein to the contrary, no Party may rely on the failure of any condition set forth in this Article 6 to be satisfied if such failure was primarily and directly caused by the failure of such Party or its Affiliates (or with respect to the Company, any Group Company’s) failure to comply with or perform any of its covenants or obligations set forth in this Agreement.

Article 7
TERMINATION

Section 7.1         Termination. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing:

(a)             by mutual written consent of STPC and the Company;

(b)             by STPC, if any of the representations or warranties set forth in Article 3 shall not be true and correct or if the Company has failed to perform any covenant or agreement on the part of the Company set forth in this Agreement or any Ancillary Document (including an obligation to consummate the Closing) such that the condition to Closing set forth in either Section 6.2(a) or Section 6.2(b) would not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) thirty days after written notice thereof is delivered to the Company, and (ii) the Termination Date; provided, however, that no STPC Party is then in breach of this Agreement so as to prevent the condition to Closing set forth in either Section 6.3(a) or Section 6.3(b) from being satisfied;

(c)              by the Company, if any of the representations or warranties set forth in Article 4 shall not be true and correct or if any STPC Party has failed to perform any covenant or agreement on the part of such applicable STPC Party set forth in this Agreement or any Ancillary Document (including an obligation to consummate the Closing) such that the condition to Closing set forth in either Section 6.3(a) or Section 6.3(b) would not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) thirty days after written notice thereof is delivered to STPC and (ii) the Termination Date; provided, however, that the Company is not then in breach of this Agreement so as to prevent the condition to Closing set forth in Section 6.2(a) or Section 6.2(b) from being satisfied;

(d)             by either STPC or the Company, if the transactions contemplated by this Agreement shall not have been consummated on or prior to February 28, 2022 (as may be extended by mutual written agreement of STPC and the Company or as otherwise provided herein, the “Termination Date”); provided that (i) the right to terminate this Agreement pursuant to this Section 7.1(d) shall not be available to STPC if any STPC Party’s breach of any of its covenants or obligations under this Agreement shall have proximately and primarily caused the failure to consummate the transactions contemplated by this Agreement on or before the Termination Date, and (ii) the right to terminate this Agreement pursuant to this Section 7.1(d) shall not be available to the Company if the Company’s breach of any of its covenants or obligations under this Agreement shall have proximately and primarily caused the failure to consummate the transactions contemplated by this Agreement on or before the Termination Date; provided, further, that the Termination Date shall be automatically extended for an additional two months to the extent there is any delay to the applicable waiting or review periods, or any extension thereof, by any Governmental Entity or NYSE (including any specific request from any Governmental Entity or NYSE to delay filings or for additional time to review the transactions contemplated hereby) that would, or would reasonably be expected to, have the effect of delaying, impeding, hindering or preventing the review of the transactions contemplated hereby and/or issuance of clearance or approval from such Governmental Entity to the extent required to satisfy the condition set forth in Section 6.1(b);

(e)             by either STPC or the Company, if any Governmental Entity shall have issued an Order or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement or any Ancillary Document and such Order or other action shall have become final and nonappealable;

(f)              by either STPC or the Company if the STPC Shareholders Meeting has been held (including any adjournment or postponement thereof), has concluded, STPC’s shareholders have duly voted, and the STPC Shareholder Approval was not obtained; or

(g)             by STPC if the Written Consent is not received by the Company within ten (10) Business Days after the Registration Statement / Proxy Statement is declared effective by the SEC.

Section 7.2         Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.1, this entire Agreement shall forthwith become void (and there shall be no liability or obligation on the part of the Parties and their respective Representatives) with the exception of (a) this Section 7.2, Article 8 and Article 1 (to the extent related to the foregoing), each of which shall survive such termination and remain valid and binding obligations of the Parties and (b) the Confidentiality Agreement, which shall survive such termination and remain a valid and binding obligation of the Parties thereto in accordance with its terms. Notwithstanding the foregoing, the termination of this Agreement pursuant to Section 7.1 shall not affect any liability on the part of any Party for a willful and material breach of any covenant or agreement set forth in this Agreement prior to such termination.

Article 8
MISCELLANEOUS

Section 8.1         Survival. None of the representations, warranties, covenants and agreements set forth in this Agreement shall survive the Closing, except for those covenants and agreements set forth in this Agreement that by their respective terms contemplate performance after the Closing and except for the representations and warranties set forth in Section 3.25, Section 3.26, Section 4.18 and Section 4.19.

Section 8.2         Entire Agreement; Assignment. This Agreement (together with the Ancillary Documents) constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. This Agreement may not be assigned by any Party (whether by operation of Law or otherwise) without the prior written consent of STPC (prior to the Closing) or Sponsor (after the Closing), on the one hand, and the Company, on the other hand. Any attempted assignment of this Agreement not in accordance with the terms of this Section 8.2 shall be void, ab initio.

Section 8.3         Amendment. This Agreement may be amended or modified only by a written agreement executed and delivered by duly authorized officers of STPC (prior to the Closing) or Sponsor (after the Closing), on the one hand, and the Company, on the other hand. This Agreement may not be modified or amended except as provided in the immediately preceding sentence and any purported amendment by any Party or Parties effected in a manner which does not comply with this Section 8.3 shall be void, ab initio.

Section 8.4         Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) when delivered in person, when delivered by e-mail (having obtained electronic delivery confirmation thereof), or when sent by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) to the other Parties as follows:

(a)            If to any STPC Party, prior to the Closing, or Sponsor, to:

c/o Star Peak Corp II
1603 Orrington Avenue, 13th Floor

Evanston, IL 60201
Attention:Tyson Taylor
E-mail:       info@starpeakcorp.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
609 Main St.

Houston, TX 77002
Attention:  William J. Benitez, P.C.
                     Matthew R. Pacey, P.C.
                     David Thompson
E-mail:       william.benitez@kirkland.com

                     matthew.pacey@kirkland.com

                     david.thompson@kirkland.com

(b)           If to the Company, to:

Benson Hill, Inc.

1001 N Warson Rd., Suite 200

St. Louis, MO 63132
Attention:Legal Department
E-mail: legal@bensonhill.com

with a copy (which shall not constitute notice) to:

Winston & Strawn LLP

35 W. Wacker Drive

Chicago, IL 60601

Attention: Jason D. Osborn

                     David Sakowitz

                     Christina T. Roupas

Email:         josborn@winston.com

                     dsakowitz@winston.com

                     croupas@winston.com

or to such other address as the Party to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

Section 8.5         Governing Law. This Agreement and all related Proceedings shall be governed by and construed in accordance with the internal Laws of the State of Delaware, without giving effect to any choice of Law or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware.

Section 8.6         Fees and Expenses. Except as otherwise set forth in this Agreement, all fees and expenses incurred in connection with this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, including the fees and disbursements of a Party’s Representatives, shall be paid by the Party incurring such fees or expenses; provided that, for the avoidance of doubt, (a) if this Agreement is terminated in accordance with its terms, the Company shall pay, or cause to be paid, all Company Expenses and STPC shall pay, or cause to be paid, all STPC Transaction Expenses, and (b) if the Closing occurs, then STPC shall pay, or cause to be paid, all Company Expenses and all STPC Transaction Expenses.

Section 8.7         Construction; Interpretation. The term “this Agreement” means this Agreement and Plan of Merger together with the Schedules and Exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. The headings set forth in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. No Party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any Party. Unless otherwise indicated to the contrary herein by the context or use thereof: (a) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole, including the Schedules and Exhibits, and not to any particular section, subsection, paragraph, subparagraph or clause set forth in this Agreement; (b) masculine gender shall also include the feminine and neutral genders, and vice versa; (c) words importing the singular shall also include the plural, and vice versa; (d) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”; (e) references to “$” or “dollar” or “US$” shall be references to United States dollars; (f) the word “or” is disjunctive but not necessarily exclusive; (g) the words “writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form; (h) the word “day” means calendar day unless Business Day is expressly specified; (i) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (j) all references to Articles, Sections, Exhibits or Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement; (k) the words “provided” or “made available” or words of similar import (regardless of whether capitalized or not) shall mean, when used with reference to documents or other materials required to be provided or made available to STPC, any documents or other materials posted to the electronic data room located at https://bensonhillvdr.securevdr.com under the project name “Project Better Future” as of 5:00 p.m., Central Time, at least one (1) Business Day prior to the date hereof; (l) all references to any Law will be to such Law as amended, supplemented or otherwise modified from time to time; (m) whenever the words “in the ordinary course of business”, “in the ordinary course” or words of similar import are used in this Agreement, they shall be deemed to be followed by the words “consistent with its past practice” and shall be construed to mean in the ordinary and usual course of normal day-to-day operations of the business of such Person consistent with its past practice; and (n) all references to any Contract (except for any such references in the Schedules) are to that Contract as amended or modified from time to time in accordance with the terms thereof (subject to any restrictions on amendments or modifications set forth in this Agreement). If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Section 8.8         Exhibits and Schedules. All Exhibits and Schedules, or documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement. The Schedules shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections set forth in this Agreement. The information and disclosures set forth in the Schedules that correspond to the section or subsections of Article 3 or 4 may not be limited to matters required to be disclosed in the Schedules, and any such additional information or disclosure is for informational purposes only and does not necessarily include other matters of a similar nature. The specification of any dollar amount in the representations, warranties or covenants set forth in this Agreement or the inclusion of any specific item in any Schedule is not intended to imply that such amounts, or higher or lower amounts or the items so included or other items, are or are not material or are within or outside of the ordinary course of business or consistent with past practice, and no Party shall use the fact of the setting of such amounts or the inclusion of any such item in any dispute or controversy as to whether any obligation, items or matter not described herein or included in a Schedule is or is not material for purposes of this Agreement. The information contained in this Agreement, in the Company Schedules or STPC Schedules and exhibits hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein will be deemed to be an admission by any party hereto to any third party of any matter whatsoever, including any violation of Law or breach of contract.

Section 8.9         Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, except for (a) from and after the Effective Time, the provisions of Article 2 (which shall be for the benefit of the Pre-Closing Holders to the extent necessary for such holders to receive the Total Merger Consideration due to such holders thereunder pursuant to the Allocation Schedule), (b) the provisions of Section 5.5 (which shall be for the benefit of the D&O Persons), (c) Section 8.13 (which shall be for the benefit of all Nonparty Affiliates), the provisions of Section 8.18 (which shall be for the benefit of W&S) and (d) the last sentence of this Section 8.9. Notwithstanding the foregoing, Sponsor shall be an express third-party beneficiary of Section 2.2(e), Section 2.2(f), Section 2.6, Section 5.4, Section 5.17, Section 7.2, Section 8.2, Section 8.3, Section 8.4, this Section 8.9 Section 8.13, Section 8.14, Section 8.19, and Section 8.20.

Section 8.10      Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable Law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable Law, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 8.11       Counterparts; Electronic Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. The words “execution,” “signed,” “signature,” and words of like import in this Agreement or in any other certificate, agreement or document related to this Agreement or the other Ancillary Documents shall include images of manually executed signatures transmitted by facsimile or other electronic format (including, “pdf”, “tif” or “jpg”) and other electronic signatures (including, DocuSign and AdobeSign). The use of electronic signatures and electronic records (including, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the Delaware Uniform Electronic Transactions Act and any other applicable law. Minor variations in the form of the signature page, including footers from earlier versions of this Agreement or any such other document, shall be disregarded in determining the party’s intent or the effectiveness of such signature.

Section 8.12       Knowledge of Company; Knowledge of STPC. For all purposes of this Agreement, the phrase “to the Company’s knowledge” and “known by the Company” and any derivations thereof shall mean as of the applicable date, the actual knowledge of the individuals set forth on Section 8.12(a) of the Company Schedules, assuming reasonable due inquiry and investigation. For all purposes of this Agreement, the phrase “to STPC’s knowledge” and “to the knowledge of STPC” and any derivations thereof shall mean as of the applicable date, the actual knowledge of the individuals set forth on Section 8.12(b) of the STPC Schedules, assuming reasonable due inquiry and investigation. For the avoidance of doubt, none of the individuals set forth on Section 8.12(a) of the Company Schedules or Section 8.12(b) of the STPC Schedules shall have any personal liability or obligations regarding such knowledge.

Section 8.13       No Recourse. All Proceedings, liabilities and causes of action (whether in contract or in tort, in Law or in equity or granted by statute) that may be based upon, be in respect of, arise under, out or by reason of, be connected with or relate in any manner to this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in this Agreement), may be made against only (and such representations and warranties are those solely of) the Persons that are expressly identified herein as Parties and their respective successors and permitted assigns. No Person who is not a Party, including any current, former or future director, officer, founder, employee, consultant, incorporator, member, partner, manager, shareholder, Affiliate, agent, attorney, representative, successor or assignee of, and any financial advisor to, any Party, or any current, former or future director, officer, employee, consultant, incorporator, member, partner, manager, shareholder, Affiliate, agent, attorney, representative, successor or assignee of, and any financial advisor to, any of the foregoing, and in the case of STPC, Sponsor (or any successor or assignee thereof) (each in their capacity as such, a “Nonparty Affiliate”), shall have any liability (whether in contract or in tort, in Law or in equity, or granted by statute) for any Proceedings, liabilities or causes of action arising under, out or by reason of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance or breach, and, to the maximum extent permitted by Law, each Party hereby waives and releases all such Proceedings, liabilities and causes of action against any such Nonparty Affiliates.

Section 8.14       Extension; Waiver. The Company may, prior to the Closing, (a) extend the time for the performance of any of the obligations or other acts of any STPC Party set forth herein, (b) waive any inaccuracies in the representations and warranties of any STPC Party set forth herein, or (c) waive compliance by any STPC Party with any of the agreements or conditions set forth herein. STPC may (prior to the Closing) and Sponsor may (after the Closing) (in either case, on behalf of itself, and any other STPC Party) (i) extend the time for the performance of any of the obligations or other acts of the Company set forth herein, (ii) waive any inaccuracies in the representations and warranties of the Pre-Closing Holder or the Company set forth herein, or (iii) waive compliance by the Company with any of the agreements or conditions set forth herein. Any agreement on the part of any Party or Sponsor to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Person. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any Party or Sponsor to assert any of its rights hereunder shall not constitute a waiver of such rights.

Section 8.15       Waiver of Jury Trial. THE PARTIES EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR UNDER ANY ANCILLARY DOCUMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY ANCILLARY DOCUMENT OR ANY OF THE TRANSACTIONS RELATED HERETO OR THERETO OR ANY FINANCING IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING IN RESPECT OF ANY ACTION AGAINST ANY FINANCING SOURCE (IF ANY), IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 8.16      Jurisdiction. Any Proceeding based upon, arising out of or related to this Agreement or the transactions contemplated hereby must be brought in the Court of Chancery of the State of Delaware (or, to the extent such Court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Proceeding, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Proceeding shall be heard and determined only in any such court, and agrees not to bring any Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence legal Proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Proceeding brought pursuant to this Section 8.16.

Section 8.17       Remedies. Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The failure on the part of any Party to exercise, and no delay in exercising, any right, power, or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power, or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power, or remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their respective obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the transactions contemplated by this Agreement) in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in each case without posting a bond or undertaking and without proof of damages and this being in addition to any other remedy to which they are entitled at Law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties have an adequate remedy at Law or an award of specific performance is not an appropriate remedy for any reason at Law or equity.

Section 8.18       Legal Representation. STPC hereby agrees on behalf of its directors, members, partners, officers, employees and Affiliates (including after the Closing, the Company), and each of their respective successors and assigns (all such parties, the “Waiving Parties”), that Winston & Strawn LLP (or any successor) (“W&S”) may represent the Pre-Closing Holders or any of their respective directors, members, partners, officers, employees or Affiliates (other than the Company) (collectively, the “Benson Hill Group”), in each case, in connection with any Proceeding or obligation arising out of or relating to this Agreement, any Ancillary Document or any of the transactions contemplated hereby or thereby, notwithstanding its representation (or any continued representation) of the Group Companies or other Waiving Parties, and each of STPC and the Company on behalf of itself and the Waiving Parties hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest, breach of duty or any other objection arising therefrom or relating thereto. STPC and the Company acknowledge that the foregoing provision applies whether or not W&S provides legal services to any Group Companies after the Closing Date. Each of STPC and the Company, for itself and the Waiving Parties, hereby further irrevocably acknowledges and agrees that all communications, written or oral, between any Group Company or any member of the Benson Hill Group and its counsel, including W&S, made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Proceeding arising out of or relating to, this Agreement, any Ancillary Document or the transactions contemplated hereby or thereby, or any matter relating to any of the foregoing, are privileged communications that do not pass to the Company notwithstanding the Merger, and instead survive, remain with and are controlled by the Benson Hill Group (the “Privileged Communications”), without any waiver thereof. STPC and the Company, together with any of their respective Affiliates, Subsidiaries, successors or assigns, agree that no Person may use or rely on any of the Privileged Communications, whether located in the records or email server of the Company or otherwise (including in the knowledge or the officers and employees of the Company), in any Proceeding against or involving any of the Parties after the Closing, and STPC and the Company agree not to assert that any privilege has been waived as to the Privileged Communications, whether located in the records or email server of the Company or otherwise (including in the knowledge of the officers and employees of the Company).

Section 8.19       Trust Account Waiver. Reference is made to the final prospectus of STPC, dated as of January 5, 2021, filed with the SEC (File No. 333-251488) on January 7, 2021 (the “Prospectus”). The Company acknowledges and agree and understand that STPC has established a trust account (the “Trust Account”) containing the proceeds of its initial public offering (the “IPO”) and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of STPC’s public shareholders (including overallotment shares acquired by STPC’s underwriters, the “Public Shareholders”), and STPC may disburse monies from the Trust Account only in the express circumstances described in the Prospectus. For and in consideration of STPC entering into this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company hereby agrees on behalf of itself and its Representatives that, notwithstanding anything to the contrary in this Agreement, none of the Company, any Pre-Closing Holder, or any of their respective Representatives does now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distribution therefrom to Public Shareholders or otherwise occurring prior to the Closing in accordance with the terms of the Trust Agreement, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Trust Account Released Claims”). The Company on his, her or its own behalf and on behalf of his, her or its respective Representatives hereby irrevocably waives any Trust Account Released Claims that such Person and his, her or its respective Representatives may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, or Contracts with STPC or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of any agreement with STPC or its Affiliates); provided, however, that STPC acknowledges and agrees that the foregoing shall not limit or prohibit any claims that the Company may have in the future pursuant to this Agreement or any Ancillary Document or related to the transactions contemplated hereby against STPC’s assets or funds that are not held in the Trust Account, including funds that have been released from the Trust Account to STPC upon the consummation of an initial business combination by STPC, and for the avoidance of doubt not including funds released to the Public Shareholders in respect of redemptions or to STPC’s underwriters for payment of their deferred discount from the IPO.

Section 8.20       Holder Representative.

(a)             Notwithstanding anything herein to the contrary, the Company shall use commercially reasonable efforts to appoint a Holder Representative prior to the Closing, on customary terms and conditions and enter into any Contract with such Holder Representative on customary terms and conditions. By consenting to this Agreement, executing a Letter of Transmittal or accepting any consideration as contemplated by Article 2, each Pre-Closing Holder appoints, authorizes and empowers the Holder Representative to act as a representative for the benefit of the Pre-Closing Holders, as the sole and exclusive agent and attorney-in-fact to act on behalf of each Pre-Closing Holder for purposes of Section 2.6 under this Agreement and the Ancillary Documents following the Closing. Without limiting the generality of the foregoing, the Holder Representative shall have the full power and authority to take any and all actions on behalf of the Pre-Closing Holders that is necessary, appropriate or desirable to carry out all of the duties, responsibilities and obligations of the Holder Representative under this Agreement and the Ancillary Documents, including the power and authority to: (i) interpret the terms and provisions of this Agreement and the documents to be executed and delivered in connection herewith; (ii) execute and deliver, and receive deliveries of, all agreements, certificates, statements, notices, approvals, extension, waivers, undertakings, and other documents required or permitted to be given in connection with Section 2.6 of this Agreement, (iii) receive service of process in connection with any claims made pursuant to Section 2.6 of this Agreement; (iv) make any calculations and determinations and settle any matters on behalf of all Pre-Closing Holders in connection with Section 2.6 of this Agreement, and in connection therewith issue notices and instructions to the Exchange Agent in accordance with the terms of the applicable Ancillary Documents; (v) assert or pursue on behalf of the Pre-Closing Holders any Proceeding or investigation against any of the other Parties, consenting to, compromising or settling any such Proceedings or investigations, conducting negotiations with any of the other Parties and their respective Representatives regarding such Proceeding or investigations pursuant to Section 2.6 of this Agreement, and, in connection therewith, to: (A) assert or institute any Proceeding or investigation; (B) file any proofs of debt, claims and petitions as the Holder Representative may deem advisable or necessary; and (C) file and prosecute appeals from any decision, judgment or award rendered in any such Proceeding or investigation; and (vi) to make, execute, acknowledge and deliver all such other statements, agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, stock powers, letters and other writings, and, in general, to do any and all things and to take any and all action that the Holder Representative, in its sole and absolute discretion, may consider necessary or proper or convenient in connection with or to carry out the transactions contemplated by Section 2.6 of this Agreement and all Ancillary Documents to which Holder Representative is party (including, for the avoidance of doubt, in connection with Article 2).

(b)             STPC, Sponsor, and any other Person may conclusively and absolutely rely, without inquiry, upon any action or decision of the Holder Representative in all matters referred to herein. STPC and Sponsor are entitled to deal exclusively with the Holder Representative on all matters arising under or in connection with Section 2.6 or this Section 8.20. Any action taken or not taken or decisions, communications or writings made, given or executed by the Holder Representative with respect to all such matters, for or on behalf of any Pre-Closing Holder, shall be deemed an action taken or not taken or decisions, communications or writings made, given or executed by such Pre-Closing Holder. Any notice or communication delivered to the Holder Representative pursuant to Section 2.6 or this Section 8.20 shall be deemed to have been delivered to all the Pre-Closing Holder. STPC and Sponsor shall be entitled to disregard any decisions, communications or writings made, given or executed by any Pre-Closing Holder in connection with any matter arising under or in connection with Section 2.6 or this Section 8.20, unless the same is made, given or executed by the Holder Representative.

(c)             The appointment of the Holder Representative as each Pre-Closing Holder’s attorney-in-fact revokes any power of attorney heretofore granted that authorized any other Person or Persons to act as agent and to represent such Pre-Closing Holder with regard to the matters contemplated by Section 2.6 or this Section 8.20. The grant of authority provided for herein (i) is coupled with an interest and shall be irrevocable and survive the death, incompetency, bankruptcy, or liquidation of any Pre-Closing Holder, and (ii) shall survive the consummation of transactions contemplated by this Agreement. Notwithstanding the foregoing, (A) the Holder Representative may be removed from its position by the Pre-Closing Holders holding a majority of the Company Stock outstanding as of immediately prior to the Effective Time by providing written notice to the then-serving Holder Representative and STPC (prior to the Closing) or Sponsor (after the Closing) and (B) the Holder Representative may resign as the Holder Representative at any time by providing written notice to STPC (prior to the Closing) or Sponsor (after the Closing), which resignation shall become effective upon appointment of a successor Holder Representative. Any vacancy of the Holder Representative (whether resulting from resignation, death or removal) shall be filled by a successor Holder Representative appointed by the Pre-Closing Holders holding a majority of the Company Stock outstanding as of immediately prior to the Effective Time; provided that such successor Holder Representative must be reasonably acceptable to STPC (prior to the Closing) or Sponsor (after the Closing). All power, authority, rights, privileges, and obligations conferred in this Agreement to the Holder Representative shall apply to any such successor Holder Representative.

(d)             Following the Closing, the Holder Representative shall be reimbursed by STPC for any and all reasonable and documented expenses, disbursements, costs and advances incurred by the Holder Representative in his capacity as such.

(e)              The Holder Representative shall not be liable for any action taken, suffered or omitted to be taken by it in good faith except to the extent that a final adjudication of a court of competent jurisdiction determines that the Holder Representative’s gross negligence or willful misconduct was the cause of any loss to the Pre-Closing Holders. The Pre-Closing Holders shall indemnify and hold the Holder Representative harmless from and against, and the Holder Representative shall not be responsible for, any losses arising out of or attributable to the Holder Representative’s duties under this Agreement or this appointment, except to the extent that such losses are determined by a court of competent jurisdiction to be a result of the Holder Representative’s own gross negligence or willful misconduct (as determined by final adjudication of a court of competent jurisdiction).

(f)              The Holder Representative hereby represents and warrants on behalf of itself to each STPC Party as of the date hereof and as of the Closing Date, as follows:

(i)             The Holder Representative has the requisite capacity, power and authority to execute and deliver this Agreement and each of the Ancillary Documents to which it is or will be a party, to perform his obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby.

(ii)            The execution and delivery of this Agreement, the Ancillary Documents to which the Holder Representative is or will be a party and the consummation of the transactions contemplated hereby and thereby have been (or, in the case of any Ancillary Document entered into after the date of this Agreement, will be upon execution thereof) duly authorized by all necessary action on the part of the Holder Representative. This Agreement and each Ancillary Document to which the Holder Representative is or will be a party has been or will be upon execution thereof, duly and validly executed and delivered by the Holder Representative and constitutes or will constitute, upon execution and delivery thereof, as applicable, a valid, legal and binding agreement of the Holder Representative, enforceable against the Holder Representative in accordance with their terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

(iii)          The Holder Representative has the sole power, authority and control of the Pre-Closing Holders with respect to the matters relating to this Agreement and the Ancillary Documents, including as contemplated in Section 8.20(a), and in general to do all other things and to perform all other acts, including executing and delivering all agreements, certificates, receipts, instructions, and other instruments, contemplated by, or deemed advisable in connection with, this Agreement or any Ancillary Document, in each case on behalf of a Pre-Closing Holder.

(g)             The Holder Representative shall execute an instrument in form and substantace reasonably satisfactory to STPC and the Company agreeing to bound by the terms of Section 2.6 and this Section 8.20; provided that the Parties agree that any provisions in this Section 8.20 may be amended to reflect any reasonable and customary comments by the Holder Representative once such Person has been appointed, and such Parties shall not unreasonably withhold consent to an amendment necessary to reflect any such comments.

* * * * *

IN WITNESS WHEREOF, each of the Parties has caused this Agreement and Plan of Merger to be duly executed on its behalf as of the day and year first above written.

STAR PEAK CORP II

By:	/s/ Eric Scheyer
Name:	Eric Scheyer
Title:	Chief Executive Officer

STPC II MERGER SUB CORP.

By:	/s/ Eric Scheyer
Name:	Eric Scheyer
Title:	Chief Executive Officer

Signature page to Agreement and Plan of Merger

BENSON HILL, INC.

By:	/s/ Matthew Crisp
Name:	Matthew Crisp
Title:	Chief Executive Officer

Signature page to Agreement and Plan of Merger

EXHIBIT A

Form of Support Agreement

(see attached)

Exhibit A to Agreement and Plan of Merger

EXHIBIT B

Form of Lock-Up Agreement

(see attached)

Exhibit B to Agreement and Plan of Merger

EXHIBIT C

Form of Investor Rights Agreement

(see attached)

Exhibit C to Agreement and Plan of Merger

EXHIBIT D

Form of SPONSOR SUPPORT Agreement

(see attached)

Exhibit D to Agreement and Plan of Merger

EXHIBIT E

Form of Written Consent — Pre-Closing Holders

(see attached)

Exhibit E to Agreement and Plan of Merger

EXHIBIT F

Form of LETTER OF TRANSMITTAL

(see attached)

Exhibit F to Agreement and Plan of Merger

EXHIBIT G

Form of Certificate of Merger

(see attached)

Exhibit G to Agreement and Plan of Merger

EXHIBIT H

EXECUTED SUBSCRIPTION AGREEMENTS

(see attached)

Exhibit H to Agreement and Plan of Merger

EXHIBIT I

FORM OF NEW INCENTIVE PLAN

(see attached)

Exhibit I to Agreement and Plan of Merger

EXHIBIT J

Form of Governing Documents of STPC

(see attached)

Exhibit J to Agreement and Plan of Merger

EXHIBIT K

Form of EARN OUT ESCROW AGREEMENT

(see attached)

Exhibit K to Agreement and Plan of Merger